Exhibit 99.2
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re	)	Chapter 11
)
DURA AUTOMOTIVE SYSTEMS, INC., et al.,	)	Case No. 06-11202 (KJC)
)
)
	)	Jointly Administered
Debtors.	)

DISCLOSURE STATEMENT FOR THE DEBTORS’ JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE IMPORTANT DATES

•	Voting Record Date: [ ]

•	Voting Deadline by which Ballots must be received: [___], 2007, at 5:00 p.m. (P.T.)

•	Voting Deadline by which Master Ballots must be received: [___], 2007, at 5:00 p.m. (P.T.)

•	Deadline by which to file and serve objections to Confirmation of the Plan: [___], 2007, at 4:00 p.m. (E.T.)

•	Hearing on Confirmation of the Plan: [___], 2007, at ___:___m. (E.T.)

KIRKLAND & ELLIS LLP	RICHARDS, LAYTON & FINGER, P.A.
Marc Kieselstein, P.C. (admitted pro hac vice)	Daniel J. DeFranceschi (Bar No. 2732)
Paul M. Basta (admitted pro hac vice)	Jason M. Madron (Bar No. 4431)
Roger J. Higgins (admitted pro hac vice)	One Rodney Square
200 East Randolph Drive	920 North King Street
Chicago, Illinois 60601	Wilmington, DE 19801
Counsel for the Debtors and Debtors-in-Possession
Dated: August 22, 2007

THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS [                    ], 2007, UNLESS THE DEBTORS EXTEND THE DEADLINE PRIOR TO THE VOTING DEADLINE. TO BE COUNTED, YOUR BALLOT OR MASTER BALLOT MUST BE RECEIVED BY THE DEBTOR’S CLAIMS AND SOLICITATION AGENT BEFORE THE VOTING DEADLINE.
     THIS DISCLOSURE STATEMENT IS NOT A SOLICITATION OF ACCEPTANCE OF THE JOINT PLAN OF REORGANIZATION ANNEXED HERETO. ACCEPTANCES OF THE PLAN MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT IS APPROVED BY THE BANKRUPTCY COURT. THE DEBTORS ARE SUBMITTING THIS DISCLOSURE STATEMENT FOR APPROVAL BUT IT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.

PLEASE READ THIS IMPORTANT INFORMATION
     THE BANKRUPTCY CODE REQUIRES THAT THE PARTY PROPOSING A CHAPTER 11 PLAN OF REORGANIZATION PREPARE AND FILE A DOCUMENT WITH THE BANKRUPTCY COURT CALLED A “DISCLOSURE STATEMENT.” THIS DOCUMENT IS THE DISCLOSURE STATEMENT FOR THE PLAN. THE DISCLOSURE STATEMENT INCLUDES CERTAIN EXHIBITS, EACH OF WHICH ARE INCORPORATED HEREIN BY REFERENCE.
     THE DEBTORS ARE MAKING THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF, UNLESS OTHERWISE SPECIFIED. HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT THE PLAN MUST RELY ON THEIR OWN EVALUATION OF THE DEBTORS AND THEIR OWN ANALYSIS OF THE TERMS OF THE PLAN, INCLUDING, BUT NOT LIMITED TO, ANY RISK FACTORS CITED HEREIN, IN DECIDING WHETHER TO VOTE TO ACCEPT THE PLAN. SEE ARTICLE XVIII OF THIS DISCLOSURE STATEMENT—”CERTAIN RISK FACTORS AFFECTING THE DEBTORS” FOR A DISCUSSION OF VARIOUS FACTORS TO BE CONSIDERED IN DECIDING WHETHER TO ACCEPT THE PLAN.
     CLAIMS HOLDERS MAY NOT RELY ON THIS DISCLOSURE STATEMENT FOR, AND THIS DISCLOSURE STATEMENT DOES NOT PROVIDE, ANY LEGAL, FINANCIAL, SECURITIES, TAX OR BUSINESS ADVICE. THE DEBTORS URGE EACH HOLDER OF A CLAIM TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY SUCH LEGAL, FINANCIAL, SECURITIES, TAX OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN AND EACH OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. FURTHERMORE, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF DISCLOSURE CONTAINED IN THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE MERITS OF THE PLAN.
     THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE, AND MAY NOT BE CONSTRUED AS, AN ADMISSION OF FACT, LIABILITY, STIPULATION OR WAIVER.
     NO PARTY IS AUTHORIZED TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT. HOLDERS OF CLAIMS SHOULD NOT RELY UPON ANY INFORMATION, REPRESENTATIONS OR INDUCEMENTS MADE TO OBTAIN ACCEPTANCE OF THE PLAN THAT ARE OTHER THAN, OR INCONSISTENT WITH, THE INFORMATION CONTAINED HEREIN AND IN THE PLAN.
     THE SECURITIES DESCRIBED HEREIN WILL BE ISSUED TO CREDITORS WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY SIMILAR FEDERAL, STATE OR LOCAL LAW, BUT WILL GENERALLY BE IN RELIANCE ON THE EXEMPTIONS SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE TO THE EXTENT APPLICABLE.
     THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THIS DISCLOSURE STATEMENT, NOR HAS IT PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.
     THE DEBTORS PREPARED THE FINANCIAL PROJECTIONS PROVIDED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THE DEBTORS HAVE PRESENTED THESE FINANCIAL PROJECTIONS WITH NUMERICAL SPECIFICITY, THEY HAVE NECESSARILY BASED THE PROJECTIONS ON A VARIETY OF ESTIMATES AND ASSUMPTIONS THAT, ALTHOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH WILL BE BEYOND THE DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT THEY CANNOT MAKE ANY REPRESENTATIONS AS TO THE ACCURACY OF THESE FINANCIAL PROJECTIONS NOR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT

MATERIALIZE. FURTHERMORE, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE FINANCIAL PROJECTIONS WERE PREPARED MAY DIFFER FROM ANY ASSUMED FACTS AND CIRCUMSTANCES. MOREOVER, UNANTICIPATED EVENTS AND CIRCUMSTANCES MAY COME TO PASS, AND MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR SOME OTHER ASSURANCE OF ACTUAL RESULTS.
     THE DEBTORS’ MANAGEMENT HAS ALSO REVIEWED THE OTHER FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THE DEBTORS HAVE USED THEIR BEST EFFORTS TO ENSURE ITS ACCURACY. PLEASE NOTE THAT, THE FINANCIAL INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS DISCLOSURE STATEMENT, OTHER THAN THE FINANCIAL STATEMENTS INCLUDED IN THE DEBTORS’ ANNUAL REPORT, HAS NOT BEEN AUDITED.
     THIS DISCLOSURE STATEMENT SUMMARIZES CERTAIN PROVISIONS OF THE PLAN, CERTAIN OTHER DOCUMENTS, AS WELL AS CERTAIN FINANCIAL INFORMATION AND PROJECTIONS DISCUSSED ABOVE. THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE. IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION CONTAINED IN THIS DISCLOSURE STATEMENT OR FINANCIAL INFORMATION INCORPORATED HEREIN BY REFERENCE, AND THE TERMS AND PROVISIONS OF THE PLAN OR THE OTHER DOCUMENTS REFERENCED HEREIN, THE PLAN SHALL GOVERN FOR ALL PURPOSES.
     THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT SOLELY FOR PURPOSES OF INFORMING HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN OR TO OBJECT TO CONFIRMATION. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE USED BY ANY PERSON FOR ANY OTHER PURPOSE.
     ALL EXHIBITS TO THIS DISCLOSURE STATEMENT ARE INCORPORATED INTO AND MADE A PART OF THIS DISCLOSURE STATEMENT AS IF SET FORTH IN FULL HEREIN.

TABLE OF CONTENTS

GLOSSARY OF KEY TERMS	i

SUMMARY	ix

I. BACKGROUND	1

A. OVERVIEW OF THE COMPANY’S BUSINESSES	1

B. SUMMARY OF PREPETITION INDEBTEDNESS	5

II. EVENTS LEADING TO THE CHAPTER 11 CASES	9

A. DETERIORATING CONDITIONS IN AUTOMOTIVE SECTOR	9

B. THE DEBTORS’ DETERIORATING FINANCIAL CONDITION	10

C. THE COMPANY’S PREPETITION OPERATIONAL RESTRUCTURING EFFORTS	11

D. IMPACT OF LIQUIDITY CONSTRAINTS	12

III. THE CHAPTER 11 CASES	13

A. OVERVIEW OF CHAPTER 11	13

B. ADMINISTRATION OF THE CHAPTER 11 CASES	13

C. CANADIAN PROCEEDINGS	23

D. APPOINTMENT OF THE CREDITORS’ COMMITTEE	24

E. CLAIMS BAR DATE	24

F. EQUITY RIGHTS OFFERING	25

G. EXCLUSIVITY	27

IV. SUMMARY OF THE JOINT PLAN OF REORGANIZATION	28

A. THE PURPOSE OF THE PLAN	28

B. LIMITED SUBSTANTIVE CONSOLIDATION	29

C. ADMINISTRATIVE AND PRIORITY CLAIMS	32

V. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS	33

A. SUMMARY	33

B. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS	33

C. SUBORDINATION	36

D. SPECIAL PROVISION GOVERNING UNIMPAIRED CLAIMS	38

E. NON-CONSENSUAL CONFIRMATION	38

VI. MEANS FOR IMPLEMENTATION OF THE PLAN	38

A. CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED DEBTORS	38

B. TREATMENT OF INTERCOMPANY CLAIMS	38

C. CANCELLATION OF SENIOR NOTES, SUBORDINATED NOTES, CONVERTIBLE SUBORDINATED DEBENTURES, AND EQUITY INTERESTS	38

D. ISSUANCE OF NEW SECURITIES	39

E. CREATION OF RETAINED PROFESSIONAL ESCROW ACCOUNT	39

F. CORPORATE GOVERNANCE, DIRECTORS AND OFFICERS, AND CORPORATE ACTION	39

G. RIGHTS OFFERING, ALTERNATIVE TRANSACTIONS, AND EXIT FINANCING	40

VII. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	40

A. ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	40

B. CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES	41

C. CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES ASSUMED PURSUANT TO THE PLAN	41

D. INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES	41

E. ASSUMPTION OF D&O INSURANCE POLICIES; TAIL COVERAGE	41

F. COMPENSATION AND BENEFIT PROGRAMS; CHANGE IN CONTROL AGREEMENTS	41

G. COLLECTIVE BARGAINING AGREEMENTS	42

H. WORKERS’ COMPENSATION PROGRAMS	42

VIII. PROVISIONS GOVERNING DISTRIBUTIONS	43

A. DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE	43

B. DELIVERY OF DISTRIBUTIONS	43

C. TIMING OF DISTRIBUTIONS	44

D. MINIMUM DISTRIBUTION	44

E. SETOFFS	44

IX. PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS OR EQUITY INTERESTS	44

A. RESOLUTION OF DISPUTED CLAIMS	44

B. CLAIMS ALLOWANCE	45

C. ALLOWED CLAIMS	45

X. CONDITIONS PRECEDENT TO EFFECTIVE DATE OF THE PLAN	45

A. CONDITIONS PRECEDENT TO EFFECTIVE DATE OF THE PLAN	45

B. WAIVER OF CONDITIONS	46

C. NON OCCURRENCE OF CONDITIONS	46

XI. RELEASE, INJUNCTIVE AND RELATED PROVISIONS	46

A. COMPROMISE AND SETTLEMENT	46

B. RELEASES	46

C. EXCULPATION	47

D. PRESERVATION OF RIGHTS OF ACTION	48

E. DISCHARGE OF CLAIMS AND TERMINATION OF EQUITY INTERESTS	49

F. INJUNCTION	49

XII. RETENTION OF JURISDICTION	50

XIII. MISCELLANEOUS PROVISIONS	51

A. EFFECTUATING DOCUMENTS, FURTHER TRANSACTIONS AND CORPORATE ACTION	51

B. DISSOLUTION OF CREDITORS’ COMMITTEE	51

C. POST-CONFIRMATION, PRE-EFFECTIVE DATE PROFESSIONALS’ FEES AND FINAL FEE APPLICATIONS	51

D. PAYMENT OF STATUTORY FEES	51

E. MODIFICATION OF PLAN	52

F. REVOCATION OF PLAN	52

G. SUCCESSORS AND ASSIGNS	52

H. GOVERNING LAW	52

I. RESERVATION OF RIGHTS	52

J. SECTION 1145 EXEMPTION	52

K. SECTION 1146 EXEMPTION	53

L. SECTION 1125(E) GOOD FAITH COMPLIANCE	53

M. FURTHER ASSURANCES	53

N. FILING OF ADDITIONAL DOCUMENTS	53

O. NO STAY OF CONFIRMATION ORDER	53

P. AID AND RECOGNITION	53

XIV. SUMMARY OF EXIT FINANCING AND SECURITIES TO BE ISSUED IN CONNECTION WITH THE PLAN	53

A. EXIT CREDIT FACILITY	53

B. DESCRIPTION OF THE SECURITIES TO BE ISSUED	54

XV. VOTING PROCEDURES	54

A. SOLICITATION PACKAGE	54

B. VOTING INSTRUCTIONS	55

C. RIGHTS OFFERING SUBSCRIPTION	59

D. VOTING TABULATION	59

XVI. VALUATION ANALYSIS AND FINANCIAL PROJECTIONS	61

A. VALUATION OF THE REORGANIZED DEBTORS	61

B. FINANCIAL PROJECTIONS	63

XVII. CONFIRMATION PROCEDURES	65

A. THE CONFIRMATION HEARING	65

B. STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN	65

C. IDENTITY OF PERSONS TO CONTACT FOR MORE INFORMATION	68

XVIII. CERTAIN RISK FACTORS AFFECTING THE DEBTORS	68

A. CERTAIN BANKRUPTCY LAW CONSIDERATIONS	68

B. FINANCIAL INFORMATION; DISCLAIMER	69

C. FACTORS AFFECTING THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE PLAN	70

D. RISK FACTORS ASSOCIATED WITH THE DEBTORS’ BUSINESSES	72

E. FACTORS AFFECTING THE REORGANIZED DEBTORS	77

XIX. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN	84

A. LIQUIDATION UNDER CHAPTER 7	84

B. ALTERNATIVE PLAN OF REORGANIZATION	84

XX. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES	85

A. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS AND THE REORGANIZED DEBTORS	85

B. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF CLASS 1 AND CLASS 2 CLAIMS	87

C. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF CLASS 3 AND CLASS 5 CLAIMS	87

D. ACCRUED INTEREST	88

E. MARKET DISCOUNT	88

XXI. CONCLUSION AND RECOMMENDATION	89

EXHIBITS

Exhibit A	-	The Debtors’ Joint Plan of Reorganization
Exhibit B	-	Organizational Chart of Dura Automotive Systems, Inc. and Affiliate Debtors as of the Petition Date
Exhibit C	-	Amended Backstop Rights Purchase Agreement dated August 13, 2007
Exhibit D	-	Forms of Letters of the Debtors to Holders of Senior Notes Claims and Other General Unsecured Claims
Exhibit E	-	Extract of Subordinated Notes Indentures
Exhibit F	-	Extract of Convertible Subordinated Indenture
Exhibit G	-	Canadian Order dated November 1, 2006, issued by the Ontario Superior Court of Justice
Exhibit H	-	Financial Projections
Exhibit I	-	Liquidation Analysis
Exhibit J	-	Stockholders’ Agreement Term Sheet

GLOSSARY OF KEY TERMS

*Please refer to this Glossary for definitions of most of the terms used in this Disclosure Statement. Some terms that are used only in a specific section may be defined in that section.

Administrative Claim	Any Claim that has been timely filed, pursuant to the deadline and procedure set forth in the Confirmation Order (except as otherwise provided by a separate order of the Bankruptcy Court), for costs and expenses of administration under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including, but not limited to: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); (b) Accrued Professional Compensation (as that term is defined in the Plan); (c) all fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911 1930; and (d) fees and expenses payable prior to entry of the Confirmation Order under the Backstop Rights Purchase Agreement and Exit Credit Facility.

Allowed	Any Claim or Equity Interest, except as otherwise provided herein: (a) a Claim or Equity Interest that has been scheduled by the Debtors in their schedules of liabilities as other than disputed, contingent or unliquidated and as to which Debtors or other party in interest has not filed an objection by the Claims Objection Bar Date; (b) a Claim or Equity Interest that either is not a disputed Claim or Equity Interest or has been allowed by a final order of the Bankruptcy Court; (c) a Claim or Equity Interest that is allowed: (i) in any stipulation of amount and nature of Claim executed prior to the entry of the Confirmation Order and approved by the Bankruptcy Court; (ii) in any stipulation with Debtors of amount and nature of Claim or Equity Interest executed on or after the entry of the Confirmation Order; or (iii) in or pursuant to any contract, instrument, indenture or other agreement entered into or assumed in connection herewith; (d) a Claim or Equity Interest that is allowed pursuant to the terms hereof; or (e) a disputed Claim as to which a proof of claim has been timely filed and as to which no objection has been filed by the Claims Objection Bar Date.

Atwood	The Company’s Atwood Mobile Products Segment, headquartered in Elkhart, Indiana.

Backstop Party	Pacificor, LLC.

Backstop Rights Purchase Agreement	The Amended Backstop Rights Purchase Agreement, dated as of August 13, 2007, by and among Dura Automotive Systems, Inc., and the Backstop Party, pursuant to which the Backstop Party has agreed to purchase all Rights Offering Shares that are not purchased by holders of Senior Notes Claims as part of the Rights Offering [Docket No. 1611].

Ballot	The ballots (or “Master Ballots” as the case may be) accompanying the Disclosure Statement upon which holders of Claims entitled to vote shall, among other things, indicate their acceptance or rejection of the Plan in accordance with the Plan and the voting instructions, and which must be actually received on or before the Voting Deadline.

Bankruptcy Code	Title I of the Bankruptcy Reform Act of 1978, as amended from time to time, as set forth in sections 101 et seq. of title 11 of the United States Code, and applicable portions of titles 18 and 28 of the United States Code.

Bankruptcy Court	The United States District Court for the District of Delaware, having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code and/or the General Order of the District Court pursuant to section 151 of title 28 of the United States Code, the United States Bankruptcy Court for the District of Delaware.

Bankruptcy Rules	The Federal Rules of Bankruptcy Procedure, promulgated under 28 U.S.C. § 2075, the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware, the Local Rules of Civil Practice and Procedure of the United States District Court for the District of Delaware, and general orders and chambers procedures of the Bankruptcy Court, each as applicable to the Chapter 11 Cases and as amended from time to time.

Business Day	Any day, other than a Saturday, Sunday or “legal holiday” (as that term is defined in Fed.R.Bankr.P. 9006(a)).

Canadian Information Officer	RSM Richter Inc., as information officer in the Canadian Proceedings, which provides the Ontario Superior Court of Justice with updates on material activities in the Chapter 11 Cases.

Canadian Proceedings	Those proceedings commenced when the Debtors filed for creditor protection under the Companies’ Creditors Arrangement Act, as amended, in the Ontario Superior Court of Justice on the Petition Date, administered under commercial court file number 06 CL 6712.

Canadian Recognition Order	An order in the Canadian Proceedings recognizing and giving full effect to the Plan.

Chapter 11 Cases	Cases that commenced when the Debtors each filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on the Petition Date, jointly administered under case number 06-11202 (KJC), with the following case numbers: 06-11202, 06-11203, 06-11204, 06-11205, 06-11206, 06-11207, 06-11208, 06-11209, 06-11210, 06-11211, 06-11212, 06-11213, 06-11214,
06-11215, 06-11216, 06-11217, 06-11218, 06-11219, 06-11220, 06-11221,
06-11222, 06-11223, 06-11224, 06-11225, 06-11226, 06-11227, 06-11228,
06-11229, 06-11230, 06-11231, 06-11232, 06-11233, 06-11234, 06-11235,
06-11236, 06-11237, 06-11238, 06-11239, 06-11240, 06-11241, 06-11242 and 06-11243.

Claim	Any “claim” (as that term is defined in section 101(5) of the Bankruptcy Code) against a Debtor.

Claims Objection Bar Date	The bar date for objecting to proofs of claim, which shall be one year after the Effective Date, provided, however, that the Reorganized Debtors may seek additional extensions of this date from the Bankruptcy Court.

Company	Dura Automotive Systems, Inc., Dura Operating Corporation, and their Debtor and non-Debtor subsidiaries.

Compensation and Benefit Programs	All employment and severance agreements and policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, former employees, retirees and non employee directors and the employees, former employees and retirees of their subsidiaries, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit agreements and plans, incentive plans, deferred compensation plans and life, accidental death and dismemberment insurance plans.

Confirmation Order	The order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

Convertible Subordinated Debentures	Those 7.5% convertible subordinated debentures due March 31, 2028, issued pursuant to the Convertible Subordinated Indenture by Dura Automotive Systems, Inc.

Convertible Subordinated Debentures Claim	Any claim arising from or, incurred pursuant to, the Convertible Subordinated Debentures.

Convertible Subordinated Indenture	That Junior Convertible Subordinated Indenture, dated as of March 20, 1998, by and among Dura Automotive Systems, Inc. (as issuer), and The First National Bank of Chicago (as trustee), as amended, supplemented or otherwise modified from time to time through the Petition Date.

Convertible Trust Guarantees	Collectively: (a) that certain Guarantee Agreement relating to the preferred securities issued by Dura Automotive Systems Capital Trust, by and among Dura Automotive Systems, Inc. (as guarantor), and The First National Bank of Chicago (as guarantee trustee), dated March 20, 1998; and (b) that certain Guarantee Agreement relating to the common securities issued by Dura Automotive Systems Capital Trust, by and among Dura Automotive Systems, Inc. (as guarantor), and The First National Bank of Chicago (as guarantee trustee), dated March 20, 1998.

Convertible Trust Securities	The securities representing undivided beneficial interests in the assets of Dura Automotive Systems Capital Trust, issued pursuant to that certain Amended and Restated Trust Agreement, dated as of March 20, 1998, by and among Dura Automotive Systems, Inc. (as depositor), The First National Bank of Chicago (as property trustee), First Chicago Delaware Inc. (as Delaware trustee), and certain administrative trustees.

Creditors’ Committee	The statutory committee of unsecured creditors appointed in the Debtors’ Chapter 11 Cases, as constituted from time to time.

Debtors or Debtors-in-Possession	Collectively, Adwest Electronics Inc., Atwood Automotive, Inc., Atwood Mobile Products, Inc., Automotive Aviation Partners, LLC, Creation Group Holdings, Inc., Creation Group Transportation, Inc., Creation Group, Inc., Creation Windows, Inc., Creation Windows, LLC, Dura Aircraft Operating Company, LLC, Dura Automotive Canada ULC, Dura Automotive Systems (Canada), Ltd., Dura Automotive Systems Cable Operations, Inc., Dura Automotive Systems, Inc., Dura Automotive Systems of Indiana, Inc., Dura Brake Systems, L.L.C., Dura Cables North LLC, Dura Cables South LLC, Dura Canada LP, Dura Fremont L.L.C., Dura Gladwin L.L.C., Dura Global Technologies, Inc., Dura G.P., Dura Holdings Canada LP, Dura Holdings ULC, Dura Mancelona L.L.C., Dura Ontario, Inc., Dura Operating Canada LP, Dura Operating Corp., Dura Services L.L.C., Dura Shifter L.L.C., Dura Spicebright, Inc., Kemberly, Inc., Kemberly, LLC, Mark I Molded Plastics of Tennessee, Inc., Patent Licensing Clearinghouse L.L.C., Spec Temp, Inc., Trident Automotive Canada Co., Trident Automotive, L.L.C., Trident Automotive, L.P., Trident Automotive Limited, and Universal Tool & Stamping Company, Inc.

DIP Amendments	Amendments negotiated between the Debtors and the senior secured Postpetition Lenders to amend certain covenants in the DIP Facility.

DIP Facility	The $300 million debtor-in-possession credit facility, which includes a $185 million Senior Secured Super-Priority Debtor-In-Possession Term Loan and Guaranty Agreement, dated as of October 31, 2006, and a $115 million Senior Secured Super-Priority Debtor-in-Possession Revolving Credit and Guaranty Agreement, dated as of November 30, 2006, and as amended.

DIP Facility Claim	Any Claim arising from, or incurred pursuant to, the DIP Facility.

DIP Lenders	Collectively, General Electric Capital Corporation as agent for itself and its syndicate of lenders, Goldman Sachs Credit Partners L.P., as administrative agent, collateral agent, sole bookrunner, joint lead arranger and syndication agent for itself and its syndicate of lenders, and Barclays Capital (the investment banking division of Barclays Bank, PLC) as joint lead arranger and documentation agent for itself, and Bank of America as issuing bank and credit linked deposit bank.

Disclosure Statement	This document, together with annexed exhibits.

Distribution Shares	The number of shares of New Common Stock to be issued on the Effective Date or reserved for issuance as of the Effective Date (subject to dilution by the issuance, if any, of New Common Stock pursuant to the Management Equity Program after the Effective Date), the number of which shall equal the quotient of: (a) the estimated mid-point equity value of the Reorganized Debtors as of an assumed Effective Date of November 1, 2007, based upon information available to and analyses undertaken by Miller Buckfire & Co., LLC, as of August 2007; divided by (b) the New Common Stock Price.

EBITDA	Earnings before interest, taxes, depreciation and amortization.

Effective Date	The date selected by the Debtors that is a Business Day after the entry of the Confirmation Order on which: (a) no stay of the Confirmation Order is in effect; and (b) all conditions specified in Article VIII.A have been (i) satisfied or (ii) waived pursuant to Article VIII.B of the Plan.

Entity	An “entity” (as that term is defined in section 101(15) of the Bankruptcy Code).

Equity Interest	Any equity interest in a Debtor that existed immediately prior to the Petition Date, including, but not limited to: (a) any common equity interest in a Debtor that existed immediately prior to the Petition Date, including, but not limited to, all issued, unissued, authorized or outstanding shares of common stock, together with any warrants, options or legal, contractual or equitable rights to purchase or acquire such interests at any time; and (b) any preferred equity interest in a Debtor that existed immediately prior to the Petition Date, including, but not limited to, all issued, unissued, authorized or outstanding shares of preferred stock, together with any warrants, options or legal, contractual or equitable rights to purchase or acquire such interests.

Exit Credit Facility	The credit facility or facilities to be entered into by the Reorganized Debtors on the Effective Date.

Final DIP Order	The order authorizing the Debtors to enter into the DIP Facility, entered by the Bankruptcy Court on November 21, 2006 [Docket No. 284].

First Lien Lenders	Collectively, “Prepetition First Priority Agents” and “Prepetition First Priority Lenders” (as those terms are defined in the Final DIP Order).

First Lien Obligations	The Debtors’ rights and obligations arising out of the First Lien Revolver.

First Lien Revolver	The Debtors’ five-year asset-based revolving credit facility of $175 million governed by the Fifth Amended and Restated Credit Agreement, dated as of May 3, 2005, with the First Lien Lenders.

General Bar Date	May 1, 2007.

General Unsecured Claim	Any Claims against any Debtor that are neither Administrative Claims, DIP Facility Claims, Priority Tax Claims, Other Priority Claims, Other Secured Claims, Second Lien Facility Claims, Section 510 Subordinated Claims, nor Equity Interests.

Initial New Common Stock	The shares of New Common Stock to be issued on the Effective Date, consisting of the Unsecured Creditor Equity Distribution and Rights Offering Shares, which shares collectively are subject to dilution by the issuance of New Common Stock pursuant to the Management Equity Program.

Intercompany Claims	Any Claims held by a Debtor or affiliate of the Debtors against another Debtor or affiliate of the Debtors.

Management Equity Program	That certain compensation program providing for New Common Stock equal to 10% of the Distribution Shares to be reserved, consisting of grants of equity, restricted stock or options, the terms of which program are to be determined and implemented by the New Board or any compensation committee thereof as soon as reasonably practicable after the Effective Date.

New Board	As of the Effective Date, the initial board of directors of the reorganized Dura Automotive Systems, Inc., as determined pursuant to the Stockholders’ Agreement.

New Common Stock	The common stock of the reorganized Dura Automotive Systems, Inc.

New Common Stock Price	The per share price of the New Common Stock as of the Effective Date.

New Organizational Documents	Collectively: (a) the new certificates of incorporation, certificates of organization or limited partnership certificates to be filed by the Reorganized Debtors in their respective states of organization; (b) any other corporate, constituent or organizational documents that may be necessary or appropriate to file in connection with the incorporation or formation of the Reorganized Debtors; (c) the Stockholders’ Agreement and Registration Rights Agreement; and (d) any other subscription agreement, stockholders agreement or registration rights agreement to be entered into on or prior to the Effective Date.

Other General Unsecured Claims	Any General Unsecured Claims that are neither Senior Notes Claims, Subordinated Notes Claims, nor Convertible Subordinated Debenture Claims.

Other Priority Claim	Any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim.

Other Secured Claim	Any Secured Claim against the Debtors not specifically described herein; provided, however, that Other Secured Claims shall not include DIP Facility Claims or Second Lien Facility Claims.

Petition Date	October 30, 2006.

Plan	The Debtors’ Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, annexed as Exhibit A to this Disclosure Statement.

Plan Supplement	The compilation of documents and forms of documents, schedules and exhibits to be filed no later than twenty five (25) Business Days prior to the hearing at which the Bankruptcy Court considers whether to confirm the Plan, as it may thereafter be altered, amended, modified or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and the Bankruptcy Rules, comprising, without limitation, the following documents: (a) the New Organizational Documents; (b) the list of Debtor mergers to be consummated on the Effective Date; (c) the list of retained causes of action (including those representing exceptions to the release provisions of Article IX.B of the Plan); (d) to the extent known, the identity of New Board members and the nature of any compensation for any member of the New Board who is an “Insider” under the Bankruptcy Code; (e) the list of executory contracts and unexpired leases to be assumed; (f) the list of executory contracts and unexpired leases to be rejected; (g) the list of unexpired directors’ and officers’ liability insurance policies; (h) the list of Compensation and Benefits Programs to be assumed as amended pursuant to Article V.F.2 of the Plan or otherwise; and (i) the list of Compensation and Benefits Programs to be rejected.

Priority Tax Claim	Any Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

Pro Rata	In reference to distributions under the Plan, as applicable: (a) the proportion that an Allowed Claim in a particular class bears to the aggregate amount of Allowed Claims in that class; or (b) the proportion that the aggregate Allowed Claims in a particular class of General Unsecured Claims bears to the aggregate amount of Allowed General Unsecured Claims.

Releasees	Collectively, the Debtors, former officers and directors of the Debtors, Reorganized Debtors, Canadian Information Officer, Releasing Parties, and each of their respective Representatives (each of the foregoing in its individual capacity as such).

Releasing Parties	Collectively, the Backstop Party, DIP Lenders, First Lien Lenders, Second Lien Lenders, Senior Notes Indenture Trustee, Creditors’ Committee and members thereof, holders of Senior Notes Claims that purchase Rights Offering Shares through the Rights Offering, and holders of Claims voting to accept the Plan (each of the foregoing being in its individual capacity as such); provided, however, that the Releasing Parties shall not include holders of Claims in Classes voting to reject the Plan.

v

Reorganized Debtors	The Debtors, as reorganized pursuant to and under the Plan, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

Rights Offering	An offering of the Rights Offering Shares for the Rights Offering Amount to those holders of Senior Notes Claims that are “accredited investors” as that term is defined in Regulation D promulgated under the Securities Act of 1933.

Rights Offering Amount	An amount not less than $140 million and not more than $160 million, which may vary only in increments of $5 million (starting at $140 million), shall be determined by the Debtors prior to the hearing at which the Bankruptcy Court considers whether to confirm the Plan, and may be amended by the Debtors from time to time.

Rights Offering Participants	All eligible holders of Allowed Senior Notes Claims as of the Voting Record Date.

Rights Offering Shares	Shares of New Common Stock constituting, if the Rights Offering Amount is:
(a) $140 million, approximately 39.3% of the Distribution Shares; (b) $145 million, approximately 40.2% of the Distribution Shares; (c) $150 million, 41.0% of the Distribution Shares; (d) $155 million, approximately 41.8% of the Distribution Shares; or (e) $160 million, approximately 42.6% of the Distribution Shares.

Schedules	The schedules of assets and liabilities, schedules of executory contracts and statements of financial affairs filed by the Debtors on January 16, 2007, pursuant to section 521 of the Bankruptcy Code.

Second Lien Credit Agreement	That certain Credit Agreement, dated May 3, 2005, with JPMorgan Securities Inc. and Banc of America Securities LLC, as sole and exclusive joint book runners, lead arrangers and syndication agents, and Wilmington Trust Company, as collateral agent, for the other lenders named therein.

Second Lien Group	The ad hoc group formed by the Second Lien Lenders holding or controlling in the aggregate, a substantial majority of the Debtors’ prepetition second priority indebtedness at the time of formation.

Second Lien Facility	The Debtors’ six-year $150 million senior secured second lien term loan, which was amended on March 29, 2006, to include a new $75 million tranche, and governed by that certain Credit Agreement, dated May 3, 2005, with the Second Lien Lenders.

Second Lien Facility Claim	Any Claim arising from the Second Lien Facility.

Second Lien Lenders	Collectively, “Prepetition Second Priority Agents,” “Prepetition Second Priority Lenders” and “Second Lien Committee” (as those terms are defined in the Final DIP Order).

Second Lien Litigation	Collectively: (a) potential litigation under applicable state law regarding the validity of certain UCC-1 financing statements identified in the Debtors’ Form 8 K report filed with the Securities and Exchange Commission on August 28, 2006; and (b) potential preference litigation under section 547 of the Bankruptcy Code regarding certain UCC-1 financing statements and UCC-1 financing statement amendments identified in the Debtors’ Form 8-K report filed with the Securities and Exchange Commission on August 28, 2006.

Second Lien Obligations	The Debtors’ rights and obligations arising out of the Second Lien Facility.

Section 510 Subordinated Claims	Claims subordinated to Senior Notes Claims, Subordinated Notes Claims, Convertible Subordinated Debentures Claims and Other General Unsecured Claims, whether before or after the Effective Date, pursuant to section 510 of the Bankruptcy Code or any other authority, including, but not limited to, punitive damage claims and Claims arising from or based upon the Convertible Trust Guarantees, and any other Claim so subordinated by order of the Bankruptcy Court.

Secured Claims	Any: (a) Claims that are secured by a lien on property in which the Debtors’ estates have an interest, which liens are valid, perfected and enforceable under applicable law or by reason of a final order of the Bankruptcy Court, or that are subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the estates’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; and (b) Claims which are Allowed under the Plan as a Secured Claim.

Senior Notes	Those certain 8.625% senior notes due April 15, 2012, issued pursuant to the Senior Notes Indenture by Dura Operating Corp.

Senior Notes Claim	Any Claim arising from the Senior Notes.

Senior Notes Indenture	That certain Indenture, dated as of April 18, 2002, by and among Dura Operating Corp. (as issuer), certain affiliates of Dura Operating Corp. (as guarantors), and BNY Midwest Trust Company (as trustee), as amended, supplemented or otherwise modified from time to time through the Petition Date.

Senior Secured Credit Facilities	Collectively, the First Lien Revolver and the Second Lien Facility.

Stockholders’ Agreement	That certain stockholders’ agreement, the terms of which shall be consistent with that certain Stockholders’ Agreement Term Sheet filed with the Bankruptcy Court on August 17, 2007 [Docket No. 1671], to be included in the Plan Supplement.

Subordinated Notes	Those certain 9% senior subordinated notes (all series) due May 1, 2009, issued pursuant to the Subordinated Notes Indentures by Dura Operating Corp.

Subordinated Notes Indentures	Collectively: (a) that certain Indenture, dated as of April 22, 1999, by and among Dura Operating Corp. (as issuer), certain affiliates of Dura Operating Corp. (as guarantors), and U.S. Bank Trust National Association (as trustee), as amended, supplemented or otherwise modified from time to time through the Petition Date providing for an aggregate principal amount of up to $350,000,000 of Subordinated Notes; (b) that certain Indenture, dated as of April 22, 1999, by and among Dura Operating Corp. (as issuer), certain affiliates of Dura Operating Corp. (as guarantors), and U.S. Bank Trust National Association (as trustee), as amended, supplemented or otherwise modified from time to time through the Petition Date, providing for the issuance of an aggregate principal amount of up to €100,000,000 of Subordinated Notes; and (c) that certain Indenture, dated as of June 22, 2001, by and among Dura Operating Corp. (as issuer), certain affiliates of Dura Operating Corp. (as guarantors), and U.S. Bank Trust National Association (as trustee), as amended, supplemented or otherwise modified from time to time through the Petition Date, providing for the issuance of an aggregate principal amount of up to $158,500,000 of Subordinated Notes.

Subscription Documents	Collectively, the Subscription Form and Stockholders’ Agreement.

Subscription Form	Subscription form(s) and applicable instructions sent to each Rights Offering Participant.

Trade Claims	Any Other General Unsecured Claims of trade vendors and service providers incurred by the Debtors in the ordinary course of business in an amount to be determined by the Debtors after consultation with the Creditors’ Committee.

Unsecured Creditor Equity Distribution	Shares of New Common Stock constituting, if the Rights Offering Amount is:
(a) $140 million, approximately 60.7% of the Distribution Shares; (b) $145 million, approximately 59.8% of the Distribution Shares; (c) $150 million, 59.0% of the Distribution Shares; (d) $155 million, approximately 58.2% of the Distribution Shares; or (e) $160 million, approximately 57.4% of the Distribution Shares.

Voting Deadline	[TBD], which is the date by which all Ballots and Master Ballots must be received by Kurtzman Carson Consultants LLC (“KCC”), the Debtors’ claims and solicitation agent, or Financial Balloting Group, LLC (“FBG”), the Debtors’ special voting agent, with respect to solicitation of votes of holders of Claims based on publicly-traded securities

Voting Record Date	[TBD]

SUMMARY
     Dura Automotive Systems, Inc., Dura Operating Corporation, and 40 of their direct and indirect wholly-owned United States and Canadian subsidiaries, as debtors and debtors-in-possession, submit this Disclosure Statement to holders of Claims and Equity Interests in connection with: (a) the solicitation of votes to accept or reject the Plan; and (b) the Confirmation Hearing. A copy of the Plan is attached hereto as Exhibit A.
     The following summary is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this Disclosure Statement.
     The Debtors are a leading independent designer and manufacturer of driver control systems, seating control systems, glass systems, engineered assemblies, structural door modules, and exterior trim systems for the global automotive industry. The Debtors sell their products directly to every major North American, Asian and European automotive original equipment manufacturer as well as to other automotive parts suppliers. The Debtors manufacture products for many of the most popular car, light truck, sport utility and multi-activity-vehicle models in North America and Europe. The Debtors are also a leading supplier of door and window systems, engineered components and gas appliances to the recreational and specialty vehicle industries.
     On October 30, 2006, the Debtors commenced their Chapter 11 Cases. Contemporaneously therewith, the Debtors filed a motion to jointly administer the Chapter 11 Cases for procedural purposes only. The Debtors’ remaining 45 direct and indirect wholly-owned Latin American, Asian and European subsidiaries did not seek chapter 11 protection, and each of those non-filing entities is continuing normal business operations. The Debtors also have interests in four directly and indirectly partially owned joint ventures, with ownership ranging from 50% to 90%, none of which is included in the Debtors’ Chapter 11 Cases. Attached hereto as Exhibit B is the Debtors’ corporate organization chart as of the Petition Date.
     The Debtors continue to operate their businesses and manage their properties as debtors-in-possession during the pendency of the Chapter 11 Cases. The Debtors’ customers continue to receive services from the Debtors, and the Debtors’ vendors continue to be paid according to applicable payment terms.
     On November 8 and 9, 2006, and December 7, 2006, the United States Trustee for the District of Delaware appointed the Creditors’ Committee, pursuant to section 1102 of the Bankruptcy Code.
     This Disclosure Statement summarizes the Plan’s content and provides information relating to the Plan and the process that the Bankruptcy Court follows in determining whether or not to confirm the Plan. This Disclosure Statement also discusses the events leading to the Debtors filing their Chapter 11 Cases, describes the main events that have occurred in the Debtors’ Chapter 11 Cases and, finally, summarizes and analyzes the Plan. The Plan also describes certain potential federal income tax consequences of holders of Claims and Equity Interests, voting procedures and the confirmation process.
The Purpose of the Plan
     The Plan contemplates, generally, the following restructuring transactions:
•	The sale of approximately 39.3% to 42.6% of the Distribution Shares in exchange for a new money investment of between $140 to $160 million through a backstopped Rights Offering on the terms set forth in the amended Backstop Rights Purchase Agreement attached hereto as Exhibit C;

•	Payment in full of DIP Facility Claims, administrative expenses and certain priority claims;

•	Reinstatement or other non-impairment of capital leases and other secured debt;

•	Payment in full of Second Lien Facility Claims;

•	Conversion of Senior Notes Claims into New Common Stock;

•	Conversion of Other General Unsecured Claims into New Common Stock or the cash equivalent thereof; and

•	Discharge of all other Claims, including Claims arising from the Subordinated Notes and the Convertible Subordinated Debentures, without recovery, and cancellation of all Equity Interests in the Debtors.
     The Debtors believe that the Plan maximizes the Debtors’ value. Further, the Debtors believe that any alternative to confirmation of the Plan, such as liquidation or attempts by another party in interest to file a plan of reorganization, would result in significant delays, litigation and additional costs, and ultimately would lower the recoveries for holders of Allowed Claims.
     The Plan will result in a capital structure that can be supported by the Reorganized Debtors’ business operations. To this end, the Plan will eliminate the Company’s prepetition debt by approximately $1.3 billion, and replace it with an Exit Credit Facility of up to approximately $400 million in size. The Debtors believe that the Plan is in the best interests of their creditors. If the Plan were not to be confirmed, the Debtors believe that they would be forced to either to file an alternate plan of reorganization or to liquidate under chapter 11 or chapter 7 of the Bankruptcy Code. If either such event were to occur, the Debtors believe that their creditors would realize a much less favorable distribution of value, or, in certain cases, none at all, for their Claims.
Why You Are Receiving This Document
     The Bankruptcy Code requires a disclosure statement to contain “adequate information” concerning the Plan. In other words, a disclosure statement must contain sufficient information to enable parties who are affected by the Plan to vote either to accept or reject the Plan or to object to the Plan, as the case may be.
     All creditors should carefully review both the Disclosure Statement and the Plan before voting to accept or reject the Plan. Indeed, creditors should not rely solely on the Disclosure Statement but should read the Plan as well.
     Please note that any terms not specifically defined in this Disclosure Statement shall have the meaning ascribed to them in the Plan and any conflict between the Disclosure Statement and the Plan shall be governed by the Plan.
Limited Substantive Consolidation
     The Plan is premised upon “substantively consolidating” the Debtors, as set forth in Article IV.A of the Plan and more fully described in Article IV.B of this Disclosure Statement, for the limited purposes of confirming and consummating the Plan, including but not limited to voting, confirmation, and distribution.
Summary of Treatment of Claims and Equity Interests
     The Plan classifies Claims against and Equity Interests in the Debtors. Certain unclassified Claims, including Administrative Claims, DIP Facility Claims and Priority Tax Claims, will receive payment in cash either on the distribution date, or as promptly thereafter as each such Claims are liquidated, or in installments over time as permitted by the Bankruptcy Code or as agreed with the holders of such Claims. All other Claims and all Equity Interests are classified into Classes and will receive the distributions and recoveries (if any) as described in the Plan.
     THE DEBTORS HAVE DETERMINED, AS SUMMARIZED ON THE FOLLOWING CHART, THAT CONFIRMING AND CONSUMMATING THE PLAN WILL PROVIDE EACH CREDITOR WITH A RECOVERY THAT IS NOT LESS THAN IT WOULD RECEIVE PURSUANT TO A LIQUIDATION OF THE DEBTORS UNDER CHAPTER 7 OF THE BANKRUPTCY CODE.

x

Summary of Expected Recoveries

			Projected	Projected
Class/Type			Recovery	Recovery
of Claim or Equity	Projected		Under The	Under
Interest	Claims/Equity Interests[1]	Plan Treatment of Class	Plan	Chapter 7

DIP Facility Claims	Amount outstanding at or near the Effective Date, including outstanding letters of credit	Paid in full in cash.	100%	100%
Administrative Claims	$20.9 million	Paid in full in cash, unless another treatment is specified by agreement.	100%	100%
Priority Tax Claims	$9.9 million	Paid in full in cash in accordance with section 1129(a)(9)(C) of the Bankruptcy Code.	100%	100%
Other Priority Claims	$0.2 million	Paid in full in cash or in another manner that leaves such Claim unimpaired.	100%	100%
Class 1 — Other Secured Claims	$1.2 million	Each holder of an Allowed Other Secured Claim will receive either: (i) the collateral securing such Claim; (ii) the cash equivalent of such collateral; (iii) the treatment that leaves such Claim reinstated or unimpaired.	100%	100%
Class 2 — Second Lien Facility Claims	$225.0 million	Paid in full in cash.	100%	100%
Class 3 — Senior Notes Claims	$418.7 million	Holders of Senior Notes Claims shall receive their pro rata distribution of shares of Unsecured Creditor Equity Distribution, plus the pro rata distributions that would have otherwise been paid to the holders of Subordinated Notes Claims and Convertible Subordinated Debentures Claims.[2]	56%	17.0%
Class 4 - Subordinated Notes Claims	$560.7 million	Holders of Subordinated Notes Claims shall neither receive nor retain any property under the Plan pursuant to subordination provisions.	0%	0%
Class 5 — Other General Unsecured Claims	$52.2 million	Class 5A — Other General Unsecured Claims ≤ $75,000: Each holder of an Allowed Other General Unsecured Claim of $75,000 or less shall receive, in full and final satisfaction of such Claim, cash in the amount of the product of: (i) its otherwise applicable Pro Rata share of the Unsecured Creditor Equity Distribution, and (ii) the New Common Stock Price.	23%	6.5%

[1]	In the table above, the amounts in the column entitled “Projected Claims/Equity Interests” (except for Administrative Claims that accrued but were not paid) represent estimated amounts outstanding on the Petition Date, based on the Debtors’ Schedules and Statements of Financial Affairs, filed on January 16, 2007, or amounts reflected on filed proofs of claim.

[2]	But for the subordination provisions in the Subordinated Notes Indentures and Convertible Subordinated Indenture: (i) the projected recovery for holders of Senior Notes Claims, Subordinated Notes Claims and Convertible Subordinated Debentures Claims would be approximately 23%. Due to the aforementioned subordinated provisions, the total recovery under the Plan for holders of Senior Notes Claims is calculated as follows:

Source	Projected Claims	Projected Recovery	Note

Senior Notes Claims	$418.7 million	$95 million (23% of $418.7 million)	No subordination
+
Subordinated Notes Claims	$560.7 million	$127 million (23% of $560.7 million)	Subordinated to Senior Notes
+
Convertible Subordinated Debentures Claims	$58.3 million	$13 million (23% of $58.3 million)	Subordinated to Senior Notes

Total Recovery for Holders of Senior Notes Claims	$418.7 million	$236 million (56% of $418.7 million)	After including applicable subordinated recoveries

Summary of Expected Recoveries

			Projected	Projected
Class/Type			Recovery	Recovery
of Claim or Equity	Projected		Under The	Under
Interest	Claims/Equity Interests[1]	Plan Treatment of Class	Plan	Chapter 7

Class 5B Trade Claims > $75,000:
		Each holder of an allowed Trade Claim of more than $75,000 shall receive, in full and final satisfaction of such claim, cash in the amount of the product of: (i) its otherwise applicable Pro Rata share of the Unsecured Creditor Equity Distribution, and (ii) the New Common Stock Price. Class 5C — Non-Trade Other General Unsecured Claims > $75,000: Each holder of an Allowed Non-Trade Other General Unsecured Claim of more than $75,000 shall receive, in full and final satisfaction of such Claim, its Pro Rata share of the Unsecured Creditor Equity Distribution; provided, however, that each such holder may elect instead to receive, in full and final satisfaction of such Claim, the Cash distribution provided by the Plan to a holder of an Allowed Other General Unsecured Claim in the amount of $75,000.
Class 6 - Convertible Subordinated Debentures Claims	$58.3 million	Holders of Convertible Subordinated Debentures Claims shall neither receive nor retain any property under the Plan pursuant to subordination provisions.	0%	0%
Class 7 - Section 510 Subordinated Claims	$TBD[3]	Holders of Section 510 Subordinated Claims shall neither receive nor retain any property under the Plan.	0%	0%
Class 8 — Equity Interests	N/A	Holders of Equity Interests shall neither receive nor retain any property under the Plan.	0%	0%
Voting and Confirmation
     Under the provisions of the Bankruptcy Code, not all parties-in-interest are entitled to vote on a chapter 11 plan. Holders of Claims or Equity Interests not impaired by the Plan are deemed to accept the Plan under the Bankruptcy Code and, therefore, are not entitled to vote on the Plan. Holders of Claims or Equity Interests impaired by the Plan and receiving no distribution under the Plan are not entitled to vote because they are deemed to have rejected the Plan.
Summary of Status and Voting Rights

Class	Claim/Equity Interest	Treatment of Claim/Equity Interest	Voting Rights

Class 1	Other Secured Claims	Unimpaired	Deemed to Accept
Class 2	Second Lien Facility Claims	Unimpaired	Deemed to Accept
Class 3	Senior Notes Claims	Impaired	Entitled to Vote
Class 4	Subordinated Notes Claims	Impaired	Deemed to Reject
Class 5	Other General Unsecured Claims	Impaired	Entitled to Vote
Class 6	Convertible Subordinated Debentures Claims	Impaired	Deemed to Reject
Class 7	Section 510 Subordinated Claims	Impaired	Deemed to Reject
Class 8	Equity Interests	Impaired	Deemed to Reject
     The following sets forth the classes that are entitled to vote on the Plan and the classes that are not entitled to vote on the Plan:

[3]	The Debtors reserve the right to subordinate punitive damages and other Claims pursuant to section 510 of the Bankruptcy Code.

•	The Debtors are NOT seeking votes from the holders of Other Secured Claims in Class 1 or Second Lien Facility Claims in Class 2 because those classes, and the Claims of any holders in those classes, are unimpaired under the Plan. Pursuant to section 1126(f) of the Bankruptcy Code, those classes are conclusively presumed to have accepted the Plan.

•	The Debtors are NOT seeking votes from the holders of Subordinated Notes Claims in Class 4, Convertible Subordinated Debentures Claims in Class 6, Section 510 Subordinated Claims in Class 7, or Equity Interests in Class 8 because those classes are impaired under the Plan, and the holders of Claims and Equity Interests in those classes shall neither receive nor retain any property under the Plan on account of such Claims or Equity Interests. Pursuant to section 1126(g) of the Bankruptcy Code, each of those classes is deemed to have rejected the Plan.

•	The Debtors ARE soliciting votes to accept or reject the Plan from those holders of Senior Notes Claims in Class 3 and Other General Unsecured Claims in Class 5 because Claims in those classes are impaired under the Plan and the holders of those Claims will receive distributions under the Plan. As such, the holders of Class 3 and 5 Claims have the right to vote to accept or reject the Plan.
     For a detailed description of the classes of Claims and Equity Interests, as well as their respective treatment under the Plan, see Article V of this Disclosure Statement.
Solicitation Package
     Kurtzman Carson Consultants LLC (“KCC”), the Debtors’ claims and solicitation agent, will facilitate the solicitation process. Financial Balloting Group (“FBG”) will assist KCC as special voting agent for solicitation of votes of, and communication with, holders of Claims and Equity Interests arising from publicly traded securities, including Senior Notes Claims in Class 3. FBG will also serve as the Rights Offering subscription agent.
     The following materials constitute the Solicitation Package:
•	notice of the Confirmation Hearing;

•	one or more Ballots and a return envelope, which are provided only to the holders of Senior Notes Claims in Class 3 and Other General Unsecured Claims in Class 5, together with voting instructions;

•	Subscription Documents related to the Rights Offering which are provided only to the holders of Senior Notes Claims in Class 3 (and may be sent with the Solicitation Package or contemporaneously therewith);

•	the Disclosure Statement with all exhibits including the Plan;

•	forms of letters to the holders in each of the voting classes (tailored to each class) urging them to vote to accept the Plan (the forms of which are attached hereto as Exhibit D); and

•	the Disclosure Statement Order, which, among other things: (a) approves this Disclosure Statement as containing “adequate information” in accordance with section 1125 of the Bankruptcy Code; (b) establishes the procedures for voting on the Plan; (c) schedules a hearing to consider confirmation of the Plan; and (d) sets the deadline for voting on and for objecting to confirmation of the Plan.
     The Solicitation Package (excluding the Subscription Documents) is being distributed to holders of Other General Unsecured Claims as of the Voting Record Date. The Solicitation Package (including the Subscription Documents) is being distributed to holders of Senior Notes Claims as of the Voting Record Date.
     In addition, the Solicitation Package (excluding Ballots and the Subscription Documents) is being distributed to holders of Subordinated Notes Claims and Convertible Subordinated Debenture Claims as of the Voting Record Date out of an abundance of caution, and notwithstanding that such classes are not entitled to vote to accept or reject the Plan. Holders of Subordinated Notes Claims and Convertible Subordinated Debenture Claims

also will receive a notice of non-voting status in lieu of a Ballot. Notices of non-voting status will likewise be distributed to holders of Section 510 Subordinated Claims and Equity Interests.
     The Solicitation Package (except for Ballots, Master Ballots and Subscription Documents) may also be obtained by accessing the Debtors’ website at http://www.kccllc.com/dura or by requesting a copy from the KCC by writing to Dura Automotive Systems, Inc., c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, CA 90245 or calling (800) 820-0985 (United States) or (248) 844-1600 (International) or by sending an e-mail to durainfo@kccllc.com.
Voting Instructions
     Only the holders as of the Voting Record Date of Senior Notes Claims in Class 3 and Other General Unsecured Claims in Class 5 are entitled to vote to accept or reject the Plan, and they may do so by completing the appropriate Ballot or Master Ballots and returning it to KCC or FBG in the self-addressed postage-paid envelope provided, as the case maybe, by the Voting Deadline. Voting instructions are attached to each Ballot.
     THE BALLOTS AND THE PRE-ADDRESSED POSTAGE PRE-PAID ENVELOPES ACCOMPANYING THE BALLOTS WILL CLEARLY INDICATE WHETHER THE BALLOT MUST BE RETURNED TO KCC, FBG, OR THE HOLDERS’ NOMINEE AND WILL CLEARLY INDICATE THE APPROPRIATE RETURN ADDRESS. IT IS IMPORTANT TO FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED ON EACH BALLOT.
Class 5 Other General Unsecured Claims
     Holders of Other General Unsecured Claims in Class 5 should contact KCC for answers to any questions regarding the procedures and requirements for voting to accept or reject the Plan and for objecting to the Plan. KCC will also provide additional copies of all materials, and oversee the voting tabulation for Class 5. KCC will also answer questions from holders of Claims in classes not entitled to vote.
     BALLOTS CAST BY HOLDERS OF OTHER GENERAL UNSECURED CLAIMS IN CLASS 5 ENTITLED TO VOTE MUST BE RECEIVED BY KCC BY THE VOTING DEADLINE, AT THE ADDRESS LISTED ON THE APPLICABLE BALLOT, WHETHER BY FIRST CLASS MAIL, OVERNIGHT COURIER OR PERSONAL DELIVERY.
Class 3 Senior Notes Claims
     The Senior Notes Indenture Trustee will not vote on behalf of the holders of Senior Notes. Holders of Senior Notes must submit their own Ballots.
1.	Voting Instructions For Beneficial Holders
(i)	Voting Instructions for Beneficial Owners Directly Holding Senior Notes
     A beneficial owner (a “Beneficial Owner”) holding Allowed Senior Notes Claims as record holder in its own name should vote on the Plan by completing and signing the enclosed Ballot and returning it directly to FBG so as to be received by the Voting Deadline using the enclosed self-addressed, postage-paid envelope.
(ii)	Voting Instructions for Beneficial Holders Holding Senior Notes through Record Holders
     A Beneficial Owner holding Allowed Senior Notes Claims in “street name” through a bank, brokerage firm or other nominee (a “Nominee”) should vote on the Plan by one of the following two methods (as selected by such Beneficial Owner’s Nominee):
•	Complete and sign the enclosed Ballot. Return the Ballot to your Nominee as promptly as possible and in sufficient time to allow your Nominee to process the Ballot and return a Master Ballot to FBG by the Voting Deadline. If no self addressed, postage-paid envelope was enclosed for this purpose, contact your Nominee for instructions; or

•	Complete and sign the pre-validated Ballot (as described below) provided to you by your Nominee. Return the pre-validated Ballot to FBG by the Voting Deadline using the return envelope provided in the solicitation package.
(iii)	General Voting Instructions for Senior Notes Holders
     Any Ballot returned to a Nominee by a Beneficial Owner will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to FBG a Master Ballot that reflects the vote of such Beneficial Owner. The Debtors assume no responsibility for a Nominee’s failure to timely and accurately transmit to FBG a Beneficial Owner’s instructions.
     If any Beneficial Owner owns Allowed Senior Notes Claims in more than one account, such Beneficial Owner may receive multiple mailings containing Ballots. The Beneficial Owner should execute a separate Ballot for each block of Allowed Senior Notes Claims that it holds through any particular Nominee and return each Ballot to the respective Nominee in the return envelope provided therewith. Beneficial Owners who execute multiple Ballots with respect to Allowed Senior Notes Claims held through more than one Nominee must indicate on each Ballot the names of ALL such other Nominees and the additional amounts of such Allowed Senior Notes Claims so held and voted, and must vote all Ballots in the same fashion (i.e., all “Accepts” or “Rejects”). If a Beneficial Owner holds a portion of the Allowed Senior Notes Claims through a Nominee and other portion as a record holder, the Beneficial Owner should follow the procedures described in subparagraph (1)(a) above to vote the portion held of record and the procedures described in subparagraph (1)(b) above to vote the portion held through a Nominee or Nominees.
     All Beneficial Owners should carefully review and follow the instructions appended to the Ballot before returning their completed Ballots to their Nominees.
2.	Voting Instructions for Nominees
     A Nominee that on the Voting Record Date is the registered holder of Allowed Senior Notes Claims for a Beneficial Owner can obtain the votes of the Beneficial Owners of such Allowed Senior Notes Claims consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:
(i)	Pre-Validated Ballots
     The Nominee may “pre-validate” a Ballot by (i) signing the Ballot; (ii) indicating on the Ballot the name of the Nominee, the amount of Allowed Senior Notes Claims the Nominee holds for the Beneficial Owner and the account numbers for the accounts in which the Nominee holds those Allowed Senior Notes Claims; and (iii) forwarding such Ballot, together with the Disclosure Statement, return envelope provided in the Solicitation Package and other materials requested to be forwarded, to the Beneficial Owner for voting. The Beneficial Owner must then complete the information requested in the Ballot, review the certifications contained in the Ballot, and return the Ballot directly to FBG in the pre-addressed, postage-paid envelope so that it is RECEIVED by FBG on or before the Voting Deadline. Nominees should maintain for inspection for at least one year from the Voting Deadline a list of the Beneficial Owners to whom “pre-validated” Ballots were delivered.
(ii)	Master Ballots
     If the Nominee elects not to pre-validate Ballots, the Nominee may obtain the votes of Beneficial Owners by forwarding to the Beneficial Owners the unsigned Ballots, together with the Disclosure Statement, a return envelope provided by, and addressed to, the Nominee and other materials requested to be forwarded. Each such Beneficial Owner must then: (a) review the certifications contained in the Ballot; (b) complete the information requested in the Ballot; (c) indicate its vote on the Ballot; (d) execute the Ballot; and (e) return the Ballot to the Nominee. After collecting the Ballots, the Nominee should, in turn, complete a Master Ballot, and deliver the Master Ballot to FBG so that it is RECEIVED by FBG on or before the Voting Deadline. Nominees are required to retain Ballots for inspection by the Court for one year following the Voting Deadline. EACH NOMINEE

SHOULD ADVISE ITS BENEFICIAL OWNERS TO RETURN THEIR BALLOTS TO THE NOMINEE BY A DATE THAT NOMINEE SETS TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO FBG SO THAT FBG RECEIVES IT ON OR BEFORE THE VOTING DEADLINE.
     No fees, commissions or other remuneration will be payable to any Nominee in connection with this solicitation. Upon written request, however, the Debtors will reimburse Nominees for reasonable and customary out-of-pocket expenses incurred in forwarding Solicitation Materials to Beneficial Owners.
     All Nominees should carefully review and follow the instructions appended to the Master Ballot before returning their completed Master Ballots to FBG.
3.	Miscellaneous
     For purposes of voting to accept or reject the Plan, the Beneficial Owners of Allowed Senior Notes Claims will be deemed to be the “holders” of these Claims. Unless otherwise ordered by the Bankruptcy Court, Ballots or Master Ballots that are signed, dated and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. The Plan Proponents may request FBG attempt to contact such voters to cure any such defects in the Ballots or Master Ballots.
     In the event of a dispute with respect to any Allowed Senior Notes Claims, FBG will not count, unless the Bankruptcy Court orders otherwise, any vote to accept or reject the Plan cast with respect to any such Claim for purposes of determining whether the Plan has been accepted or rejected.
ADDITIONAL INSTRUCTIONS
     TO OBTAIN ANSWERS TO ANY QUESTIONS REGARDING SOLICITATION PROCEDURES, PARTIES SHOULD CALL KCC TOLL FREE AT (800) 820-0985 (UNITED STATES); (248) 844-1600 (INTERNATIONAL).
     THOSE HOLDERS OF CLASS 3 SENIOR NOTES CLAIMS MAY CONTACT FBG DIRECTLY, AT (646) 282-1800, WITH ANY QUESTIONS RELATED TO THE SOLICITATION PROCEDURES APPLICABLE TO SECURITY-BASED CLAIMS AND EQUITY INTERESTS.
     TO BE COUNTED, KCC MUST RECEIVE CLASS 5 BALLOTS INDICATING ACCEPTANCE OR REJECTION OF THE PLAN CAST BY HOLDERS ENTITLED TO VOTE, NO LATER THAN THE VOTING DEADLINE OF 5:00 P.M., P.T., [                    ], 2007.
     TO BE COUNTED, CLASS 3 PREVALIDATED BALLOTS AND MASTER BALLOTS CAST ON BEHALF OF HOLDERS OF CLAIMS ENTITLED TO VOTE INDICATING ACCEPTANCE OR REJECTION OF THE PLAN, MUST BE RECEIVED BY FBG NO LATER THAN THE VOTING DEADLINE OF 5:00 P.M., P.T., [                    ], 2007.
     HOLDERS MUST CAST THEIR BALLOTS (OR MASTER BALLOTS, AS APPLICABLE) IN ACCORDANCE WITH THE SOLICITATION PROCEDURES DESCRIBED IN FURTHER DETAIL IN ARTICLE XV OF THIS DISCLOSURE STATEMENT. ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE SHALL NOT BE COUNTED.
     KCC AND FBG SHALL NOT COUNT ANY BALLOT THAT IS PROPERLY EXECUTED BY THE HOLDER OF A CLAIM, BUT WHICH DOES NOT CLEARLY INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OR WHICH INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN.
     CLAIMS HOLDERS MAY CAST ONLY ONE BALLOT FOR EACH CLAIM HELD. BY SIGNING AND RETURNING A BALLOT, EACH CLAIM HOLDER WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT THE HOLDER WAS NOT CAST ANY OTHER BALLOTS WITH RESPECT TO SUCH CLAIM OR, IF IT HAS CAST AN EARLIER BALLOT THEN THAT EARLIER BALLOT IS THEREBY SUPERSEDED AND REVOKED.

     ALL BALLOTS ARE ACCOMPANIED BY SELF-ADDRESSED, POSTAGE PRE-PAID RETURN ENVELOPES. IT IS IMPORTANT TO FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED ON EACH BALLOT.
Rights Offering Subscription
     In addition to being entitled to vote to accept or reject the Plan, holders of Senior Notes Claims (Rights Offering Participants) are, through the Plan, being offered the opportunity to subscribe for the Rights Offering Shares on a pro rata basis in exchange for a cash payment. The Subscription Documents will be included in the Solicitation Package that is mailed to Rights Offering Participants, or be sent contemporaneously therewith.
     Rights Offering Participants who wish to participate in the Rights Offering are required to complete and execute the Subscription Form or otherwise follow the instructions of their Nominee so that their subscription may be effected by the Voting Deadline. Any holders of Senior Notes whose notes are held in the name of their Nominee and wishes to subscribe must arrange to have their subscription effected by their Nominee by the Voting Deadline.
     If FBG for any reason does not receive prior to the Voting Deadline from a Rights Offering Participant (or DTC): (a) a duly completed Subscription Form (or equivalent instructions from DTC) by the Voting Deadline; and (b) immediately available funds in an amount equal to that Rights Offering Participant’s subscription price (or payment from DTC), then that Rights Offering Participant’s subscription rights shall expire. The Backstop Party shall, pursuant to its obligations under the Backstop Rights Purchase Agreement (attached hereto as Exhibit C) purchase any Rights Offering Shares remaining unpurchased after the Voting Deadline.
The Confirmation Hearing
     Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan. Section 1128(b) of the Bankruptcy Code provides that any party-in-interest may object to confirmation of the Plan.
     The Bankruptcy Court has scheduled the Confirmation Hearing for [___], 2007, to take place at [___] E.T., before the Honorable Kevin J. Carey, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, located at Marine Midland Building, 824 North Market Street, 5th Floor, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.
     Objections to confirmation of the Plan must be filed and served on the Debtors, and certain other parties, by no later than [___], 2007, at 4:00 p.m. E.T., in accordance with the Disclosure Statement Order that accompanies this Disclosure Statement. THE BANKRUPTCY COURT MAY NOT CONSIDER OBJECTIONS TO CONFIRMATION OF THE PLAN IF ANY SUCH OBJECTIONS HAVE NOT BEEN NOT TIMELY SERVED AND FILED IN COMPLIANCE WITH THE DISCLOSURE STATEMENT ORDER.
     The Confirmation Hearing Notice will contain, among other things, the Plan Objection Deadline, the Voting Deadline, and Confirmation Hearing Date. The Debtors will publish the Confirmation Notice in the following publications in order to provide notification to those persons who may not receive notice by mail; The New York Times (National Edition), The Wall Street Journal (National Edition), The Detroit Free Press, The Automotive News (National Edition), The Globe and Mail, and The National Post.
Risk Factors
     Prior to deciding whether and how to vote on the Plan, each holder in a voting class should consider carefully all of the information in this Disclosure Statement, especially the Risk Factors described in Article XVIII hereof.

12.
BACKGROUND
(a) OVERVIEW OF THE COMPANY’S BUSINESSES
     (i) Corporate Structure.
     Dura Automotive Systems, Inc. is a publicly held Delaware corporation that functions as a parent holding company for its forty-one debtor affiliates and its non-debtor affiliates and subsidiaries operating outside the United States and Canada. A key element of the Company’s growth strategy has been to enhance its ability to provide complete systems to its original equipment manufacturer (“OEM”) customers.
     The Debtors consist of Dura Automotive Systems, Inc., the parent holding company, Dura Operating Corporation, the operating arm and a direct and sole subsidiary of Dura Automotive Systems, Inc., and 40 of their direct and indirect wholly-owned United States and Canadian subsidiaries. The Debtors’ remaining 45 direct and indirect wholly-owned Latin American, Asian and European subsidiaries did not seek chapter 11 protection, and each of those non-filing entities is continuing normal business operations. The Company’s joint ventures are also not included in the Debtors’ Chapter 11 Cases.
     Dura Automotive Systems, Inc. is a publicly-traded company. Prior to the Petition Date, the Company was listed on the Nasdaq Stock Market (“Nasdaq”) under the symbol DRRA. On October 30, 2006, the Nasdaq informed the Company of its decision in accordance with Marketplace Rule’s 4300, 4450(f), and IM-4300 to delist the Company’s securities from Nasdaq. Trading of the Company’s Class A common stock was suspended as of the opening of business on November 8, 2006. Since it was delisted, the Company’s Class A stock has traded in the over-the-counter market, more commonly known as OTC, under the symbol DRRAQ.PK. As of June 30, 2007, there were 980 record holders of the outstanding Class A common stock.
     Founded in 1990 by Hidden Creek Industries, Onex Corporation, J2R Corporation and certain other investor groups to acquire two operating divisions (Dura Automotive Hardware and Mechanical Components) from the Wickes Manufacturing Company, the Company has since grown through both internal expansion and a series of strategic acquisitions. The primary business objective of the Company has been to capitalize on consolidation, globalization and system sourcing trends in the automotive supply and recreational and specialty vehicle (“RVSV”) industries to be a leading supplier to OEMs worldwide. The Company has manufacturing and product development facilities located in the United States, Brazil, Canada, China, Czech Republic, France, Germany, Mexico, Portugal, Romania, Slovakian, Spain and the United Kingdom. The Company also has a presence in India, Japan and Korea through sales offices, reliances or technical licenses.
     During the 1990’s, the Company grew rapidly through a series of strategic acquisitions in support of its strategy of providing complete systems to its OEM customers. Historically, the Company’s growth has come from acquisitions generally funded from the proceeds of debt financings or sale of equity.
     Since its inception in 1990, the Company’s businesses acquisitions included:

Name	Acquisition Date
Alkin Co.	1994
Pollone S.A.	1996
Rockwell Light Vehicle Systems France S.A.	1996
KPI Automotive Group	1996
VOFA Group	1997
GT Automotive Systems, Inc.	1997
Thixotech Inc.	1997
REOM Industries	1997
Universal Tool and Stamping Co., Inc.	1998
Trident Automotive PLC	1998
Hinge Business of Tower Automotive, Inc.	1998
Excel Industries, Inc.	1999
Adwest Automotive PLC	1999

Name	Acquisition Date
Metallifacture Limited	1999
Seat Adjusting Business of Meritor Automotive, Inc.	1999
Jack Division of Ausco Products, Inc.	2000
Bowden TSK	2000
Reiche GmbH & Co. KG Automotive Components	2000
Creation Group of Heywood Williams Group PLC	2003
     In addition to acquisitions, the Company entered into general strategic alliances and joint ventures to complement its core business. The Company directly or indirectly holds partial interests in four joint ventures, with its ownership ranging from 50% to 90% of each such venture:

Joint Venture	Date of Dura Investment	Dura ownership %
Dura Vehicle Components Co., Ltd.	1999	90%
Dura Ganxiang Automotive Systems (Shanghai) Co., Ltd.	2005	55%
Duratronics GmbH	2005	50%
Dura MINTH Automotive Systems Co., Ltd.	2007	51%
     In 2005, the Company entered into a 50/50 joint venture agreement in Germany with Olhotronics GmbH to develop, manufacture and sell electronic modules used in mechatronic systems for the automobile RVSV industries. 4 This joint venture entity conducts business under the name Duratronics GmbH and is headquartered in Lohne, Germany.
     Also, in 2005, the Company formed the joint venture Dura Ganxiang Automotive Systems, Co., Ltd., headquartered in Shanghai, China, to develop, manufacture and sell automotive gear shifter systems for the domestic Chinese market. This joint venture allowed the Company to capitalize on emerging markets in China and to gain access to Chinese OEMs such as Shanghai Volkswagen, FAW-Volkswagen, Shanghai General Motors, Chery Motors and China Brilliance.
     Through the integration of acquired companies and joint ventures, certain businesses were identified as non-core and have been divested or stated for divestiture, as appropriate.
     On September 25, 2006, the Company completed the sale of Dura Automotive Systems Köhler GmbH to an entity controlled by Hannover Finanz GmbH, headquartered in Hannover, Germany. No continuing business relationship exists between this former subsidiary and the Company. The divestiture arose from the Company’s evaluation of strategic alternatives for select German operations, as previously announced on February 9, 2006.
     On April 23, 2007, the Company announced that it entered into a technical alliance with Aditya Auto Products and Engineering Pvt. Ltd. (“Aditya”), based in Bangalore, India, to bring new automotive technologies to the growing domestic Indian and Asian markets. The Company will supply technology to Aditya for the manufacture of products such as pedals, parking brakes, shifters and spare tire carriers. Aditya will produce the parts and provide local support to automotive OEMs in the region. The Company and Aditya anticipate that the alliance will commence manufacturing in India by the first quarter of 2008.
     On July 27, 2007, the Company announced that Dura Automotive Handels und Beteiligungs GmbH, a wholly owned subsidiary of Dura Automotive Systems, Inc., entered into a joint venture agreement with MINTH Group Limited, to develop, manufacture and sell automotive door frames, body-in-white door modules and door pillar cappings for automakers based in China. The new joint venture entity will conduct business under the name Dura MINTH Automotive Systems Co., Ltd., and will establish its initial manufacturing operations at MINTH Group Limited’s existing facilities in Chongqing, China.

[4]	Mechantronic systems utilize microprocessors and software to control the motion of mechanical devices.

     (ii) Description of Debtors’ Businesses and Customers.
     The Debtors are leading independent designers and manufacturers of driver control systems, seating control systems, glass systems, engineered assemblies, structural door modules, and exterior trim systems for the global automotive industry. Although a portion of their products are sold directly to OEMs as finished components, most of the Debtors’ products are used to produce “systems” or “subsystems,” which are groups of component parts located throughout the vehicle operating together to provide a specific vehicle function.
     The Debtors hold leading market share positions in their primary product areas in North America. The Company generated approximately 54% of its worldwide 2006 revenues from direct sales to automotive OEMs including General Motors Corporation (“GM”), Ford Motor Company (“Ford”), DaimlerChrysler Corporation (“Chrysler”), Volkswagen, and Lear Corporation (“Lear”). In 2006, European sourced sales to the “Big Three” North American OEM Customers (Chrysler, Ford and GM) constituted 16% of consolidated revenue, with 21% being sourced in North America. In 2006, 43% of the Company’s overall automotive revenues were generated in Europe with the remaining generated primarily in North America. The Company’s customer base also includes certain large tier one automotive suppliers (the “Tier I Customers”).
     The Debtors’ RVSV operation, Atwood Mobile Products Segment, accounted for approximately 17% of the Company’s consolidated revenue in 2006. As a leader in the recreational vehicle industry, Atwood sells a wide variety of products to the automotive, agricultural, commercial industrial, marine and van conversion markets. Atwood’s key customers include Fleetwood, Winnebago, Coachmen, Jacyo, as well as other aftermarket distribution channels. Substantially all of the Atwood’s revenues were generated by the Debtors’ North American operations.
     The Company’s sales distribution by geographic region for the years ended December 31, 2006, 2005 and 2004, respectively, was as follows:

	Years Ended December 31,
Region	2006	2005	2004
North America	53%	58%	60%
Europe	43%	39%	38%
Other	4%	3%	2%

Total	100%	100%	100%

     The following is a summary of the Company’s significant customers based on sales from continuing operations for 2006, 2005 and 2004:

	Years Ended December 31,
Customer	2006	2005	2004
Ford *	22%	20%	19%
Volkswagen *	10%	9%	8%
GM *	9%	11%	12%
Chrysler *	8%	8%	9%
Lear *	6%	10%	11%
BMW *	4%	4%	4%
Renault-Nissan *	3%	2%	2%
PSA *	2%	2%	2%
JCI *	1%	2%	1%
Honda *	1%	1%	1%
Toyota *	1%	1%	1%
Fleetwood **	1%	1%	1%
All others	33%	31%	28%

Total	100%	100%	100%

*	Automotive

**	Atwood Mobile Products

     (iii) The Debtors’ Business Segments and Products.
     To service their markets, the Debtors are organized into the following two business segments:
•	Automotive Segment - Designs and manufactures driver control systems, seating control systems, glass systems, engineered assemblies, structural door modules and exterior trim systems for the global automotive industry.

•	Atwood Mobile Products Segment - Designs and manufactures appliances and engineered assemblies for the RVSV industry.
     Consistent with the Debtors’ strategy to focus on their core business strengths, the Debtors entered into an agreement to sell their Atwood Mobile Products Segment, which they anticipate will close on or about August 24, 2007. See Article III.B.7 of this Disclosure Statement for a detailed description of the Atwood sale process.
     The Debtors sell a portion of their products directly to their OEM customers as finished components; however, most of the Debtors’ products are used to produce “systems” or “subsystems,” i.e., groups of component parts located in the vehicle operating together to fulfill a specific vehicle function. Generally, the Debtors’ products can be classified into the following principal product categories:

Segment	Product Category	Description
Automotive	Driver Control Systems	Driver control systems include adjustable and traditional pedal systems, electronic throttle controls, parking brake systems, cable systems, hybrid electronic and traditional gear shift systems, and instrument panel beams.

The Debtors are the leading producer of automotive cables both in North America and Europe. Likewise, the Debtors are the leading producer of parking brakes and a leading producer of transmission shifters in North America.

	Seating Control Systems	Seating control system products include 2, 4, 6 and 8-way power and manual seat adjusters, first, second and third row applications, complete seat structures, seat recliner assemblies, and electronic seating control modules.

	Glass Systems	Glass systems broadly include two categories of glass products:
mechanically framed glass and molded framed glass, which consist of urethane and polyvinyl chloride glass encapsulated windows, integrated liftgate modules, manual and power backlite windows, 1, 2 or 3-sided glass modules, drop-door glass, hidden hardware glass and integrated greenhouse systems.

The Debtors purchase many of the glass panes used in the production of the glass systems from outside suppliers but the Debtors produce certain of the RVSV glass panes internally.

	Door Systems and Modules	Door systems and module products include aluminum and steel body-in-white door modules, door frames, glass run channels, guide rails, window lift systems, space frame body components, structural beams and cross members.

	Engineered Assemblies	Engineered assemblies products include spare tire carriers, jacks and tool kit assemblies, hood, tailgate and seat latch systems, hood tailgate and door hinge systems.

	Exterior Trim Systems	Exterior trim systems products include roof and waist moldings, side frame trim, A, B, & C pillar cappings, body color trim and bright trim.

Atwood Mobile Products	RVSV Appliances	RVSV appliances produced by the Debtors include water heaters, furnaces, stoves and ranges. All of these appliances are produced at the Debtors’ Atwood facilities located in North America.

	RVSV Engineered Assemblies	RVSV engineered assemblies include leveling and landing systems and towing hardware.

The Debtors are a leading producer of hood latches, jacks, tire carriers, and RVSV hardware in North America.

     (iv) Business Strategy.
     Over the past fifteen years, the automotive components and RVSV supply industries have consolidated and globalized as OEMs have reduced their supplier base. In order to lower costs and improve quality, OEMs are awarding sole-source contracts to full-service suppliers who have the capability and ability to design and manufacture their products on a global basis. The OEMs’ criteria for supplier selection include cost, quality, delivery, customer service, and global full-service design, engineering and program management capabilities.
     In response to these trends, the Debtors developed wider product, manufacturing and technical capabilities. The Debtors broadened their geographic coverage and strengthened their ability to design and manufacture products on a global basis.
     The Debtors continue to build their competitive advantage by investing in new product and manufacturing process technologies to strengthen and differentiate their product portfolio. In addition, the Debtors are continuously implementing strategic initiatives designed to improve quality while reducing manufacturing costs.
(b) SUMMARY OF PREPETITION INDEBTEDNESS
     As of the Petition Date, the Debtors’ non-current liabilities were approximately $1.3 billion. The Debtors’ prepetition non-current debt structure comprised: (1) the First Lien Revolver and the Second Lien Facility; (2) Senior Notes; (3) Subordinated Notes; and (4) Convertible Subordinated Debentures, each as hereafter defined.
     Below is a summary of the Debtors’ primary long-term debt obligations.
     (i) Senior Secured Credit Facilities.
     On May 3, 2005, the Debtors entered into the Senior Secured Credit Facilities to refinance certain existing senior secured indebtedness with a syndicate of institutions led by J.P. Morgan Chase Bank, N.A. acting as administrative agent. The Senior Secured Credit Facilities originally provided for aggregate borrowings by Dura Automotive Systems, Inc. and certain of its subsidiaries of up to $325 million, consisting of: (i) the First Lien Revolver — a five-year asset-based revolving credit facility of $175 million; and (ii) the Second Lien Facility — a six-year $150 million senior secured second lien term loan. On March 29, 2006, the Second Lien Facility was amended to include a new $75 million tranche to fund its operational restructuring efforts.
     The Senior Secured Credit Facilities provided the Debtors with aggregate borrowing capacity of up to $400 million. As of July 2, 2006, the total amount drawn on the First Lien Revolver was $50.0 million, and the total First Lien Obligations (including $18.8 million outstanding letters of credit) were $68.8 million. The total outstanding under the Second Lien Facility was $225 million. The Debtors’ failure to make the October 15, 2006, interest payment on the Senior Notes constituted an immediate event of default under the Senior Secured Credit Facilities. As of October 26, 2006, the total amount drawn on the First Lien Revolver had increased to $106.4 million, and the total First Lien Obligations (including an estimated $18.0 million interest rate swap) were $124.4 million.
          (A) First Lien Revolver
     The Debtors’ rights and obligations under the First Lien Revolver were governed by the Fifth Amended and Restated Credit Agreement, dated as of May 3, 2005, with J.P. Morgan Securities Inc., as the sole bookrunner and sole leader arranger.5 Bank of America, N.A., was the collateral agent and syndication agent for lenders under the First Lien Revolver.
     The First Lien Revolver was an asset-based revolving credit facility, supported by a borrowing base calculated on a monthly basis. Dura Operating Corporation and Dura Automotive Systems (Canada), Ltd. (“Dura Canada”), were borrowers under the First Lien Revolver. Dura Automotive Systems, Inc. and its U.S. subsidiaries guaranteed the obligations of Dura Operating Corporation and Dura Canada. The obligations of Dura Canada were also guaranteed by the Debtors’ Canadian subsidiaries. Availability under the First Lien Revolver was determined by advances against eligible accounts receivable, eligible inventory balances, and certain fixed assets.
     The Debtors’ First Lien Obligations were secured by a first priority lien on substantially all U.S. and Canadian assets and a 65% pledge of the stock on the Company’s first-tier foreign subsidiaries.
     The First Lien Revolver contained various restrictive covenants, which, among other things, limit the incurrence of indebtedness, investments, capital expenditures, and certain dividends. Such covenants restricted the Company in its ability to utilize $35 million of available borrowings under the First Lien Revolver.
     As described in Article III.B.2 of this Disclosure Statement, on November 30, 2006, the Debtors paid off the outstanding balance on the First Lien Revolver at the time of the bankruptcy filing in the amount of approximately $106.4 million through proceeds from borrowings authorized pursuant to post-petition financing approved by the Bankruptcy Court in the Final DIP Order. There are no outstanding First Lien Obligations.
          (B) The Second Lien Facility
     The Second Lien Credit Agreement governs the Debtors’ Second Lien Obligations. 6 Dura Operating Corporation is the borrower under the Second Lien Facility and the Second Lien Obligations are guaranteed by Dura Automotive Systems, Inc. and all of the Debtors’ U.S. subsidiaries.
     The Debtors’ Second Lien Obligations are also secured by a second priority liens, second in priority only to the First Liens, on substantially all of the U.S. assets of Dura Operating Corporation and each guarantor thereunder and a 65% pledge of the stock of the Company’s first tier foreign subsidiaries. The Second Lien Facility is due and payable in its entirety in May 2011.
     The Debtors continue to accrue and pay the monthly interest obligation on the Second Lien Facility in accordance with the Final DIP Order. That order, provides that, pursuant to a consensual agreement between the Debtors and Second Lien Lenders, if the Debtors make each monthly interest payment through and including the payment due on October 31, 2007, no Second Lien collateral agent or Second Lien Lenders shall have the right to any prepayment fee (or other similar fee or premium) that might otherwise be or become due or arise under the Second Lien Credit Facility. 7
          (C) The Intercreditor Agreement
     In May 2005, contemporaneous with the Debtors’ entering into the Senior Secured Credit Facilities, JPMorgan and Bank of America, N.A., as first priority representatives for and on behalf of the First Lien Lenders, and JPMorgan and Wilmington Trust Company, as second priority representatives for and on behalf of the Second

[5]	The underlying credit agreement is the fifth amended version of a credit agreement originally entered into by Dura on March 19, 1999. On April 18, 2002, Dura entered into a Tranche C Term Loan Supplement to the March 1999 credit agreement.

[6]	Dura Automotive Systems, Inc. entered into the Second Lien Term Loan expressly to repay obligations extant under the then-existing Tranche C Term Loan Facility.

[7]	The prepayment penalty, if incurred, would be approximately $4.5 million or 2.0% of accrued principal.

Lien Lenders, entered into an agreement with the Debtors setting forth the respective rights and obligations of the First and Second Lien Lenders as to the Debtors’ pledged collateral.
     The Intercreditor Agreement sets forth the relative rights and priorities of the Second Lien Lenders and the Debtors in the event of an insolvency proceeding, such as these Chapter 11 Cases. Section 5.11 of the Intercreditor Agreement provides that the parties to the Intercreditor Agreement expressly acknowledge that the Intercreditor Agreement is a “subordination agreement” pursuant to section 510(a) of the Bankruptcy Code.
     The Second Lien Group disputes the Debtors’ assertion that the Intercreditor Agreement remains in force notwithstanding the Debtors’ bankruptcy filing, and remains applicable with respect to the Debtors’ postpetition financing.
     (ii) The Indentures
          (A) 8.625% Senior Notes
     Dura Operating Corporation issued the Senior Notes under the Senior Note Indenture, dated April 18, 2002. BNY Midwest Trust Company is the trustee. Dura Automotive Systems, Inc. and certain of its U.S. subsidiaries have, jointly and severally, unconditionally guaranteed, on a senior unsecured basis, Dura Operating Corporation’s obligations under the Senior Notes. This first offering provided for the issuance of an aggregate principal amount of up to $350 million of Senior Notes. A second offering in November 2003, provided for the issuance of up to $50 million additional Senior Notes. The Senior Notes are scheduled to mature on April 15, 2012. The interest on the Senior Notes is payable semi-annually on April 15 and October 15 of each year.
     As of July 2, 2006, outstanding interest rate swap contracts effectively converted $400 million of the Senior Notes into floating rate obligations. Under those swap contracts, which were scheduled to expire in April 2012, the Debtors received payments at fixed rates while they make payments at a variable rate of 9.18% (as of July 2, 2006). As a result of the bankruptcy filing, the interest rate swaps were terminated. In November 2006, the Debtors settled and paid the outstanding interest rate swap contracts for $12.2 million.
     As of the Petition Date, approximately $418.7 million in aggregate principal amount and accrued interest of the Senior Notes remained outstanding. No interest expense has been accrued for on this unsecured debt since the Petition Date.
          (B) 9% Subordinated Notes
     Dura Operating Corporation issued and delivered to the trustee, U.S. Bank Trust National Association, the following: (a) an indenture, dated as of April 22, 1999, providing for the issuance of an aggregate principal amount of up to $350,000,000 of Subordinated Notes; (b) an indenture, dated as of April 22, 1999, providing for the issuance of an aggregate principal amount of up to €100,000,000 of Subordinated Notes; and (c) an indenture, dated as of June 22, 2001, providing for the issuance of an aggregate principal amount of up to $158,500,000 of Subordinated Notes. Dura Automotive Systems, Inc. and certain of its U.S. subsidiaries have also, jointly and severally, unconditionally guaranteed, on a senior unsecured basis, Dura Operating Corporation’s obligations under Subordinated Notes. Face value of the Subordinated Notes consists of $409.1 million denominated in U.S. dollars. The Euro denominated Subordinated Notes were converted to $127.5 million in U.S. dollars using the exchange rate applicable on the Petition Date.
     The Subordinated Notes were scheduled to mature on May 1, 2009. The interest on the Subordinated Notes was payable semi-annually on May 1 and November 1 of each year. As of the Petition Date, the outstanding balance including accrued interest of the Subordinated Notes was approximately $560.7 million. No interest expense has been accrued for on this unsecured debt since the Petition Date.
     The indebtedness evidenced by the Subordinated Notes are unsecured obligations of Dura Operating Corporation. The indebtedness evidenced by the guarantees of Dura Automotive Systems, Inc., and its U.S. subsidiary guarantors, as the case may be, are also unsecured obligations of each such guarantor. Pursuant to Article 10 of each Subordinate Notes Indentures, the payment of principal of, premium (if any), and interest on the

Subordinated Notes, is subordinated in right of payment to all senior indebtedness of Dura Operating Corporation, including the payment of the Senior Secured Credit Facilities and the Senior Notes, and the payment of the guaranty of Dura Automotive Systems, Inc., and its U.S. subsidiary guarantors’ respective guarantees of the Senior Secured Credit Facilities and the Senior Notes.
     The subordination provisions of the Subordinated Notes Indentures therefore require that, in the event of insolvency, liquidation, reorganization, dissolution or other winding-up of Dura Operating Corporation, Dura Automotive Systems, Inc., or any of the subsidiary guarantors, holders of senior indebtedness of Dura Operating Corporation, Dura Automotive Systems, Inc., or any of the subsidiary guarantors (including holders of Senior Notes Claims), must be paid in full before the holders of Subordinated Notes Claims can be paid. The relevant extract of the Subordinated Notes Indentures is attached hereto as Exhibit E.
          (C) 7.5% Convertible Trust Securities
     On March 20, 1998, Dura Automotive Systems Capital Trust (the “Trust”), a Delaware statutory business trust created at Dura Automotive Systems, Inc.’s direction, issued and completed the registered public offering of 2,210,000 preferred Convertible Trust Securities in aggregate liquidation preference of $55,250,000.8 Dura Automotive Systems, Inc. owns all of the outstanding common Convertible Trust Securities issued by the Trust.
     As an incentive for holders to purchase the Convertible Trust Securities, Dura Automotive Systems, Inc. entered into the Convertible Trust Guarantees whereby Dura Automotive Systems, Inc. guaranteed on a subordinated basis that it would make the following payments to the extent not paid by the Trust: (i) any accumulated and unpaid distributions on the preferred Convertible Trust Securities to the extent that the Trust has funds on hand available thereof at such time; (ii) the redemption price with respect to the any preferred Convertible Trust Securities call for redemption to the extent that the Trust has funds on hand available thereof at such time; and (iii) payments on liquidation of the Trust with respect to the Preferred Securities (unless the Convertible Subordinated Debentures are distributed to the holders of the preferred Convertible Trust Securities), to the extent the Trust has assets available for distribution to the holders of the preferred Convertible Trust Securities.
     Pursuant to Article 6.1 of the Convertible Trust Guarantees (with respect to the preferred securities), Dura Automotive Systems, Inc.’s obligations under its Convertible Trust Guarantees (with respect to the preferred securities) are subordinate and junior in right of payment to its other liabilities, and ranks pari passu with the most senior preferred stock of Dura Automotive Systems, Inc. and any guarantee by Dura Automotive Systems, Inc. of preferred stock of an affiliate. In other words, these guaranty obligations will be payable only once all general unsecured obligations of Dura Automotive Systems, Inc. are paid in full in cash or cash equivalents.
     The preferred Convertible Trust Securities are convertible, at the holder’s option, into the Company’s Class A common stock at a rate of 0.5831 shares of Class A common stock for each Convertible Trust Security, which is equivalent to a conversion price of $42.875 per share. As part of the Convertible Trust Guarantees, Dura Automotive Systems, Inc. agreed that it would honor all obligations described therein relating to the conversion or exchange of the preferred securities into or for Class A common stock or Convertible Subordinated Debentures.
     Despite the convertible feature, effective December 31, 2003, the Company was required to adopt FIN 46 to such variable interest entities.9 The application of FIN 46 resulted in the reclassification of the Convertible Trust Securities to long-term liabilities on the Company’s consolidated balance sheet. As of the Petition Date, the outstanding balance including interest was approximately $58.3 million. No interest expense has been accrued for on this unsecured debt since the Petition Date.

[8]	The Trust is not a debtor in these Chapter 11 Cases. The Trust exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Trust and investing the proceeds thereof in the Convertible Subordinated Debentures.

[9]	FIN 46 is the U.S. Financial Accounting Standards Board’s Interpretation No. 46, Consolidation of Variable Interest Entities.

          (D) 7.5% Convertible Subordinated Debentures
     The issuance of the Convertible Trust Securities resulted in net proceeds of approximately $52.6 million which the Trust used to purchase the Convertible Subordinated Debentures due March 31, 2028, issued by Dura Automotive Systems, Inc. The sole assets held by the Trust are the Convertible Subordinated Debentures issued by Dura Automotive Systems, Inc.
     Pursuant to Article 12 of the Convertible Subordinated Indenture, the obligations of Dura Automotive Systems, Inc. under the Convertible Subordinated Debentures are subordinated to and junior in right of payment in full of all amounts due and payable in respect of debt of Dura Automotive Systems, Inc. (including the Senior Notes obligations pursuant to Dura Automotive Systems, Inc.’s guarantee thereof), including during bankruptcy proceedings, except for certain enumerated exceptions, including non-recourse debt, intercompany debt, debt to employees, tax liabilities, liabilities to trade creditors, and any debt created by an instrument specifically providing that it is not senior to the Convertible Subordinated Debentures or to debt that is itself not senior to the Convertible Subordinated Debentures. The relevant extract of the Convertible Subordinated Indenture is attached hereto as Exhibit F.
     As the parent holding company, Dura Automotive Systems, Inc.’s assets consist primarily of investments in its subsidiaries. The Convertible Subordinated Debentures are obligations exclusively of Dura Automotive Systems, Inc., and its ability to service its indebtedness, including the Convertible Subordinated Debentures, depends primarily upon the earnings of its subsidiaries and the distribution or other payment of such earnings to Dura Automotive Systems, Inc. in the form of dividends, loans or advances, and repayment of loans and advances from the parent. As separate and distinct legal entities, the Debtor subsidiaries have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Convertible Subordinated Debentures or to make any funds available therefore, whether by dividends, loans or other payments. To that end, creditors of the Debtor subsidiaries would be entitled to a claim on the assets of such subsidiaries prior to any claims by Dura Automotive Systems, Inc. Accordingly, in the event of a liquidation or reorganization of any subsidiary, creditors of such subsidiary are likely to be paid in full before any distribution is made to the parent company, except to the extent that Dura Automotive Systems, Inc. itself is recognized as a creditor of such subsidiary, in which case the claims of Dura Automotive Systems, Inc. would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the parent.
13.
EVENTS LEADING TO THE CHAPTER 11 CASES
(a) DETERIORATING CONDITIONS IN AUTOMOTIVE SECTOR.
     The Debtors are in a troubled industry and face many risks because the automotive market relies on consumer spending and, thus, is highly cyclical. The North American OEM market share and their overall production levels for both cars and light trucks has declined significantly in recent years. As recently as 1999, GM, Chrysler, and Ford enjoyed a collective 62% U.S. market share. However, demand for light trucks and sport utility vehicles decreased over the past 12 — 18 months as a result of record high U.S. gasoline prices during this period, product fatigue among consumers, and shifting consumer tastes. Therefore, in the first half of 2006, the Big Three’s collective market share had fallen to approximately 53.6%. Industry experts also point to a number of other factors as having caused the current decline, including uncompetitive product offerings, and cost disadvantages resulting from legacy pensions, health care costs and unwieldy unionized labor collective bargaining agreements.
     GM, Chrysler, and Ford’s respective precipitous losses of market share and decreased sales volumes have significantly harmed the automotive supply chain. The North American OEMs have concomitantly decreased their volume of orders from their Tier I suppliers while simultaneously continuing to pursue aggressive price-down strategies. Finally, all three North American OEMs have announced their intentions to reduce the number of suppliers with whom they do business. All of these factors have caused revenues and profit margins of the automotive suppliers industry to shrink significantly.

(b) THE DEBTORS’ DETERIORATING FINANCIAL CONDITION.
     Prior to the Petition Date, the Debtors’ principal source of liquidity was cash flow generated from operations, cash on hand and borrowings under their Senior Secured Credit Facilities. In the months leading up to the Petition Date, a series of developments reduced the Debtors’ revenue, profitability and cash flow. these developments severely constrained the Debtors’ liquidity, thereby jeopardizing the Debtors’ near-term ability to meet their obligations as they became due. These liquidity constraints also threatened the Debtors’ ability to continue to pursue necessary growth and development initiatives.
     (i) Declining Revenues
     The Company’s revenue in the first six months of 2006 declined to $1.158 billion from $1.244 billion in the same period in 2005. Specifically, the following factors negatively impacted the Debtors’ revenue prior to the Petition Date:
          (A) Decline In Domestic Automobile Production Volume
     First, the continuous decline in market share and overall production of the Debtors’ largest North American OEM customers simultaneously decreased the volume of the Company’s business. The Debtors typically supply their customers on a requirements basis, without guaranteed volumes. The OEM customers’ decreased order volumes concomitantly decreased the Debtors’ shipments, thereby accounting for approximately $23 million of decreased revenue in the first six months of 2006 versus the same period in 2005.
          (B) Lower and Even Negative Price Margins.
     In the months leading up to the Petition Date, the Debtors were unable to generate sufficient production costs savings to offset price reductions to the benefit of their OEM customers. With the decrease in OEM production levels, the OEMs have responded to market pressure, in part, by demanding and obtaining price reductions from their suppliers, including the Debtors, as the OEMs attempted to lower their product costs in light of industry conditions.
     Many such price reductions were in addition to regular price decreases already in the Debtors’ long term supply contracts with their OEM customers. In certain instances, the Debtors were committed under existing contracts to supply product to their customers at selling prices which were insufficient to cover the direct cost in producing such product.
     Pricing decreases accounted for $11 million of decreased revenue in the first six months of 2006 versus the same period in 2005. As a result, the Company’s gross margin declined precipitously from 11.2% (for the six-month period ended July 3, 2005) to 8.0% (for the six-month period ended July 2, 2006).
          (C) Company’s Loss of a Major Customer in 2006.
     Prior to the Petition Date, in the first six months of 2006, the Company’s net new revenue was $65 million less than the prior year period. The revenue decrease resulted from the loss of sales to Lear, a major Tier 1 Customer. The Debtors’ North American operations lost a highly profitable follow-on production order due to Lear’s decision to produce its own parts. Since November 1999, the Debtors have supplied Lear with power seat adjusters which are incorporated into the seats that Lear supplied to GM for its large truck platform, the GMT 800. The GMT 800 platform includes the Chevrolet Silverado, Cadillac Escalade, and GMC Yukon and Sierra. During the third quarter of 2005, the Debtors learned that Lear had decided to internally manufacture the seat adjusters for the redesigned version of those vehicles — the “GMT 900”.
     In the second quarter of 2006, the Debtors reported that they experienced a decrease in revenue, in part from the loss of the GMT 800/900 seat adjuster business. This loss also affected the production levels at the Company’s Bracebridge, Ontario facility, which designed and manufactured the GMT 800 power seat adjusters, and resulted in the downsizing of that facility.

     The Debtors have not been able to obtain new sales to replace or offset the loss of the GMT 800/900 seat adjuster business. Due to the relatively long lead times required to produce many of the Debtors’ complex structural components, it is often difficult, in the short term, for the Debtors to obtain new orders to replace volume and revenue declines from existing product sales.
     (ii) Increasing Competition.
     The Debtors compete for new business at the beginning of the development process for new and successor vehicle platforms. In the months’ leading up to the Petition Date, the Debtors’ failure to obtain new business on new models or to retain or increase business on redesigned existing models adversely affected the Debtors’ business and financial results. The Debtors’ reliance on any particular model generally has been minimized because the Debtors supply parts for a broad cross-section of both new and mature models. However, the relatively long lead times required for the production of many of the Debtors’ complex structural components and the lengthy process associated with obtaining awards of new business from the OEMs make it difficult for the Debtors to obtain new sales arrangements to replace any unexpected decline in the sale of existing products. Such existing product sales declines in 2005 and 2006 were at the heart of the Debtors’ financial crisis.
     The Debtors conduct their businesses in a highly competitive and complex industry. The automotive parts industry principally involves the supply of systems, modules and components to vehicle manufacturers for assembly into new vehicles. Additionally, suppliers provide components to other suppliers for use in their product offerings. Customers rigorously evaluate suppliers on the basis of product, quality, price competitiveness, technical expertise and development capability, new product innovation, reliability and timeliness of delivery, product design capability, leanness of facilities, operational flexibility, customer service and overall management.
     Some competitors may have greater financial resources than the Debtors or a competitive advantage in the production of any given product that the Debtors manufacture, and there can be no assurance that the Debtors will be able to successfully compete in the markets for the products that they currently provide. The decline in overall OEM production and sales created overcapacity in the automotive supply industry throughout the world. This overcapacity led certain of the Debtors’ competitors to lower their prices in an attempt to generate sales. This situation further increased pressure on the prices the Debtors were able to charge.
     (iii) Pressure From Increasing Costs.
     The Debtors’ liquidity problems were also fueled by price increases for major commodity and other goods because they were unable to pass the increased costs to their customers. Notably, the cost of aluminum reached 17-year highs in January 2006, which was nearly 10% more than at the beginning of 2005, and 20% more than at the beginning of 2004. Likewise, the cost of steel has continued to significantly increase since the beginning of 2005.
     Because of OEM pricing pressures, the Debtors were not able to readjust their selling prices as raw material costs increased. In addition, substantially all of the Debtors’ prepetition supply contracts with their OEM customers do not allow the Debtors to pass increased raw material costs through to their customers. Thus, the Debtors have borne the entire impact of recently escalating key raw materials costs in the form of higher costs of goods sold resulting in decreased margins on many product lines. Nonetheless, the Debtors have been actively working to mitigate the adverse impact of increased steel costs by applying for acceptance into their OEM customers’ steel resale programs.
(c) THE COMPANY’S PREPETITION OPERATIONAL RESTRUCTURING EFFORTS.
     As early as 2004, the Company implemented a four-point strategy to grow its business and improve its balance sheet. This strategy consisted of: (1) improving asset utilization and lowering its manufacturing costs; (2) reviewing its business portfolio to ensure that the Company is investing only in growing businesses with acceptable returns; (3) shifting its focus to product innovation as a catalyst for growth versus the Company’s previous acquisition strategy; and (4) improving the Company’s balance sheet by reducing debt.
     Pursuant to this strategy, and as part of its ongoing cost reduction and capacity utilization efforts, the Company closed three U.S. facilities in 2004, and consolidated these operations into existing facilities. The

Company also consolidated certain of its Body and Glass Division product lines in Europe and relocated a sales and engineering facility to Velizy, France, to be near the Company’s French OEM Customers. In 2005, the Company completed streamlining two German manufacturing operations.
     In February 2006, the Company announced its “50-Cubed” operational restructuring plan, (the “50-Cubed Plan”) which the Company designed to enhance performance optimization, worldwide efficiency and financial results and to increase profitability of the Company’s worldwide operations by 50% through either product movement or facility closures by December 2007. The Company planned to finance the 50-Cubed Plan with cash on hand and availability under the Senior Credit Facilities.
     In early 2006, the Debtors concluded that the 50-Cubed Plan, by itself, would not be enough to bring the Company back to health. The Debtors needed to cut overhead as well. The Company’s senior management, therefore, determined that gross profit margins could be further improved by eliminating approximately 510 salaried and hourly positions in Canada, the United States and Western Europe that were not directly involved in production by December 31, 2006, through the “510 Program.” The Debtors sought to more appropriately align their indirect workforce with current sales volumes. As more fully discussed in Article III.B.6 of this Disclosure Statement, the Debtors completed this goal in late 2006 ahead of schedule.
(d) IMPACT OF LIQUIDITY CONSTRAINTS
     Notwithstanding the restructuring initiatives described above, the Debtors still encountered significant and increasing operational and financial difficulties in 2006. As discussed above, in the months leading up to the Petition Date, product gross margins, cash flow and profitability all declined significantly. In the first six months of 2006, EBITDA totaled $54.9 million, down from $92.9 million in the same period in 2005.
     Not surprisingly, the Debtors faced liquidity constraints, which were further exacerbated by the carrying costs of the Debtors’ highly leveraged balance sheet.
     Prior to the Petition Date, the Debtors had to dedicate a substantial portion (of their) cash flow from operations to the servicing their existing indebtedness. With the cumulative adverse effects of the above-mentioned factors and the Debtors’ inability to reduce costs or increase prices sufficiently, the Debtors were not able to generate sufficient cash flow from operations to service their indebtedness and to meet their other obligations.
     The Debtors’ highly leveraged position also made them more vulnerable to the economic downturns in the automotive sector. Indeed, OEMs and other Tier I automotive suppliers, demand as a condition to awarding new businesses, that suppliers such as the Debtors be able to expend significant amounts of capital or be able to finance the necessary investments in tooling, engineering, design services, testing and certification for new products. But the above-described highly leveraged balance sheet prevented the Debtors from making the capital expenditures necessary to secure new future business awards.
     On August 29, 2006, the Debtors elected to defer the interest payments on the Convertible Subordinated Debentures which were payable on September 30, 2006. Likewise, on October 15, 2006, the Debtors did not make a required interest payment of approximately $17.25 million on their Senior Notes. The relating Senior Notes Indenture provided a 30-day grace period before the nonpayment of interest due on these notes would have constituted an event of default.
     The Debtors’ failure to make this interest payment constituted an immediate default under the First Lien Revolver, and upon the expiration of the 30-day grace period, would have constituted an event of default under the Debtors’ outstanding Subordinated Notes and Second Lien Facility had these Chapter 11 Cases not commenced.
     On November 1, 2006, had the Chapter 11 Cases not commenced, the Debtors would also have been required to make an interest payment of approximately $24 million on their Subordinated Notes.

14.
THE CHAPTER 11 CASES
(a) OVERVIEW OF CHAPTER 11
     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. In addition to permitting debtor rehabilitation, chapter 11 promotes equality of treatment for similarly situated creditors and similarly situated equity interest holders, subject to the priority of distributions prescribed by the Bankruptcy Code’s “absolute priority” rule which governs distribution priorities, and governs how chapter 11 plans treat different classes of dissimilarly situated creditors and equity interest holders.
     Commencement of a chapter 11 case creates an estate that comprises all of the legal and equitable interests of the debtor as of the bankruptcy commencement date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor-in-possession.”
     Consummating a plan of reorganization is the principal objective of a chapter 11 reorganization case. The bankruptcy court’s confirmation of a plan of reorganization binds the debtor, any issuer of securities under the plan of reorganization, any person acquiring property under the plan of reorganization, any creditor or equity interest holder of a debtor, and any other person or entity as may be ordered by the bankruptcy court in accordance with the applicable provisions of the Bankruptcy Code. Subject to certain limited exceptions, the order issued by the bankruptcy court confirming a plan of reorganization discharges a debtor from any debt that arose prior to the confirmation of the plan of reorganization and provides for the treatment of such debt in accordance with the terms of the confirmed plan of reorganization.
     Prior to soliciting acceptances of a proposed plan of reorganization, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding acceptance of the plan of reorganization. This Disclosure Statement is being submitted in accordance with the requirements of section 1125 of the Bankruptcy Code.
     The following is a general summary of the Chapter 11 Cases, including, without limitation, the administration of the Chapter 11 Cases, the stabilization of the Debtors’ operations following the chapter 11 filings, the Debtors’ restructuring initiatives since the chapter 11 filings, and the Debtors’ business plan.
(b) ADMINISTRATION OF THE CHAPTER 11 CASES
     On the Petition Date, the Debtors sought and obtained certain relief from the Bankruptcy Court to ensure that their operations continued with the least possible disruption, including but not limited to, the relief set forth below.
(i)	Customary “First Day” Orders
     As in many large chapter 11 cases, the Debtors filed a variety of customary motions on the Petition Date which were designed to facilitate their smooth transition into bankruptcy.
•	The Joint Administration Order
     On October 31, 2006, the Bankruptcy Court entered a final order allowing the joint administration of these Chapter 11 Cases solely for procedural purposes to reduce the financial and other resources spent on administering the Chapter 11 Cases.
•	The Employee Wages Order
     The Debtors believe that their employees are a valuable asset and that any delay in paying prepetition or postpetition compensation or benefits to their employees would have destroyed the Debtors’ relationship with their employees and irreparably harmed employee morale at a time when the dedication, confidence and cooperation of the Debtors’ employees is most critical. On October 31, 2006, the Bankruptcy Court entered an interim order granting the Debtors authority to pay prepetition compensation and benefits owed to employees (including, but not limited to, vacation pay, health insurance, and other benefits) in the ordinary course of the Debtors’ businesses. On November 20, 2006, the Bankruptcy Court entered a final order granting the requested relief, but “capped” payments made under this order at $1,150,000 on account of prepetition severance payments and obligations.
•	The Utilities Order
     The Bankruptcy Court entered an interim order on October 31, 2006, prohibiting the Debtors’ utility providers from discontinuing, altering or refusing service and proposed a two week deposit, calculated by month averages over the past year, as adequate assurance of future performance. The interim order also set a final hearing on the matter for November 20, 2006. The Debtors received three formal objections from utility providers arguing that a two week deposit was insufficient adequate assurance of future performance. Two of those objections were resolved prior to the final hearing and the Bankruptcy Court entered a final order granting the relief requested on November 20, 2006, but carved out the last remaining utility provider, Northern Indiana Trading Company, with a standing objection. This third objection was resolved by a stipulation, filed on November 22, 2006, and approved by the Bankruptcy Court on November 27, 2006.
•	The Cash Management Order
     On October 31, 2006, the Bankruptcy Court entered an interim order authorizing the Debtors to continue using their established cash management system, bank accounts, investment practices and intercompany transactions in the ordinary course of business, in lieu of closing existing accounts and establishing an entirely new postpetition cash management system, to avoid disruption. The interim order also set a final hearing on this matter for November 20, 2006. The Bankruptcy Court entered a final order on November 20, 2006, and on an interim basis until December 21, 2006, allowed Debtors to invest and deposit funds in their investment account in accordance with their prepetition practices, notwithstanding that this practice may not strictly comply with the requirements of section 345 of the Bankruptcy Code.
•	The Insurance Order
     On October 31, 2006, the Bankruptcy Court entered an interim order authorizing the Debtors to pay any prepetition premiums or costs related to insurance policies their in effect or to their existing premium financing agreement as are necessary to avoid cancellation, default, alteration, assignment, attachment, lapse or any form of impairment to the coverage, benefits or proceeds provided under such policies and to maintain the policies in current force and effect. This order permits the Debtors to continue taking advantage of prepetition policies which mostly likely have lower premiums than new, equivalent policies. On November 20, 2006, the Bankruptcy Court entered a final order granting the relief requested, and authorized the Debtors in their sole discretion to renew their existing premium financing agreement or to enter into new premium financing agreements in the ordinary course of business.
•	The Sales and Use Tax Order
     On October 31, 2006, the Bankruptcy Court entered an order authorizing the Debtors to remit and pay certain taxes and government charges up to an aggregate cap of $350,000.
•	The Customer Programs Order
     On October 31, 2006, the Bankruptcy Court entered an interim order authorizing the Debtors to continue certain customer programs, including programs related to product returns, warranties, indemnification, customer-owned tools, replacement parts and price adjustments. On November 20, 2006, the Bankruptcy Court entered a final order, which set an aggregate cap of $5,000,000 for payment of prepetition claims owed on account of customer programs and a provision requiring the Debtors to notify the Creditors’ Committee of any payments on account of prepetition warranty obligations or customer rebates exceeding $50,000.

•	The Equity Trading Order
     On the Petition Date, the Debtors filed a motion requesting entry of an order limiting the ability of substantial shareholders and shareholders holding a fifty percent or greater interest in the Debtors to transfer their equity interests or assert claims of worthlessness, to protect the Debtors’ valuable net operating losses and tax benefits. The Bankruptcy Court entered an interim order granting the relief requested on October 31, 2006, and entered a final order on November 20, 2006.
•	The Interim Compensation Order
     On the Petition Date, the Debtors filed a motion to establish procedure whereby certain retained professionals performing services directly related to the Chapter 11 Cases may receive a percentage of fees billed and expenses incurred for services performed upon proper application to the Bankruptcy Court. On November 20, 2006, the Bankruptcy Court entered an order establishing procedures for the interim compensation and reimbursement of professionals during these Chapter 11 Cases. On December 22, 2006, the Bankruptcy Court entered an order appointing a fee auditor and establishing procedures related to compensation of these professional.
•	The Ordinary Course Professionals Order
     On the Petition Date, the Debtors filed a motion requesting authority to employ and pay the reasonable fees and expenses of professionals utilized in the ordinary course of business to advise and assist the Debtors in the operation of their businesses and to defend the Debtors in matters arising in the ordinary course of business. On November 20, 2006, the Bankruptcy Court entered an order granting the relief requested and establishing compensation procedures for professionals utilized in the ordinary course of business.
(ii)	Obtaining Postpetition Financing
     On the Petition Date, the Debtors filed a motion requesting authority to obtain debtor-in-possession financing of an aggregate principal of $300,000,000 from General Electric Capital Corporation, as agent for itself and its syndicate of lenders, Goldman Sachs Credit Partners L.P., as administrative agent, collateral agent, sole bookrunner, joint lead arranger and syndication agent, and Barclays Capital (the investment banking division of Barclays Bank, PLC) as joint lead arranger and documentation agent.
     On October 31, 2006, the Bankruptcy Court entered an interim order granting the relief requested in the motion. On November 20, 2006, the Bankruptcy Court entered the Final DIP Order approving a $300 million DIP Facility, which included a $185 million Senior Secured Super-Priority Debtor-In-Possession Term Loan and Guaranty Agreement, dated as of October 31, 2006, and a $115 million Senior Secured Super-Priority Debtor-In-Possession Revolving Credit and Guaranty Agreement, dated as of November 30, 2006. This post-petition financing provided new liquidity to the Debtors and was not simply a replacement of prepetition working capital debt.
     Specifically, borrowings under the DIP Facility were used to repay outstanding secured obligations and support outstanding letters of credit under the Debtors’ prepetition First Lien Revolver. The DIP Facility further provided for termination of the Debtors’ interest rate swap liabilities, and payment of certain adequate protection payments, professionals’ fees, transaction costs, fees and expenses incurred in connection with the DIP Facility. Obligations under the DIP Facility are secured by a first priority lien on substantially all of the Debtors’ assets. On November 30, 2006, the Debtors paid off the balances outstanding under the First Lien Revolver in the amount of $106.4 million through proceeds from borrowings authorized pursuant to the Final DIP Order. The DIP term loan remains fully funded, with a balance of $165 million. The outstanding balance on the DIP revolver as of July 31, 2007, was $75.1 million.
     In May 2007, the Debtors negotiated with their senior secured DIP Lenders to amend certain covenants in the DIP Facility in an effort to stabilize and enhance their liquidity position during the process of negotiating a chapter 11 plan of reorganization. The DIP Amendments adjusted the applicable covenants in the DIP Facility to: (a) reduce the Debtors’ minimum monthly EBITDA performance targets for a temporary four-month period from May 2007 through August 2007; (b) combine the baskets for the Debtors’ European and other foreign affiliates (the “Non-Guarantors”), receivables factoring and sale-leaseback transactions; (c) permit the issuance of Non-Guarantors letters of credit up to $5 million; and (d) permit the Debtors to return up to $1.45 million in funds received from one of their non-debtor Brazilian subsidiaries. Although no defaults were projected under the salient terms of the DIP Facility, the DIP Amendments were a proactive measure to ensure a stable environment as the Debtors prepare to exit chapter 11. In consideration for the negotiated covenant relief, the DIP Amendments provided for an aggregate fee of up to $300,000 to be paid to the DIP Lenders if all DIP Lenders provide timely support for the DIP Amendments. On June 28, 2007, the Bankruptcy Court entered an order authorizing and approving the DIP Amendments.
     As more fully discussed in Article III.B.7. of this Disclosure Statement, the Debtors intend to use the proceeds from the Atwood sale to pay down a portion of the funds owed under the DIP Facility. The Debtors anticipate that the Atwood sale will close on or about August 24, 2007.
(iii)	Stabilizing Business Operations — Payment of Certain Prepetition Vendor Claims
     In the weeks immediately following the Petition Date, the Debtors focused on stabilizing their business operations and customer and vendor relationships. They engaged in in-depth and detailed communications with critical suppliers, vendors, customers and employees to provide them with an understanding of the Debtors’ financial situation and general plan for emergence from chapter 11. In particular, the Debtors worked closely with their vendors and suppliers to implement the terms of the “first day” critical trade, shipper and lienholders, and foreign vendor orders with minimum payment and scheduling changes as discussed below. They also worked closely with their customers during this period, and avoided even a single shutdown of their product lines or any customer disruptions.
•	The Shipping Order
     On the Petition Date, the Debtors requested authority to pay prepetition claims of shippers and lien claimants in the ordinary course of business. On October 31, 2006, the Bankruptcy Court granted the Debtors interim authority to do so up to an aggregate amount of $740,000 for shippers and $2,600,000 for lien claimants. This order allowed the Debtors to maintain the vital links in their supply chain, which allowed the Debtors to sustain their business operations. On November 21, 2006, the Bankruptcy Court entered a final order on essentially the same terms contained in the interim order. The final order, however, also required the Debtors to provide the Creditors’ Committee and the U.S. Trustee with weekly reports summarizing payments made to shippers and lien claimants on account of their prepetition claims. The Debtors have timely complied with such reporting requirement throughout these Chapter 11 Cases.
•	The Critical Trade Order
     On the Petition Date, the Debtors filed a motion requesting an order authorizing the Debtors to provisionally pay the prepetition claims of (i) certain parties who supply goods or services critical to the continued operation of the Debtors’ businesses (collectively, the “Critical Vendors”) and (ii) suppliers and vendors entitled to administrative expense priority under section 503(b)(9) of the Bankruptcy Code (the “Priority Vendors”), in the ordinary course of business, noting that virtually all of these types of creditors are critical to their operations, given the “sole-source” nature of the automotive supply chain.
     On October 31, 2006, the Bankruptcy Court granted the Debtors limited interim authority to pay vendors that were critical to the Debtors’ continued operations, up to an aggregate “cap” of $9,250,000. In exchange for the provisional payment of their prepetition trade claims, such vendors must agree to continue providing goods and services on terms at least as favorable to the Debtors as the terms in effect between the parties for the 120 days preceding the Petition Date. The Debtors were also granted some discretion under the Bankruptcy Court’s order to pay such a vendor’s prepetition trade claim in the absence of a trade agreement.
     On November 20, 2006, the Bankruptcy Court entered a final order authorizing the Debtors to provisionally pay Critical Vendors, up to an aggregate “cap” of $29,000,000, and Priority Vendors, up to an aggregate “cap” of $25,000,000 (who were critical to the Debtors’ continued operations). The final order, however, also required the Debtors to provide the Creditors’ Committee and the U.S. Trustee with weekly reports summarizing payments made to any Critical and Priority Vendors on account of their prepetition trade claims, whether a trade agreement was entered into in exchange for such payment, the terms reached under any such trade agreement, and the terms in effect prior to the Petition Date. The Debtors have timely complied with such reporting requirements throughout these Chapter 11 Cases.
     This relief was designed to — and did successfully — enable the Debtors to maintain their excellent relationships with their critical trade vendors. But, even with the authority the note bestowed on the Debtors, negotiations with and resolving the concerns of such vendors required considerable efforts by the Debtors and their advisors. Despite these challenges, the Debtors were able to avoid material interruptions in production throughout these Chapter 11 Cases.
•	The Foreign Vendor Order
     On October 31, 2006, the Bankruptcy Court entered an interim order authorizing the Debtors to pay the prepetition claims owing to certain vendors, service providers, regulatory agencies, and governments located in foreign jurisdictions (the “Foreign Vendors”) up to an aggregate cap of $3,400,000. The term Foreign Vendor shall not include foreign vendors, service providers or other nongovernmental entities, if such entities are known to have assets within the United States that would be subject to the jurisdiction of the Bankruptcy Court. On November 20, 2006, the Bankruptcy Court entered a final order authorizing the Debtors to pay Foreign Vendors on essentially the same terms contained in the interim order. The final order also required the Debtors to provide the Creditors’ Committee and the U.S. Trustee with a weekly report of payments made to Foreign Vendors pursuant to the order and the trade terms provided to the Debtors by each Foreign Vendor.
(iv)	Employment and Compensation of Professionals
     The Debtors filed retention applications for certain professionals to represent and assist them in the administration of these Chapter 11 Cases. Many of these professionals were intimately involved with negotiating and developing the terms of the Plan, and all of these professionals will continue to provide vital services throughout the duration of the Chapter 11 Cases. These professionals include: (a) K&E, as co-counsel for the Debtors; (b) Richards, Layton & Finger, P.A., as co-counsel for the Debtors; (c) AlixPartners LLP, as financial advisors to the Debtors; (d) Kurtzman Carson Consultants LLC, as notice, claims and solicitation agent to the Debtors; (e) The Brunswick Group, as communications consultants for the Debtors; (f) Miller Buckfire & Co. LLC, as investment bankers to the Debtors; (g) Togut Segal & Segal LLP, as Special Conflicts Counsel to the Debtors; (h) Baker & McKenzie, as special corporate and litigation counsel to the Debtors; (i) Banner & Witcoff, Ltd., as special intellectual property counsel to the Debtors; (j) Ernst & Young LLP, as tax advisory and risk advisory service providers; (k) Deloitte & Touche LLP, as independent auditors and accountants; (l) Deloitte and Touche LLP, as tax service providers and tax consultants to the Debtors; (m) W.Y. Campbell & Company, as asset broker to the Debtors; and (n) Assessment Technologies, Ltd., as property tax consultants to the Debtors. The Bankruptcy Court has entered orders retaining each of these professionals.
(v)	New Management Hires
     As of the Petition Date, the Debtors had insufficient human resources to facilitate their reorganization. The Debtors quickly pursued additional resources to assist in the reorganization efforts and continue enhancing their experienced management team.
(A)	Chief Operating Officer
     Historically, the Debtors’ day-to-day business management structure has not included a Chief Operating Officer. They have instead maintained a decentralized corporate structure, with management responsibilities allocated among business division presidents with full responsibility for the profits and losses experienced by their respective business divisions.
     In May 2006, Lawrence A. Denton, the Company’s Chief Executive Officer, in consultation with the Company’s board of directors, determined that the centralization process presented the opportunity to transition current management leadership. In particular, the Company determined that creating a Chief Operating Officer position with direct reporting responsibility to Mr. Denton would greatly assist the Debtors’ operational reorganization efforts. Indeed, the Company believed that adding such a high level executive focused primarily on managing the Company’s overall day-to-day global business operations, and spearheading its operational restructuring, would enable Mr. Denton, in his capacity as Chief Executive Officer, to dedicate his time to other major corporate issues, such as new business development, customer relations and the Company’s chapter 11 financial restructuring efforts.
     In June 2006, the Debtors began their search for an appropriate candidate to fill the position of Chief Operating Officer in earnest. Mr. Denton and the Vice President of Human Resources interviewed nine candidates for the position, and presented three of those candidates to the Company’s board of directors for further interviews. On November 15, 2006, the Company’s board of directors approved the decision to hire David T. Szczupak as Chief Operating Officer.
     On December 8, 2006, the Bankruptcy Court entered an order approving the employment of Mr. Szczupak as the Company’s Chief Operating Officer. Mr. Szczupak is responsible for overseeing the Automotive Segment which comprises of the Body and Glass Division and the Control Systems Division, with the Vice Presidents and Presidents of each of those divisions reporting directly to him. Mr. Szczupak has global operational responsibility for manufacturing, purchasing, engineering, and quality assurance functions and oversees regional leaders in Europe, North America, and possibly Asia and Brazil.
(B)	Interim Chief Financial Officer
     In December 2006, the Debtors entered into an employment agreement to employ David L. Harbert as interim Chief Financial Officer for Dura Automotive Systems, Inc., and a related service agreement with Tatum, LLC, to provide resources and support in connection with Mr. Harbert’s employment with the Company.
     On January 23, 2007, the Bankruptcy Court entered an order approving the employment of Mr. Harbert as interim Chief Financial Officer of Dura Automotive Systems, Inc.
(vi)	Operational Restructuring Efforts
     As discussed above in Article II.C. of this Disclosure Statement, the Company’s operational restructuring efforts have been underway since February 2006, pursuant to its 50-Cubed Plan and 510 Program.
(A)	The 50-Cubed Plan
     The goals of the Company’s 50-Cubed Plan remain the backbone of the Debtors’ global operational restructuring and has been incorporated into the Debtors’ business plan. The 50-Cubed Plan has three goals to be attained by December 2007: (i) increasing average company wide earnings by 50% (based on a three year historical run rate); (ii) transferring 50% of product lines to “best in cost” 10 or to lower cost countries (the “LCCs”) facilities; and (iii) during the course of these product line transfers, improving (or maintaining, as the case may be) quality to achieve an aggregate inspection failure rate of less than 50 parts per million. The 50-Cubed Plan was designed to achieve the first two goals primarily through relocating parts production currently supported by approximately 2,000 jobs in Canada, the United States and Western Europe to certain LCCs, including the Czech Republic, Romania (each primarily from Western Europe) and Mexico (from the U.S. and Canada) and other North American facilities identified as “best in cost” plants.
     Between May 30, 2006, and August 30, 2006, in its initial public step in implementing the 50-Cubed Plan, the Company announced four plant closures: (i) Brantford, Ontario, Canada (specializing in a variety of automotive column shift assemblies); (ii) Stratford, Ontario, Canada (specializing in a range of automotive control cables including parking brake an shifter cables); (iii) LaGrange, Indiana (specializing in recreation vehicle and specialty vehicle products); and (iv) Llanelli, Wales, United Kingdom (specializing in automotive cable control systems).

[10]	“Best in cost” refers to the most effective location for manufacturing specific product, taking into account customer access, labor content, shipping, equipment and technology efficiencies.

     Consistent with those public announcements, the Debtors also made significant other progress in achieving the goals of the 50-Cubed Plan during 2006. By December 31, 2006, the Debtors had successfully transferred production previously supported by approximately 740 positions in high-cost facilities to LCCs and “best in cost” facilities. Most notably, in December 2006, the Company closed the Llanelli plant, and successfully shifted that facility’s entire production capacity to plants in Kopriniece, Czech Republic, and Timisora, Romania.
     On May 31, 2007, the Debtors closed its Brantford, Ontario facility, which manufactured adjustable and traditional brake systems cable systems, hybrid electronic and traditional gear shift systems, and instrument panels that were primarily used by Daimler Chrysler. The Debtors anticipate that the Stratford facility will close by the end of November 2007.
     The benefits that these changes have conferred on the Debtors are readily apparent. By March 2007, these restructuring efforts had enabled the Company to realize more than one-third of an estimated $40 million in going-forward annual savings.
(B)	The 510 Program
     Through its substantial efforts, the Debtors’ executive team successfully completed the 510 Program ahead of schedule. Another 47 employees were transferred from indirect labor positions to direct labor positions as part of the 510 Program. The 510 Program has effectively eliminated a total of approximately 560 indirect labor positions and eliminated approximately $26.8 million in annual salary and wage costs, at an estimated cost of only $2.8 million in severance payments made to certain of the 513 indirect workers whose positions were eliminated by December 31, 2006.
(C)	Developing the Business Plan
     The Debtors and their advisors recognized that developing a realistic, solid and executable business plan was a necessary foundation for them developing a chapter 11 plan of reorganization. Thus, early in these chapter 11 cases, the Debtors and their advisors initiated a thorough, bottom-up review of the Company’s businesses in North America, Europe and its “rest-of-world” operations in light of rapidly evolving business conditions in the automotive sector to develop a five-year business plan. Key to the Debtors’ business plan was turning the 50-Cubed Plan’s operational initiatives into a substantial cash-flow improving reality.
     In connection with the Company’s operational restructuring, the Company identified additional cost-elimination initiatives in their preliminary 2007-08 operating forecast, including but not limited to new plant closures, proposed divestitures and further consolidation strategies. In early March of 2007, the Debtors presented this 2007-08 operating forecast based upon their efforts to date to the Creditors’ Committee and Second Lien Group.
     In late March of 2007, the Debtors completed their bottom-up 2007-08 operating forecast, paving the way for their five-year business plan. The Debtors completed their comprehensive five-year business plan in late May of 2007. This five-year business plan was designed to serve as the platform for a plan of reorganization and thus, as the roadmap for the Debtors’ emergence from chapter 11 and return to profitability. On May 31, 2007, the Debtors presented their five-year business plan to the Creditors’ Committee and Second Lien Group.
     A summary of key points in the business plan, include: (i) consolidation of manufacturing facilities to low-cost countries, which includes closing ten manufacturing locations, four which have already been announced (including the Brantford and Stratford facilities discussed above); (ii) completion of a profitability analysis to determine what, if any, of the Debtors’ businesses should be exited, and which customer programs need to be renegotiated or terminated; (iii) centralization of purchasing; (iv) reductions in corporate overhead costs; (v) reductions in manufacturing defect rates; and (vi) reductions in indirect labor costs.
     As part of their business plan and restructuring efforts, the Debtors have also continued to analyze their diverse asset portfolio and, where appropriate, have sought, and will continue to seek, authority from the Bankruptcy Court to sell certain non-core assets. In connection with these efforts, Company management and its advisors have identified additional initiatives in its 2007-08 operation forecast including but not limited to new plant closures, proposed divestitures and further consolidation strategies.

     On April 3, 2007, the Debtors announced that, as a part of their 50-Cubed Plan, they planned to close the following four plants by year-end 2007:
•	Brownstown, Indiana, a 68,400 square-foot plant that manufactures spare tire carriers/winches and toolkits, and currently employs 114 people. The Debtors are transferring the manufacturing footprint to their Matamoros, Mexico, plant. The Debtors anticipate that production will cease at the Brownstown facility before year-end 2007;

•	Bracebridge, Ontario, a 120,000 square-foot plant that manufactures manual and power seat adjusters, and currently employs 176 people. The Debtors are transferring the manufacturing footprint to the Gordonsville, Tennessee, and Stockton, Illinois, “best-in-cost” facilities. The Debtors anticipate that production will cease at the Bracebridge facility in November 2007;

•	Hannibal South, Missouri, a 70,000 square-foot facility that manufactures park brake cables, and currently employs 65 people. All primary operations will be transferred to Milan, Tennessee, to be integrated with final assembly work. The Debtors anticipate that the Hannibal South facility will close by the end of September 2007; and

•	Selinsgrove, Pennsylvania, a 56,000 square-foot facility that manufactures truck cap windows, and currently employs 61 people. The Debtors will move the assembly lines to their Elkhart, Indiana, “best-in-cost” facility. It is anticipated that the Selinsgrove facility will close by the end of May 2007.
     The Debtors also announced their intention to sell their jacks business and their hinge and latch business, which they anticipate will involve going-concern sales or similar transactions involving the following facilities by year-end 2007:
•	Butler, Indiana, a 140,000 square-foot facility that manufactures jacks and jack tool kits, and currently employs 181 people; and

•	Mancelona, Michigan, a 173,000 square-foot facility that primarily manufactures automotive latch assemblies, and currently employs 237 people. [11]
     All of the above-described manufacturing footprint movements are part of or a continuation of the 50-Cubed Plan and are basic operational restructuring assumptions that form the foundation of the Debtors’ business plan. To date, the Debtors made substantial progress in achieving their initial operational restructuring goals and, to date, have been on time and on budget, having shifted approximately 50% of its production to LCCs and “best-in-cost” facilities.
     (vii) The Atwood Sale
     In May 2007, the Debtors announced that they were exploring strategic alternatives for Atwood namely, whether a divestiture or growth strategy would maximize Atwood’s financial contribution to the Debtors’ estates. The Debtors determined that a divestiture would: (a) maximize Atwood’s value contribution to their estates; (b) provide necessary liquidity through the plan negotiation and confirmation process; and (c) allow the Debtors to focus on their core business of manufacturing parts for the automotive industry. The Debtors intend to use the proceeds from this sale to pay down a portion of the funds owed under the DIP Facility.
     In connection with the sale process, the Debtors contacted nearly 150 parties that they identified as interested or likely to be interested in acquiring Atwood. In early May, the Debtors distributed a confidential information memorandum on Atwood to over half of those parties, seeking preliminary indications of interest in acting as a stalking horse bidder by May 18, 2007. Approximately 21 recipients of confidential information memorandum, including both financial and strategic buyers, responded with such preliminary indications of interest. After having reviewed the preliminary indications of interest, the Debtors pursued further discussions with seven of

[11]	The Debtors anticipate selling the Mancelona hinges and latches business prior to the Effective Date.

those parties. The Debtors provided those parties with extensive due diligence information through a dataroom. Additionally, the Debtors gave multiple site tours through Atwood facilities and provided access to Atwood management personnel to answer potential purchasers’ questions regarding operations.
     On June 15, 2007, four parties submitted formal bids to act as a stalking horse bidder for the proposed sale. The Debtors continued to work with three of these parties to satisfy their further diligence requests, while simultaneously negotiating the terms of an asset purchase agreement bidding procedures and sale order. In conjunction with this process, the Debtors developed a sale incentive compensation plan to encourage a group of senior Atwood management to fully support the sale process and to pursue the highest or best value for the sale. On June 28, 2007, the Bankruptcy Court entered an order authorizing the Debtors to implement and complete the Atwood sale incentive compensation plan, and to make all attendant payments thereunder.
     On July 3, 2007, and after prolonged arms length negotiations, the Debtors and Atwood Acquisition Co. LLC, an affiliate of Insight Equity, executed an asset purchase agreement, which was subject to both higher and better offers as well as the Bankruptcy Court’s approval. On July 24, 2007, the Bankruptcy Court entered an order approving the bidding procedures, the form and manner of notice of an auction, and other related relief. The auction to sell the Atwood assets was scheduled for August 14, 2007, at 10:00 a.m. E.T. However, no qualifying bids were received by August 8, 2007, the bid deadline. Therefore, pursuant to the Bankruptcy Court’s order, the Debtors canceled the auction. On August 15, 2007, the Bankruptcy Court approved the sale of the Atwood assets to Atwood Acquisition Co. LLC for an aggregate cash consideration of $160.2 million. 12
(viii)	Management Incentive Initiatives
     In furtherance of the Debtors’ operational restructuring initiatives, the Debtors sought and obtained Bankruptcy Court approval for their key management incentive plan (the “KMIP”). The KMIP, as originally conceived and administered, provided incentive payments focused solely on completing the contemplated 50-Cubed Plan and other operational restructuring initiatives on time and at or below budget. The KMIP was intended to ensure that senior management participants and approximately fifty non-senior management KMIP participants who are primarily responsible for implementing the Debtors’ operational restructuring objectives remain highly motivated and dedicated towards achieving the Debtors’ various restructuring goals. The KMIP payments were determined by the Company’s progress in four specific areas: (a) moving production for 2,000 positions to “best in cost” and LCC facilities by December 31, 2007; (b) completing the 50-Cubed Plan at or under budget (approximately $100 million); (c) eliminating at least 510 indirect labor positions by December 31, 2006; and (d) achieving personal goals as set by each participant’s manager in support of the above three activities.
     On February 21, 2007, the Bankruptcy Court entered an order authorizing the payment of certain interim payments approved by the Company’s compensation committee to the non-senior management KMIP participants in an aggregate amount of approximately $440,000. On May 8, 2007, the Bankruptcy Court entered an order authorizing certain interim payments approved by the Company’s compensation committee to (a) the non-senior management KMIP participants in the aggregate amount of $553,793, for accomplishments made during the January 1, 2007, to March 31, 2007, timeframe; and (b) the senior management KMIP participants in the aggregate amount of $1,212,970, for accomplishments made during the September 25, 2006, to December 31, 2006, and the January 1, 2007, to March 31, 2007, timeframes.
     In April 2007, the Debtors revised the KMIP to take into account the evolving facts and circumstances of the Chapter 11 Cases, and in particular the development of the 2007-08 operating forecast and five year business plan, including specific incentives for achieving two other goals: (a) meeting certain business-performance criteria; and (b) expeditiously exiting the bankruptcy. The terms of the revised KMIP were:

[12]	Pursuant to an amended lease to the Asset Purchase Agreement, dated as of July 3, 2007, by and between Atwood Acquisition Co. LLC as Purchaser and Atwood Mobile Products, Inc. as Seller, and as represented on the record at the August 15, 2007, hearing, and filed with the Bankruptcy Court on August 16, 2007, up to $4.5 million in additional rent may be paid to Atwood Acquisition Co. LLC, as landlord and purchaser of, and in connection with, Atwood’s West Union, Iowa facility.

•	Non-Senior Management KMIP Participants: Quarterly payments based on demonstrated progress in the three remaining relevant original KMIP metrics:
•	Moving production for 2,000 positions to “best in cost” and LCC facilities by December 31, 2007;

•	Completing the 50-Cubed Plan at or under budget (approximately $100 million); and

•	Achieving personal goals as set by each participant’s manager in support of the above two activities.
•	Senior Management KMIP Participants. Three payments were to be made to senior management KMIP participants:
•	Incentive Payment No. 1: 25% of remaining KMIP bonus payments (or approximately $505,267) upon the delivery of the business plan to the Creditors’ Committee and Second Lien Group;

•	Incentive Payment No. 2: 25% of remaining KMIP bonus payments upon the filing of a chapter 11 plan of reorganization and disclosure statement with the Bankruptcy Court; and

•	Final Payment: 50% of remaining KMIP bonus payments upon the earlier of: (a) December 31, 2007; and (b) the confirmation of a chapter 11 plan of reorganization, subject to certain trailing 2007 EBITDA targets.
     On June 1, 2007, the Bankruptcy Court entered an order authorizing the Debtors to make payments to: (a) the non-senior management KMIP participants based on the three remaining relevant original KMIP metrics without further notice; and (b) 50% of the EBITDA target payments to the senior management KMIP participants upon the earlier of (i) December 31, 2007; and (ii) the confirmation of a chapter 11 plan of reorganizations subject to certain trailing 2007 EBITDA targets (measured beginning April 1, 2007), pursuant to the revised KMIP metrics. On June 28, 2007, the Bankruptcy Court entered an order authorizing the Debtors to make the Business Plan metric payment to the senior management KMIP participants. Once they have filed the Plan, the Debtors will thereafter file a motion seeking an order to authorize the payment of Incentive Payment No. 2 to senior management KMIP participants.
     (ix) Customer Agreements
     Over the past few months, as part of the Debtors’ strategy to induce lasting sales and increase profitability, the Debtors have been negotiating several long-term accommodation agreements with certain key customers. These agreements include pricing adjustments on selected platforms and service parts, commitments with respect to certain price givebacks and commitments to not resource current business. In certain cases, and where necessary, the Debtors intend to seek Bankruptcy Court approval of these accommodation agreements by separate motion.
     (x) Executory Contracts and Leases
     As of the Petition Date, the Debtors were parties to hundreds of executory contracts and unexpired leases. In conjunction with their overall asset rationalization efforts, the Debtors conducted an analysis and review of their unexpired nonresidential real property leases. The analysis sought to: (a) identify whether any nonresidential real property leases would aid or further the Debtors’ operational restructuring initiatives; and (b) ensure that any leases that were assumed were priced competitively. The lease evaluation process involved a thorough review of the costs and benefits of each lease and a determination of how that lease fits within the Company’s overall business plan.
     As a result of the Debtors’ analysis, they identified six non-residential real property leases to be assumed: (a) Company corporate headquarters, 2791 Research Drive, Rochester Hills, Michigan, the lease to which expires December 2011; (b) Elkhart I, 23806 County Road 6, Elkhart, Indiana, the lease to which expires April 2008; (c) Elkhart II, 23950 Country Road 6, Elkhart, Indiana, the lease to which expires December 2009; (d) Spring Lake, 16880 North 148th Avenue, Spring Lake, Michigan, the lease to which expires September 2007; (e) 53061 Ada Drive, Elkhart, Indiana, the lease to which expires on September 2012; and (f) 5845 East 14th Street Brownsville,

Texas, the lease to which expires on March 2013. On June 4 and 28, 2007, respectively, the Bankruptcy Court entered orders authorizing the Debtors to assume those leases.
     (xi) Preference Analysis and Other Potential Avoidance Actions
     The Debtors are currently investigating prepetition transfers that may be avoided under Chapter 5 of the Bankruptcy Code as preferential, fraudulent or otherwise under sections 544, 545, 547, 548, 549 and 550 of the Bankruptcy Code or relevant and applicable state law, such as the Uniform Fraudulent Transfer Act. Among other things, the Debtors are looking at transfers made to insiders, transfers for which the Debtors may not have received reasonably equivalent value in exchange for the transfer and transfers made while the Debtors were insolvent or by which the Debtors became insolvent as a result of the transfer.
     (xii) Second Lien Litigation
     On August 28, 2006, the Company filed a Form 8-K disclosing the May 2005 filing of certain UCC-1 financing statements that incorrectly identified the collateral agent listed as the secured party (the “May 2005 UCC-1 Financing Statements”). On August 16, 17, and 29, 2006, counsel for the collateral agent for the Debtors’ prepetition second lien lenders filed UCC-1 financing statements (the “August 2006 UCC-1 Filings”) that purported to replace and amend, respectively, the May 2005 UCC-1 Financing Statements.
     Since the Petition Date, the Debtors thoroughly analyzed whether to pursue the Second Lien Litigation on account of the August 2006 UCC-1 Filings. The outcome of any such litigation could affect the Debtors’ proposed chapter 11 plan structure, and at the very least, may influence the negotiations among the key constituents in the Chapter 11 Cases. The matter is complex, and may implicate certain novel legal issues. In addition, the Second Lien Group has stated that it does not believe the Second Lien Litigation has merit, and the Second Lien Group will defend vigorously any pursuit of this litigation.
     On May 3, 2007, the Bankruptcy Court entered an agreed order reflecting the interim resolution reached among the Debtors and their major creditor constituents which, among other things, reflects a compromise that was driven by the Debtors’ chapter 11 plan development timeline. The deadline to initiate the Second Lien Litigation has been extended until September 6, 2007, by agreement between the Creditor’s Committee and the Second Lien Group, or fifteen (15) calendar days thereafter if the Bankruptcy Court denies the relief requested in the Debtors’ original motion. The Creditors’ Committee has obtained a further extension of this period through and including the hearing on the adequacy of this Disclosure Statement.
     After months of due diligence and extensive analysis of the issues and related risks, the Debtors have concluded that pursuing the Second Lien Litigation will not result in a significant return to the Debtors’ estates in the context of these Chapter 11 Cases. Accordingly, the Debtors do not presently intend to pursue the Second Lien Litigation.
(c) CANADIAN PROCEEDINGS
     Simultaneously with the filing of the Chapter 11 Cases, the Debtors filed for creditor protection under the Companies’ Creditors Arrangement Act, as amended, (the “CCAA”) in the Ontario Superior Court of Justice (the “Canadian Court”). On November 1, 2006, the Canadian Court issued an order granting the Debtors a stay of proceedings in Canada, recognizing the Chapter 11 Cases as a “foreign proceeding,” as defined by subsection 18.6(1) of the CCAA, to give full effect of the Bankruptcy Court’s orders in all provinces and territories of Canada, and appointing RSM Richter Inc. as the information officer to the Canadian Court. A copy of this order is attached hereto as Exhibit G. As the information officer, RSM Richter Inc. reports directly to the Canadian Court, provides updates on material activities in the Chapter 11 Cases, and delivers a report at least once every three months, outlining the status of the Chapter 11 Cases. By order dated June 13, 2007, the Canadian Court extended the stay of proceedings in Canada until November 30, 2007.

(d) APPOINTMENT OF THE CREDITORS’ COMMITTEE
     On November 8 and 9, 2006, the U.S. Trustee appointed the Creditors’ Committee pursuant to section 1102 of the Bankruptcy Code. The members of the Creditors’ Committee are: (1) Wilfrid Aubrey, LLC; (2) BNY Midwest Trust Company; (3) U.S. Bank Trust National Association; (4) International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (UAW); (5) Pension Benefit Guaranty Corporation; (6) Johnson Electric N.A. Inc.; (7) Thompson I.G., LLC; and (8) HSBC Bank USA. On December 7, 2006, the United States Trustee appointed DuPont Capital Management as an additional member to the Committee. The Creditors’ Committee retained Kramer Levin Naftalis & Frankel LLP and Young Conaway Stargatt & Taylor LLP as its legal advisors and Chanin Capital Partners as its financial advisor. Each of these professionals submitted an application to the Bankruptcy Court for an order authorizing its retention. On February 21, 2007, the Bankruptcy Court approved the retention of Bennett Jones LLP as the Creditors’ Committee’s special Canadian counsel.
     While not appointed by the U.S. Trustee, the Debtors’ prepetition second priority lenders holding or controlling, in the aggregate, a substantial majority of the Debtors’ prepetition second priority indebtedness formed an ad hoc committee known as the Second Lien Group. The Second Lien Group has retained Bracewell & Giuliani LLP and Potter Anderson & Corroon LLP, as its legal advisors, Lazard Freres & Co. and Alvarez & Marsal, as its financial advisors, and Lang Michener LLP, as its Canadian Counsel.
     Since their formation, both of the Creditors’ Committee and the Second Lien Group have played an active and important role in the Chapter 11 Cases. The Debtors have consulted with the Creditors’ Committee and the Second Lien Group on a regular basis concerning all aspects of the Chapter 11 Cases. The Debtors have kept the Creditors’ Committee and the Second Lien Group informed about their operations. Indeed, the Creditors’ Committee and the Second Lien Group have, together with the Debtors’ management and advisors, participated actively in, among other things, a review of the Debtors’ business plan and operations. Additionally, the Debtors have met regularly with and have made documents available to the Creditors’ Committee, the Second Lien Group, and their respective advisors, on a myriad of occasions in connection with the development of the Debtors’ business plan and the negotiation of the Plan.
(e) CLAIMS BAR DATE
     On February 9, 2007, Debtors filed a motion setting May 1, 2007, as the general bar date for filing proofs of claim for all prepetition claims including those of governmental units. On February 23, 2007, the Bankruptcy Court entered an order establishing May 1, 2007, as the General Bar Date (the “Bar Date Order”). Notice of the General Bar Date was provided by mail and publication in accordance with the procedures outlined in the Bar Date Order. As of May 1, 2007, approximately $1,429,501,357 in purported general unsecured and approximately $486,554,424 in purported secured, priority and administrative proofs of claim have been filed against the Debtors’ estates.
Summary Of Claims Filed By Bar Date

Type	Amount of Claim

Secured	$318,291,360
Priority	$157,582,219
Administrative	$72,224
20-Day Administrative	$10,608,622
Unsecured	$1,429,501,357

Total	$1,916,055,782

     The Debtors intend to request that the Bankruptcy Court establish an administrative expense claim bar date of 60 days after the date of entry of the Confirmation Order.
     Since the May 1, 2007, General Bar Date, the Debtors have made significant process in resolving the more than 3,500 proofs of claims filed against their estates. The Debtors are comprehensively reviewing and reconciling all prepetition claims including the Claims listed on the Debtors’ Schedules and the Claims asserted in the proofs of claims (including any supporting documentation) filed in these Chapter 11 Cases. This process includes identifying particular categories of Claims that may be targeted for disallowance and expungement, reduction and allowance or reclassification and allowance. To reduce the number of Claims, and to avoid possible double or improper recovery by claimants, the Debtors anticipate filing numerous omnibus objections to certain categories of Claims in the coming months.
     The Debtors estimate that at the conclusion of the Claims objection, reconciliation and resolution process, the aggregate amount of Claims will be as follows: (1) Allowed Administrative Clams will be approximately $20.9 million; (2) Allowed Priority Tax Claims will be approximately $9.9 million; (3) Allowed Other Priority Claims will be approximately $0.2 million; (4) Allowed Other Secured Claims will be approximately $1.2 million; (5) Allowed Second Lien Facility Claims will be $225.0 million plus the adequate protection fees and expenses contemplated by the Final DIP Order; (6) Allowed Senior Notes Claims will be approximately $418.7 million; (7) Allowed Subordinated Notes Claims will be approximately $560.7 million; and (8) Allowed Other General Unsecured Claims will be approximately $52.2.
     The estimates set forth herein are approximate and based upon numerous assumptions and there is no guarantee that the ultimate amount of Claims will conform to these estimates. Numerous Claims have been asserted in unliquidated amounts. Further, additional Claims may be filed or identified during the Claims objection, reconciliation and resolution process that may materially affect the foregoing estimates. Although the Debtors believe that certain Claims are without merit and intend to object to all such meritless Claims, there can be no assurance that these Claim objections will be successful.
(f) EQUITY RIGHTS OFFERING
     The Debtors’ analysis and preliminary plan developments indicated that a significant — and fully subscribed — equity rights offering was needed to supplement exit financing and other cash sources in order to pay off senior secured and priority classes of debt and otherwise fully fund the Debtors’ exit from chapter 11.
     The Debtors pursued backstop transaction opportunities over a period of approximately twelve weeks. In April 2007, the Debtors issued a public statement in an interim status report to the Bankruptcy Court that they were developing a plan term sheet involving an equity rights offering to unsecured creditors to fund an exit from chapter 11. During the ensuing weeks, the Debtors spoke to various creditor constituencies and other capital market participants and solicited proposals for a backstopped rights offering from a number of potential sources. The Debtors also provided diligence information to several potential parties, whose expression of interest advanced sufficiently far enough, pursuant to executed confidentiality agreements. The Debtors gave each interested party substantial time, and in many cases as much as six weeks, to formulate its respective proposal. The Debtors received four proposals from: (a) a steering committee composed of certain holders of Senior Notes Claims; (b) a holder of Senior Notes Claim holding a large position (Pacificor, LLC), which was later joined by two other holders of Senior Notes Claims from the afore-mentioned steering committee; and (c) two major investment banking institutions.
     In early July 2007, the Debtors determined that Pacificor, LLC’s proposal was economically more favorable than the others, and also allowed for more timely negotiation and execution of a definitive backstop rights purchase agreement. As formal discussions and negotiations progressed, Pacificor, LLC prevailed as the Backstop Party. The Debtors thus determined that it was in the best interests of their estates to pursue the Backstop Party’s proposal and, during the succeeding three weeks, the Debtors negotiated the transaction with the Backstop Party in good faith and at arm’s length.
     On July 12, 2007, the Debtors filed a motion requesting authority to enter into an agreement with the Backstop Party for the purchase of common shares in the Reorganized Debtors as a backstop to the Rights Offering to be made in connection with the confirmation and confirmation of the Plan in the event that the Rights Offering is not fully subscribed, and for the payment of certain associated fees (the “Backstop Motion”). On August 2, 2007, the Debtors filed a copy of the negotiated agreement with the Backstop Party dated August 2, 2007, to which the Creditors’ Committee and holders of Senior Notes expressed serious concerns regarding minority shareholder and similar protections to the Debtors and the Backstop Party, and threatened to object if their concerns were not addressed.
     The Debtors, the Creditors’ Committee, and the Bank of New York, the indenture trustee of the Senior Notes, engaged in several weeks of intense negotiation, and ultimately, a compromise between the parties which resulted in a global resolution of all outstanding issues regarding the Backstop Motion, the transactions contemplated therein, and fees associated therewith, all as embodied in the Backstop Rights Purchase Agreement dated August 13, 2007, attached hereto as Exhibit C. Under the terms of the amended agreement, the Company will be privately held with a range of minority shareholder protections.
     The Backstop Rights Purchase Agreement contemplates a Rights Offering Amount of $140 to $160 million in new cash investments in exchange for approximately 39.3% to 42.6% of the New Common Stock in the Reorganized Debtors. The Rights Offering is open to all holders of Senior Notes Claims. Holders of Senior Notes Claims who elect to participate in the Rights Offering as part of the Chapter 11 Plan solicitation process will purchase Rights Offering Shares on a pro rata basis. As contemplated, the Rights Offering will be fully backstopped because the Backstop Party has agreed to purchase any Rights Offering Shares remaining unsubscribed when the Rights Offering subscription period terminates. The Backstop Rights Purchase Agreement also incorporated the Stockholders’ Agreement Term Sheet, attached hereto as Exhibit J.
     In connection with the global settlement, the Debtors, Backstop Party, the Creditors’ Committee and the Bank of New York each made significant concessions:
•	Financial Information. The Backstop Party agreed that the reorganized Dura Automotive Systems, Inc. will post quarterly and annual financial information on a publicly accessible website in order to facilitate post emergence securities trading.

•	Transfer Restrictions and Minority Protections. The parties agreed to a variety of transfer restrictions and minority protections:
•	Transfer of Shares. Transferors shall only transfer any fractional share of New Common Stock then owned or held by the transferor to only one transferee and transfer whole shares of New Common Stock in a minimum of single share lots. No transfer of New Common Stock may create any fractional shares.

•	Right of First Offer: Any prospective selling stockholder must provide written notice to the Backstop Party detailing the terms of the proposed transfer. The Backstop Party may purchase those shares on the same terms for a limited period of time. If the Backstop Party does not purchase the shares, the stockholder may sell the shares freely for 45 days.

•	No Sale to Competitors. Any sale of shares to a competitor of reorganized Dura Automotive Systems, Inc. must be approved by its board of directors.

•	Tag Along. If the Backstop Party sells more than 5% of the outstanding shares of New Common Stock, it must give other shareholders a pro rata “tag along” right to sell shares on identical terms.

•	Drag Along. If the Backstop Party sells at least a majority of the outstanding New Common Stock each stockholder will be required to sell a pro rata portion as well.
•	Registration Rights. Shareholders will have customary piggy back rights pursuant to any registration.

•	Amendments. Procedures for amending the stockholders’ agreement and certificate of incorporation contain significant minority shareholder protections.

•	Preemptive Rights. Until a change of control, shareholders will have a right to maintain their pro rata share of equity ownership upon any issuance of equity to the Backstop Party.

•	Board of Directors/Corporate Governance. Reorganized Dura Automotive Systems, Inc. will have a seven member, staggered board, with directors elected for three year terms:
•	Three directors shall be appointed by the Backstop Party, unless the following conditions apply: if the Backstop Party holds between 20 to 30% of the Reorganized Debtors’ equity on the Effective

Date, it has the right to appoint only two directors; or if it holds less than 20% of reorganized Dura Automotive Systems, Inc.’s equity on the Effective Date, it has the right to appoint only one director. The Creditors Committee will appoint any directors not appointed by the Backstop Party if the Backstop Party were to be entitled to appoint only one or two directors.

•	Two independent directors shall be appointed by the Creditors’ Committee on the condition that they are reasonably acceptable to the Backstop Party, one of which shall be from the Creditors’ Committee.

•	Two directors shall be appointed by the Debtors’ current board of directors, of which one shall be an Independent Director reasonably acceptable to the Creditors’ Committee, and the other of whom shall be the CEO of reorganized Dura Automotive Systems, Inc.

•	Any transactions between reorganized Dura Automotive Systems, Inc. and the Backstop Party must be approved by a majority of those directors who were not appointed by the Backstop Party.
     U.S. Bank Trust National Association, the indenture trustee for the Subordinated Notes, and HSBC Bank USA, National Association, the indenture trustee for the Convertible Subordinated Debentures each filed objections to the Backstop Motion. On August 13, 2007, the Creditors’ Committee filed a statement with the Bankruptcy Court supporting the Debtors’ Backstop Motion for entry of an order authorizing the Debtors to enter into the Backstop Rights Purchase Agreement and related Stockholders’ Agreement Term Sheet. The Second Lien Group also supported the entry of this order. A hearing on the Backstop Motion took place on August 15, 2007, and on August 20, 2007, the Bankruptcy Court authorized the Debtors to enter into the Backstop Rights Purchase Agreement and related Stockholders’ Agreement Term Sheet.
     Pending consummation of the Rights Offering the Debtors will, consistent with their fiduciary duties, continue to seek and entertain alternative transactions that could benefit the estates, including alternative rights offering and sale proposals. Further, the Creditors’ Committee will continue to solicit and evaluate such alternative transactions, and present any such options. The Plan and Backstop Rights Purchase Agreement allow the Debtors, in the exercise of their fiduciary duties and in consultation with the Creditors’ Committee, to consummate on the Effective Date any alternative transaction that: (a) constitutes a higher or better offer; and (b) results in more favorable economic or other treatment to general unsecured creditors than contemplated by the Plan. The Debtors and Creditors’ Committee insisted that the Backstop Rights Purchase Agreement include such flexibility so that both could continue to evaluate alternative transactions that might provide a more favorable treatment to recipients of New Common Stock under the Plan. See Article XVIII.C (“FACTORS AFFECTING THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE PLAN”) herein.
(g) EXCLUSIVITY
     Under the Bankruptcy Code, the Debtors have the exclusive right to file and solicit acceptance of a plan or plans of reorganization for an initial period of 120 days from the date on which they debtor filed for voluntary relief. If the Debtors file a plan within this exclusive period, then the Debtors have the exclusive right for 180 days from the filing date to solicit acceptances to its plan. During these exclusive periods, no other party in interest may file a competing plan of reorganization, however, a court may extend these periods upon request of a party in interest and “for cause.”
     Without further order of the Bankruptcy Court, the Debtors’ initial exclusive filing period would have expired on February 27, 2007, and the Debtors’ exclusive solicitation period would have expired on April 30, 2007. The Bankruptcy Court, however, extended the Debtors’ exclusive periods beyond those provided in the Bankruptcy Code twice previously, by orders entered on March 19, 2007, and May 30, 2007. As a result of such extensions, the exclusive filing period is presently slated to expire on September 30, 2007, and the exclusive solicitation period on November 30, 2007. The Debtors have reserved their rights to seek further extensions of these deadlines, and expect to file a motion for such a further extension that would be heard on or before September 20, 2007.

15.
SUMMARY OF THE JOINT PLAN OF REORGANIZATION
(a) THE PURPOSE OF THE PLAN
     The Debtors compared their prospects as an ongoing business enterprise with the estimated recoveries to creditors in various liquidation scenarios and concluded that the recovery for holders of Allowed Claims would be maximized by continuing to operate as a going concern. The Debtors believe that their businesses and assets have significant value that would not be realized in a liquidation, either in whole or in substantial part. Consistent with the liquidation analysis described herein and other analyses prepared by the Debtors and their professionals, the value of the Debtors’ estates would be considerably greater if the Debtors continue to operate as a going concern instead of liquidating.
     The Plan contemplates the following restructuring transactions:
•	The sale of approximately 39.3% to 42.6% of the Distribution Shares in exchange for a new money investment of between $140 to $160 million through a backstopped Rights Offering on the terms set forth in the amended Backstop Rights Purchase Agreement attached hereto as Exhibit C;

•	Payment in full of DIP Facility Claims, administrative expenses and certain priority claims;

•	Reinstatement or other non-impairment of capital leases and other secured debt;

•	Payment in full of Second Lien Facility Claims;

•	Conversion of Senior Notes Claims into New Common Stock;

•	Conversion of Other General Unsecured Claims into New Common Stock or the cash equivalent thereof; and

•	Discharge of all other Claims, including Claims arising from the Subordinated Notes and Convertible Subordinated Debentures, without recovery, and cancellation of all Equity Interests in the Debtors.
     The Debtors have determined that their successful reorganization requires, among other things, deleveraging their balance sheet by means of a significant new equity investment. The Debtors therefore intend, pursuant to the Plan, to effectuate this deleveraging by converting Senior Notes Claims and certain Other General Unsecured Claims into equity of the Reorganized Debtors to be outstanding on the Effective Date pursuant to the Plan and selling equity in the Reorganized Debtors to raise the new money investment.
     Each Rights Offering Participant shall have the opportunity to subscribe, pro rata based upon its Senior Notes Claims non-transferable right (such Rights Offering Participant’s “Individual Senior Notes Subscription Right”), to purchase its pro rata share of Rights Offering Shares. For example, if the Rights Offering Amount is $150 million, then the Rights Offering Participants shall receive 41.0% of the New Common Stock. The percentage share of New Common Stock to be received by the Rights Offering Participants in the Rights Offering shall increase or decrease by approximately 0.8% for every additional $5 million increase or decrease in proceeds generated in excess of $150 million up to the maximum amount of $160 million or generated in an amount less than $150 million down to a minimum amount of $140 million
     Specifically, each Rights Offering Participant shall only have the right to either:
•	subscribe for 100% of the Rights Offering Shares to which it may subscribe, as determined on a pro rata basis in respect of the amount of its Senior Notes Claim; or

•	subscribe for none of the Rights Offering.

     The Rights Offering Participant may elect to exercise its Individual Senior Notes Subscription Right and participate in the Rights Offering by:
•	with respect to any Rights Offering Participant whose Allowed Senior Notes Claims are held through a nominee (generally, a bank or brokerage firm):
•	arranging for its nominee to effect their subscription through The Depository Trust Company (“DTC”) by the Voting Deadline; and

•	arranging for payment of the subscription price through DTC to FBG, in accordance with the wire instructions provided by FBG to DTC.
•	with respect to any Rights Offering Participant whose Allowed Senior Notes Claims are held in their own name:
•	returning a duly completed Subscription Form to FBG by the Voting Deadline;

•	being party to the Stockholders’ Agreement; and

•	paying the subscription price by the Voting Deadline either by wire transfer in accordance with the wire instructions set forth on the Subscription Form, or by certified bank or cashier’s check delivered to FBG along with the Subscription Form.
     FBG for any reason does not receive from a Rights Offering Participant (or DTC) a duly completed Subscription Form (or equivalent instructions from DTC) by the Voting Deadline and immediately available funds in an amount equal to such Rights Offering Participant’s subscription price by the Voting Deadline (or payment by DTC), such Rights Offering Participant shall be deemed to have relinquished and waived its right to participate in the Rights Offering. Each Rights Offering Participant intending to participate in the Rights Offering must affirmatively elect to exercise its subscription right by the Voting Deadline.
     Notwithstanding the foregoing, the Backstop Party, under the Backstop Rights Purchase Agreement, is obligated to fund the Rights Offering Amount to the extent that the Rights Offering is not fully subscribed pursuant to the Plan.
     The Debtors believe that the Plan maximizes the Debtors’ value. The Debtors believe that any alternative to Confirmation of the Plan, such as liquidation or attempts by another party in interest to file a plan of reorganization, would result in significant delays, litigation and additional costs, and ultimately would lower the recoveries for holders of Allowed Claims.
     THE FOLLOWING SECTIONS SUMMARIZE CERTAIN KEY INFORMATION CONTAINED IN THE PLAN. THIS SUMMARY REFERS TO, AND IS QUALIFIED IN ITS ENTIRETY BY, REFERENCE TO THE PLAN. THE TERMS OF THE PLAN WILL GOVERN IN THE EVENT ANY INCONSISTENCY ARISES BETWEEN THIS SUMMARY AND THE PLAN.
(b) LIMITED SUBSTANTIVE CONSOLIDATION
(i)	Limited Substantive Consolidation Is Warranted by the Facts and Circumstances of These Chapter 11 Cases
     The Plan is premised upon “substantively consolidating” the Debtors, on the terms set forth in Article IV.A of the Plan, for the limited purposes of confirming and consummating the Plan, primarily to facilitate making distributions to creditors in satisfaction of their Claims. Creditors in classes eligible to vote will vote in consolidated classes with notice on the Ballots that the Plan contemplates a limited substantive consolidation.13 The Debtors believe that the Plan, with its contemplated limited substantive consolidation of the Debtors’ estates, is the best option currently available for the Debtors and their creditors as a whole.
     The Third Circuit Court of Appeals recently noted that “courts have permitted substantive consolidation as an equitable remedy in certain circumstances.” In re Owens Corning, 419 F.3d 195, 208 (3rd Cir. 2005). In particular, when the facts and circumstances dictate in large debtor cases involving large numbers of related debtors, bankruptcy courts may exercise their equitable powers to “substantively consolidate” the related debtors’ estates in order to confirm and consummate a plan of reorganization. See, e.g., In re GC Companies, Inc., 274 B.R. 663, 672 (Bankr. D. Del. 2002) aff’d in part, rev’d in part 298 B.R. 226 (D. Del. 2003).
     The Debtors believe that the facts and circumstances in these Chapter 11 Cases strongly favor this Bankruptcy Court substantively consolidating their estates for the limited purposes contemplated by the Plan:
•	The Debtors’ core business operations have historically operated — and continue to operate — as a single business enterprise. In re GC Companies, Inc., 274 B.R. 663, 672 (Bankr. D. Del. 2002) aff’d in part, rev’d in part 298 B.R. 226 (D. Del. 2003) (consolidation of 31 vertically-integrated subsidiaries).

•	Dura holds itself out to, and is perceived by creditors, as a single business enterprise. [14] See, e.g., In re Interstate Stores, Inc., 15 C.B.C. 634, 640-41 (Bankr. S.D.N.Y. 1978) (toy group had “operated as a single economic entity to the trade.”);

•	The Debtors’ business operations are built around two major groups — Control Systems and Body & Glass. See Article I.A.3 herein for a description of the Debtors’ business segments. These two groups operate across a number of different, and interdependent, Debtor entities that operate under a single management team. Id. at 640;

•	The Debtors’ corporate structure was designed to be tax efficient. The design was not business driven;

•	The Debtors are a publicly reporting company that files consolidated reports with the SEC. The Company also files consolidated group income tax returns. See, e.g., In re Drexel Burnham Lambert Group, Inc., 138 B.R. 723, 764 (Bankr. S.D.N.Y. 1992);

•	The Debtors operate a single, integrated cash management system, with integrated payroll and accounting systems. Payments have historically been made by Dura Operating Corporation to suppliers and other creditors, even if the underlying businesses and operations were owned or operated by subsidiaries. Id.;

•	The Debtors operate under a common management team, with interlocking and overlapping boards of directors. The board of directors for Dura Automotive Systems, Inc., the parent holding company, continues to make all major decisions for the Debtors. The officers and management are vertically integrated and corporate policy is dictated by Dura Operating Corporation. Id.;

•	This unified corporate entity has resulted in creditors generally relying on the Debtors’ consolidated credit. See, e.g., In the Matter of iPCS, Inc., 297 B.R. 283, 294 (Bankr. N.D. Ga. 2003); and

[13]	Out of an abundance of caution, Ballots will be clearly marked with the actual entity against which a creditor’s Claim has been made. This will enable the balloting to be used on a deconsolidated basis in the event that the Bankruptcy Court does not approve the limited substantive consolidation of the Debtors’ estates.

[14]	Creditors historically tended to treat the Atwood business — which has been sold — as a stand-alone business enterprise. The Debtors’ Canadian operations also tended to be treated separately from the core businesses, but those operations have either been shut down or are in the process of being wound up, and will not be a continuing part of the Debtors’ going-forward business.

•	The Debtors’ going-concern value arises from the Debtors’ businesses continuing to operate as a single going-concern enterprise. Indeed, it would be impossible to allocate the New Common Stock to different Debtors based upon the relative values of those entities. In any case, most of the individual Debtors and their assets do not have significant individual value outside of their integration and relationships with the rest of the Debtors, even if they operated independently.

(ii)	The Plan Contemplates a Very Limited Substantive Consolidation Solely for Purposes of Efficiently and Effectively Confirming and Consummating the Plan
     Under the contemplated substantive consolidation scheme:
•	the assets and liabilities of all consolidated Debtors will be pooled for purposes of Plan distributions in satisfaction of Claims;

•	The Plan ignores all intercompany Claims and Equity Interests for Plan voting and distribution purposes;

•	The Plan will deem the Debtors to be one consolidated estate for voting and distribution purposes; [15]

•	all guarantees of any consolidated Debtor of the obligations of any other consolidated Debtor will be eliminated for all purposes associated with confirmation and consummation, so that any Claim against a consolidated Debtor and any guarantee thereof will be a Claim against the consolidated estate; and

•	each and every Claim will be deemed filed against the consolidated estate.
     Substantive consolidation, however, will not affect transfers or commingling of any assets of any of the Debtors, and all assets will continue to be owned by the respective Reorganized Debtors. Substantive consolidation also will not affect the Debtors’ legal and organizational structure or any pre- and post-Petition Date guarantees, liens, and security interests that are required to be maintained.
     In the event that the Bankruptcy Court does not approve the Debtors’ proposed substantive consolidation, the Debtors reserve the right to request confirmation and consummation of the Plan on a deconsolidated basis. Likewise, the Debtors reserve the right to request confirmation and consummation of the Plan if the Bankruptcy Court approves the substantive consolidation of some, but not all, of the Debtors.
     If the Bankruptcy Court were not to order substantive consolidation of some or all of the Debtors, then except as specifically set forth in the Plan: (a) distributions under the Plan on account of Claims or Equity Interests would not be affected; (b) nothing in the Plan or this Disclosure Statement would constitute or be deemed to constitute an admission that one of the Debtors is subject to or liable for any Claim against any other Debtor with which it is not substantively consolidated; (c) Claims against multiple Debtors that are not substantively consolidated would be treated as separate Claims with respect to each Debtor’s estate for all purposes (including, without limitation, distributions and voting), and such Claims shall be administered as provided in the Plan; and (d) the Debtors would not be required to, resolicit votes with respect to the Plan.
     (iii) Conclusion
     In view of the foregoing, the Debtors believe that creditors would not be prejudiced to any significant degree by the proposed limited substantive consolidation in the Plan. The Debtors believe that this limited consolidation is consistent with many of its creditors’ dealings with the Debtors as a single economic entity. The Debtors believe that the limited substantive consolidation requested in the Plan is legally justified under section 1123(a)(5) of the Bankruptcy Code and prevailing case law. Moreover, it is in the best interests of the Debtors’ estates and will promote a more expeditious and streamlined distribution and recovery process for all creditors.

[15]	See, supra, n. 13.

ADMINISTRATIVE AND PRIORITY CLAIMS
(iv)	Administrative Claims
     Subject to the provisions of sections 328, 330(a) and 331 of the Bankruptcy Code, each holder of an Allowed Administrative Claim will be paid the full unpaid amount of such Allowed Administrative Claim in Cash: (a) on the Effective Date or as soon as practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as practicable thereafter); (b) if such Claim is Allowed after the Effective Date, on the date such Claim is Allowed or as soon as practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due); (c) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as the case may be; or (d) at such time and upon such terms as set forth in an order of the Bankruptcy Court; provided that Allowed Administrative Claims comprising obligations incurred in the ordinary course of business or otherwise assumed by a Debtor pursuant hereto will be assumed on the Effective Date, and thereafter, paid or performed by the respective Reorganized Debtor when due in accordance with the terms and conditions of the particular agreements governing any such obligations, provided, further, that Administrative Claims do not include Claims filed after the applicable deadline set forth in the Confirmation Order (except as otherwise provided by a separate order of the Bankruptcy Court).
     The projected recovery under the Plan for Administrative Claims is 100%.
(v)	DIP Facility Claims
     Notwithstanding anything to the contrary herein or in the Plan, on the Effective Date, the Allowed DIP Facility Claims will be paid in full in cash in accordance with the terms of the DIP Facility, and cash collateral with respect to letters of credit outstanding on the Effective Date shall be provided in accordance with the terms of the DIP Facility.
     The projected recovery under the Plan for DIP Facility Claims is 100%.
(vi)	Priority Tax Claims
     On the later of the Effective Date or the date on which a Priority Tax Claim becomes an Allowed Priority Tax Claim, or, in each such case, as soon as practicable thereafter, each holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date will receive on account of such Claim, in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, regular installment payments in cash: (a) of a total value, as of the Effective Date, equal to the Allowed amount of such Claim; (b) which total value shall include simple interest to accrue on any outstanding balance of such Allowed Priority Tax Claim starting on the Effective Date at the rate of interest determined under applicable nonbankruptcy law pursuant to section 511 of the Bankruptcy Code; and (c) over a period ending not later than 5 years after the Petition Date.
     Installment Payments: Any installment payments made pursuant to section 1129(a)(9)(C) of the Bankruptcy Code shall be in equal quarterly cash payments beginning on the first day of the calendar month following the Effective Date, and subsequently on the first day of each third calendar month thereafter, as necessary. The amount of any Priority Tax Claim that is not otherwise due and payable on or prior to the Effective Date, and the rights of the holder of such Claim, if any, to payment in respect thereof shall: (a) be determined in the manner in which the amount of such Claim and the rights of the holder of such Claim would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced; (b) survive the Effective Date as if the Chapter 11 Cases had not been commenced; and (c) not be discharged pursuant to section 1141 of the Bankruptcy Code. In accordance with section 1124 of the Bankruptcy Code, and notwithstanding any other provision of the Plan to the contrary, the Plan shall not alter or otherwise impair the legal, equitable, and contractual rights of any holder of a Priority Tax Claim that is not otherwise due and payable on or prior to the Effective Date.
     The projected recovery under the Plan for Priority Tax Claims is 100%.

(vii)	Other Priority Claims
     On or as soon as practicable after the Effective Date, each holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Claim, one of the following treatments, in the sole discretion of the Debtors: (a) full payment in cash of its Allowed Other Priority Claim; or (b) treatment of its Allowed Other Priority Claim in a manner that leaves such Claim unimpaired.
     The projected recovery under the Plan for Other Priority Claims is 100%.
16.
CLASSIFICATION AND TREATMENT
OF CLASSIFIED CLAIMS AND EQUITY INTERESTS
(a) SUMMARY
     The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Equity Interest to be classified in a particular class only to the extent that the Claim or Equity Interest qualifies within the description of that class and shall be deemed classified in a different class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different class. A Claim or Equity Interest is in a particular class only to the extent that any such Claim or Equity Interest is Allowed in that class and has not been paid or otherwise settled prior to the Effective Date.
Summary of Status and Voting Rights

Treatment of
Claim/Equity
Class	Claim/Equity Interest	Interest	Voting Rights

Class 1	Other Secured Claims	Unimpaired	Deemed to Accept
Class 2	Second Lien Facility Claims	Unimpaired	Deemed to Accept
Class 3	Senior Notes Claims	Impaired	Entitled to Vote
Class 4	Subordinated Notes Claims	Impaired	Deemed to Reject
Class 5	Other General Unsecured Claims	Impaired	Entitled to Vote
Class 6	Convertible Subordinated Debentures Claims	Impaired	Deemed to Reject
Class 7	Section 510 Subordinated Claims	Impaired	Deemed to Reject
Class 8	Equity Interests	Impaired	Deemed to Reject
(b) CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS
(i)	Class 1—Other Secured Claims
(a)	Classification: Class 1 consists of Other Secured Claims.

(b)	Treatment: Each holder of an Allowed Other Secured Claim will be placed in a separate subclass, and each subclass will be treated as a separate class for distribution purposes. On or as soon as practicable after the Effective Date, each holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction of such Claim, in the sole discretion of the Debtors, except to the extent any holder of an Allowed Other Secured Claim agrees to a different treatment, either:
I.	the collateral securing such Allowed Other Secured Claim;

II.	cash in an amount equal to the value of the collateral securing such Allowed Other Secured Claim; or

III.	the treatment required under section 1124(2) of the Bankruptcy Code for such Claim to be reinstated or rendered unimpaired.
(c)	Voting: Class 1 is unimpaired, and holders of Other Secured Claims are conclusively deemed to have accepted the Plan. As such, holders of Other Secured Claims are not entitled to vote on the Plan.

(d)	The projected recovery under the Plan for Other Secured Claims is 100%.
(ii)	Class 2—Second Lien Facility Claims
(a)	Classification: Class 2 consists of Second Lien Facility Claims.

(b)	Treatment: On or as soon as practicable after the Effective Date, each holder of an Allowed Second Lien Facility Claim shall receive, in full and final satisfaction of such Claim, full payment in Cash of its Allowed Second Lien Facility Claim, including the adequate protection fees and expenses contemplated by the Final DIP Order.

(c)	Voting: Class 2 is unimpaired, and holders of Second Lien Facility Claims are conclusively deemed to have accepted the Plan. As such, holders of Second Lien Facility Claims are not entitled to vote on the Plan.

(d)	The projected recovery under the Plan for Second Lien Facility Claims is 100%.
(iii)	Class 3—Senior Notes Claims
(a)	Classification: Class 3 consists of Senior Notes Claims.

(b)	Treatment: On or as soon as practicable after the Effective Date, each holder of an Allowed Senior Notes Claim, shall receive, in full and final satisfaction of such Claim, its Pro Rata share of: [16]
I.	the Allowed Senior Notes Claims’ Pro Rata share of the Unsecured Creditor Equity Distribution;

II.	pursuant to the subordination provisions of the Subordinated Notes Indentures, the Allowed Subordinated Notes Claims’ Pro Rata share of the Unsecured Creditor Equity Distribution; and

III.	pursuant to the subordination provisions of the Convertible Subordinated Indenture, the Allowed Convertible Subordinated Debentures Claims’ Pro Rata share of the Unsecured Creditor Equity Distribution.
(c)	Voting: Class 3 is impaired, and holders of Senior Notes Claims are entitled to vote to accept or reject the Plan.

(d)	The projected recovery under the Plan for Senior Notes Claims is 56%. The projected recovery under a chapter 7 liquidation for Senior Notes Claims is 17%.
(iv)	Class 4—Subordinated Notes Claims
(a)	Classification: Class 4 consists of Subordinated Notes Claims.

(b)	Treatment: Holders of Subordinated Notes Claims shall neither receive nor retain any property under the Plan, pursuant to the Subordinated Notes Indentures, which

[16]	See footnote 3, supra.

subordinate their right to payment to the right of holders of Senior Notes Claims to payment in full prior to any distribution being made to holders of Subordinated Notes Claims.[17]

(c)	Voting: Class 4 is impaired, and holders of Subordinated Notes Claims are conclusively deemed to reject the Plan.

(d)	The projected recovery under the Plan for Subordinated Notes Claims is 0%. The projected recovery under a chapter 7 liquidation for Subordinated Notes Claims is 0%.
(v)	Class 5— Other General Unsecured Claims
(a)	Classification: Class 5 consists of Other General Unsecured Claims.

(b)	Treatment:
I.	Class 5A—Other General Unsecured Claims ≤ $75,000: On or as soon as practicable after the Effective Date, each holder of an Allowed Other General Unsecured Claim of $75,000 or less shall receive, in full and final satisfaction of such Claim, cash in the amount of the product of: (A) its otherwise applicable Pro Rata share of the Unsecured Creditor Equity Distribution, and (B) the New Common Stock Price. Each such Claim’s otherwise applicable Pro Rata share of the Unsecured Creditor Equity Distribution shall be canceled and of no further force or effect.

II.	Class 5B—Trade Claims > $75,000: On or as soon as practicable after the Effective Date, each holder of an Allowed Trade Claim of more than $75,000 shall receive, in full and final satisfaction of such Claim, cash in the amount of the product of: (A) its otherwise applicable Pro Rata share of the Unsecured Creditor Equity Distribution, and (B) the New Common Stock Price. Each such Claim’s otherwise applicable Pro Rata share of the Unsecured Creditor Equity Distribution shall be canceled and of no further force or effect.

III.	Class 5C— Non-Trade Other General Unsecured Claims > $75,000: On or as soon as practicable after the Effective Date, each holder of an Allowed Other General Unsecured Claim of more than $75,000 that is not a Trade Claim shall receive, in full and final satisfaction of such Claim, its Pro Rata share of the Unsecured Creditor Equity Distribution; provided, however, that each such holder may elect instead to receive, in full and final satisfaction of such Claim, the cash distribution provided by Article III.B.5(b) of the Plan to a holder of an Allowed Other General Unsecured Claim in the amount of $75,000, in which case such holder’s otherwise applicable Pro Rata share of the Unsecured Creditor Equity Distribution shall be canceled and of no further force or effect.
(c)	Voting: Class 5 is impaired, and holders of Other General Unsecured Claims are entitled to vote to accept or reject the Plan; provided, however, that Other General Unsecured Claims shall be subject to allowance under the provisions of the Plan, including, but not limited to, Article VII of the Plan.

(d)	The projected recovery under the Plan for Other General Unsecured Claims is 23%. The projected recovery under a chapter 7 liquidation for Other General Unsecured Claims is 6.5%.

[17]	See Article 10 of each Subordinated Note Indenture, included in Exhibit E, and Article I.B.2(b) of this Disclosure Statement.

(vi)	Class 6—Convertible Subordinated Debentures Claims
(a)	Classification: Class 6 consists of Convertible Subordinated Debentures Claims.

(b)	Treatment: Holders of Convertible Subordinated Debentures Claims shall neither receive nor retain any property under the Plan, pursuant to the Convertible Subordinated Indenture, which subordinates their right to payment to the right of holders of Senior Notes Claims to payment in full prior to any distribution being made to holders of Convertible Subordinated Debentures
Claims. [18]

(c)	Voting: Class 6 is impaired, and holders of Convertible Subordinated Debentures Claims are conclusively deemed to reject the Plan. As such, holders of Convertible Subordinated Debentures Claims are not entitled to vote on the Plan.

(d)	The projected recovery under the Plan for Convertible Subordinated Debentures Claims is 0%. The projected recovery under a chapter 7 liquidation for Convertible Subordinated Debentures Claims is 0%.
(vii)	Class 7—Section 510 Subordinated Claims
(a)	Classification: Class 7 consists of holders of Section 510 Subordinated Claims.

(b)	Treatment: Holders of Section 510 Subordinated Claims shall neither receive nor retain any property under the Plan.

(c)	Voting: Class 7 is impaired, and holders of Section 510 Subordinated Claims are conclusively deemed to reject the Plan. As such, holders of Section 510 Subordinated Claims are not entitled to vote on the Plan.

(d)	The projected recovery under the Plan for Section 510 Subordinated Claims is 0%. The projected recovery under a chapter 7 liquidation for Section 510 Subordinated Claims is 0%.
(viii)	Class 8—Equity Interests
(a)	Classification: Class 8 consists of Equity Interests.

(b)	Treatment: Holders of Equity Interests shall neither receive nor retain any property under the Plan. Upon the Effective Date, all common stock interests in the Debtors shall be canceled.

(c)	Voting: Class 8 is impaired, and holders of Equity Interests are conclusively deemed to reject the Plan. As such, holders of Equity Interests are not entitled to vote on the Plan.

(d)	The projected recovery under the Plan for Equity Interests is 0%. The projected recovery under a chapter 7 liquidation for Equity Interests is 0%.
(c) SUBORDINATION
     The treatment of Claims (including, but not limited to, Subordinated Notes Claims, Convertible Subordinated Debentures Claims, and Section 510 Subordinated Claims) and Equity Interests conforms to contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise.

[18]	See Article 12 of the Convertible Subordinated Indenture, included in Exhibit F. See also Article I.B.2(d) of this Disclosure Statement.

(i)	Subordinated Notes
     As previously set forth in Article I.B.2 of this Disclosure Statement, the indebtedness evidenced by the Subordinated Notes are unsecured obligations of Dura Operating Corporation. The indebtedness evidenced by the guarantees of Dura Automotive Systems, Inc., and its U.S. subsidiary guarantors, as the case may be, are also unsecured obligations of each such guarantor.
     Pursuant to Article 10 of each Subordinated Notes Indentures, the payment of principal of, premium (if any), and interest on the Subordinated Notes, is subordinated in right of payment to all senior indebtedness of Dura Operating Corporation, including the payment of the Senior Secured Credit Facilities and the Senior Notes, and the payment of the guaranty of Dura Automotive Systems, Inc., and its U.S. subsidiary guarantors’ respective guarantees of the Senior Secured Credit Facilities and the Senior Notes.
(ii)	Convertible Preferred Securities
     Pursuant to Article 6.1 of the Convertible Trust Guarantees (with respect to the preferred securities), Dura Automotive Systems, Inc.’s obligations under its Convertible Trust Guarantees (with respect to the preferred securities) are subordinated and junior in right of payment to its other liabilities, and ranks pari passu with the most senior preferred stock of Dura Automotive Systems, Inc. and any guarantee by Dura Automotive Systems, Inc. of preferred stock of an affiliate. In other words, these guaranty obligations will be payable only once all general unsecured obligations of Dura Automotive Systems, Inc. are paid in full in cash or cash equivalents.
     Pursuant to Article 12 of the Convertible Subordinated Indenture, the obligations of Dura Automotive Systems, Inc. under the Convertible Subordinated Debentures are subordinated to, and junior in right of payment in full of, all amounts due and payable in respect of debt of Dura Automotive Systems, Inc. (including the Senior Notes obligations pursuant to Dura Automotive Systems, Inc.’s guarantee thereof), including during bankruptcy proceedings, except for certain enumerated exceptions, including non-recourse debt, intercompany debt, debt to employees, tax liabilities, liabilities to trade creditors, and any debt created by an instrument specifically providing that it is not senior to the Convertible Subordinated Debentures or to debt that is itself not senior to the Convertible Subordinated Debentures.
     Dura Automotive Systems, Inc. is the Debtors’ parent holding company. Its assets consist primarily of investments in its subsidiaries. The Convertible Subordinated Debentures are obligations exclusively of Dura Automotive Systems, Inc., and its ability to service its indebtedness, including the Convertible Subordinated Debentures, is dependent primarily upon the earnings of its subsidiaries and the distribution or other payment of such earnings to Dura Automotive Systems, Inc. in the form of dividends, loans or advances, and repayment of loans and advances from the parent. As separate and distinct legal entities, the Debtor subsidiaries have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Convertible Subordinated Debentures or to make any funds available therefore, whether by dividends, loans or other payments. To that end, creditors of the Debtor subsidiaries would be entitled to a claim on the assets of such subsidiaries prior to any claims by Dura Automotive Systems, Inc. Accordingly, in the event of a liquidation or reorganization of any subsidiary, creditors of such subsidiary are likely to be paid in full before any distribution is made to the parent company, except to the extent that Dura Automotive Systems, Inc. itself is recognized as a creditor of such subsidiary, in which case the claims of Dura Automotive Systems, Inc. would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the parent.
(iii)	Subordinated Notes and Convertible Subordinated Debentures Recoveries
     But for the subordination provisions in the Subordinated Notes Indentures and Convertible Subordinated Indenture the projected recovery for holders of Senior Notes Claims, Subordinated Notes Claims and Convertible Subordinated Debentures Claims would be approximately 23%. Due to the aforementioned subordinated provisions, the total recovery under the Plan for holders of Senior Notes Claims is calculated as follows:

Source	Projected Claims	Projected Recovery	Note

Senior Notes Claims	$418.7 million	$95 million (23% of $418.7 million)	No subordination
+
Subordinated Notes Claims	$560.7 million	$127 million (23% of $560.7 million)	Subordinated to
		+	Senior Notes
Convertible Subordinated Debentures Claims	$58.3 million	$13 million (23% of $58.3 million)	Subordinated to Senior Notes

Total Recovery for Holders of Senior Notes Claims	$418.7 million	$236 million (56% of $418.7 million)	After including applicable subordinated recoveries
(d) SPECIAL PROVISION GOVERNING UNIMPAIRED CLAIMS
     Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any unimpaired Claim, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such unimpaired Claim.
(e) NON-CONSENSUAL CONFIRMATION
     The Debtors reserve the right to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code, to the extent applicable, in view of the deemed rejection by certain Classes. To the extent that any Class votes to reject the Plan, the Debtors further reserve the right to modify the Plan in accordance with Article XI.E of the Plan.
17.
MEANS FOR IMPLEMENTATION OF THE PLAN
(a) CONTINUED CORPORATE EXISTENCE AND VESTING OF ASSETS IN THE REORGANIZED DEBTORS
     On the Effective Date, all assets of each Debtor’s estate shall vest in the respective Reorganized Debtor, free and clear of all Claims, interests, liens, charges or other encumbrances, except to the extent otherwise provided herein or in the Confirmation Order.
     On and after the Effective Date, the Reorganized Debtors may engage in any act or activity authorized by the New Organizational Documents, without the Bankruptcy Court’s supervision or approval, and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or Confirmation Order.
(b) TREATMENT OF INTERCOMPANY CLAIMS
     On the Effective Date, the Reorganized Debtors shall, at their sole discretion, reinstate or compromise, as the case may be, intercompany claims.
(c) CANCELLATION OF SENIOR NOTES, SUBORDINATED NOTES, CONVERTIBLE SUBORDINATED DEBENTURES, AND EQUITY INTERESTS
     On the Effective Date, except to the extent otherwise provided herein, all notes, stock, instruments, certificates, and other documents evidencing the Senior Notes Claims, Subordinated Notes Claims, Convertible Subordinated Debentures Claims, Convertible Trust Guarantees and Equity Interests shall be canceled, shall be of no further force, whether surrendered for cancellation or otherwise, and the obligations of the Debtors thereunder or in any way related thereto shall be discharged.
     On the Effective Date, except to the extent otherwise provided herein, any indenture relating to any of the foregoing shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the Debtors thereunder shall be discharged. Notwithstanding the foregoing: (a) the Senior Notes Indenture shall continue in effect solely for the purposes of allowing holders of the Senior Notes Claims to receive distributions provided for under the Plan; and (b) the Debtors or Reorganized Debtors, as the case may be, shall pay all fees payable to the Senior Notes Indenture Trustee under the Senior Notes Indenture.

(d) ISSUANCE OF NEW SECURITIES
     On or immediately after the Effective Date, the Reorganized Debtors shall issue or reserve for issuance all securities required to be issued pursuant hereto, which shall be distributed as provided herein. The Reorganized Debtors shall execute and deliver all agreements, documents and instruments that are required to be executed pursuant to the terms hereof.
     All recipients of New Common Stock issued pursuant to the Plan are deemed to execute the Stockholders’ Agreement, and shall be further deemed to consent to and be bound by the provisions thereof.
     The Distribution Shares are subject to dilution by the issuance, if any, of New Common Stock pursuant to the Management Equity Program after the Effective Date.
(e) CREATION OF RETAINED PROFESSIONAL ESCROW ACCOUNT
     On the Effective Date, the Reorganized Debtors shall establish an escrow account, funded and maintained by the Reorganized Debtors, with the amount necessary to ensure the payment of all Accrued Professional Compensation (as that term is defined in the Plan).
(f) CORPORATE GOVERNANCE, DIRECTORS AND OFFICERS, AND CORPORATE ACTION
     (i) Corporate Action
     On the Effective Date, the adoption and filing (as necessary) of the New Organizational Documents, the appointment of directors, officers, managers, members and partners for the Reorganized Debtors, consummation of the Rights Offering, consummation of the Exit Credit Facility, and all actions contemplated thereby, shall be authorized and approved in all respects subject to the provisions hereof. The New Organizational Documents shall, among other things: (a) authorize the issuance of New Common Stock, including the Distribution Shares and New Common Stock reserved for the Management Equity Program; and (b) prohibit the issuance of non voting securities pursuant to section 1123(a)(6) of the Bankruptcy Code. All matters provided for in the Plan involving the corporate structure of the Reorganized Debtors and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, officers or directors of the Debtors or the Reorganized Debtors. On the Effective Date, the appropriate directors and officers of the Reorganized Debtors are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of, and on behalf of, the Reorganized Debtors.
     (ii) Directors and Officers of the Reorganized Debtors
     The composition of the New Board shall be determined by the Debtors, the Backstop Party and Creditors’ Committee pursuant to the Stockholders’ Agreement.
     Board of Directors. After the Effective Date, there will be seven directors on the New Board, of which, on the Effective Date: (a) three directors shall be appointed by the Backstop Party; (b) two independent directors shall be appointed by the Creditors’ Committee; and (c) two directors shall be appointed by the board of directors for the former Dura Automotive Systems, Inc. (the “Old Board”).
(a)	Backstop Party’s Power to Appoint. Three directors shall be appointed by the Backstop Party, unless the following conditions apply: if the Backstop Party holds between 20 to 30% of reorganized Debtors’ equity on the Effective Date, it has the right to appoint only two directors; or if it holds less than 20% of reorganized Dura Automotive Systems, Inc.’s equity on the Effective Date, it has the right to appoint only one director. The Creditors Committee will appoint any directors in lieu of the Backstop Party they are entitled to only appoint one or two directors.

(b)	Creditors’ Committee’s Power to Appoint. Two independent directors shall be appointed by the Creditors’ Committee on the condition that they are reasonably acceptable to the Backstop Party, one of which shall be from the Creditors’ Committee.

(c)	Old Board’s Power to Appoint. Two directors shall be appointed by the Debtors’ current board of directors, of which one shall be an Independent Director reasonably acceptable to the Creditors’ Committee, and the other of whom shall be the CEO of reorganized Dura Automotive Systems, Inc.
     The directors and members of the remaining Reorganized Debtors shall be appointed by the New Board on the Effective Date.
     The Debtors’ current management will continue as the management of the Reorganized Debtors, subject to review of the New Board. Each such director, officer and member shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents, and applicable state corporation law.
     (g) RIGHTS OFFERING, ALTERNATIVE TRANSACTIONS, AND EXIT FINANCING
     A. On the Effective Date, the Debtors shall consummate the Rights Offering and, to the extent applicable, Backstop Rights Purchase Agreement.
     B. On the Effective Date, Reorganized Dura Automotive Systems, Inc., as a borrower, and the Reorganized Debtors, as guarantors, will consummate the Exit Credit Facility.
     C. Notwithstanding Articles IV.H.1 and IV.H.2 of the Plan, the Debtors, in the exercise of their fiduciary duties, may consummate on the Effective Date an alternative transaction that renders the Rights Offering, Backstop Rights Agreement or Exit Credit Facility no longer practicable if it: (a) constitutes a higher or better offer; (b) results in more favorable economic or other treatment to holders of General Unsecured Claims; and (c) is approved by the Bankruptcy Court on or prior to the date of entry of the Confirmation Order.
     D. From and after the Effective Date, the Reorganized Debtors shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing as the boards of directors of the applicable Reorganized Debtors deem appropriate.
18.
TREATMENT OF EXECUTORY CONTRACTS
AND UNEXPIRED LEASES
(a) ASSUMPTION AND REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES
     Any executory contracts and unexpired leases that are listed in the Plan Supplement as executory contracts or unexpired leases to be assumed, or are to be assumed pursuant to the terms hereof, shall be deemed assumed by the Debtors as of immediately prior to the Effective Date, and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of any such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code.
     Any executory contracts and unexpired leases that have not expired by their own terms on or prior to the Effective Date, which the Debtors have not assumed or rejected during the pendency of the Chapter 11 Cases, which are not listed in the Plan Supplement as executory contracts or unexpired leases to be assumed, which are not to be assumed pursuant to the terms hereof, and that are not the subject of a motion pending as of the Effective Date to assume the same, shall be deemed rejected by the Debtors as of immediately prior to the Petition Date, and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of any such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

(b) CLAIMS BASED ON REJECTION OF EXECUTORY CONTRACTS OR UNEXPIRED LEASES
     All proofs of claim arising from the rejection of executory contracts or unexpired leases must be filed within thirty (30) days after the earlier of: (1) the date of entry of an order of the Bankruptcy Court approving any such rejection; and (2) the Effective Date. Any Claims arising from the rejection of an executory contract or unexpired lease for which proofs of claim are not timely filed within that time period will be forever barred from assertion against the Debtors, Reorganized Debtors, estates, their successors and assigns, and their assets and properties, unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the discharge and permanent injunction set forth in Article IX.E and Article IX.F of the Plan.
(c) CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES ASSUMED PURSUANT TO THE PLAN
     Any monetary amounts by which any executory contract and unexpired lease to be assumed pursuant to the Plan or otherwise is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in cash on or as soon as practicable after the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree. In the event of a dispute regarding the amount of a cure payment, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), or any other matter pertaining to assumption: (1) the Debtors or Reorganized Debtors, as the case may be, retain the right to reject the applicable executory contract or unexpired lease at any time prior to the resolution of the dispute; and (2) cure payments shall only be made following the entry of a final order of the Bankruptcy Court resolving the dispute.
(d) INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES
     As of the Effective Date, all indemnification provisions currently in place (whether in the bylaws, certificates of incorporation, articles of limited partnership, board resolutions, contracts or otherwise) for the current and former directors, members, officers, employees, attorneys, financial advisors, other professionals and agents of the Debtors and their respective affiliates shall be deemed to have been assumed by the Reorganized Debtors, and shall survive effectiveness of the Plan.
(e) ASSUMPTION OF D&O INSURANCE POLICIES; TAIL COVERAGE
     As of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ unexpired directors’ and officers’ liability insurance policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired directors’ and officers’ liability insurance policies, which policies shall be listed in the Plan Supplement. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan shall not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the unexpired directors’ and officers’ liability insurance policies, and each such indemnity obligation will be deemed and treated as an executory contract that has been assumed by the Debtors under the Plan as to which no proof of claim need be filed.
     On or before the Effective Date, the Debtors shall obtain sufficient tail coverage for a period of six (6) years under a directors’ and officers’ insurance policy for current and former officers and directors of the Debtors.
(f) COMPENSATION AND BENEFIT PROGRAMS; CHANGE IN CONTROL AGREEMENTS
     A. All Compensation and Benefits Programs shall be treated as executory contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for:
1.	Compensation and Benefits Programs specifically rejected pursuant to the Plan (to the extent that any such rejection does not violate the Bankruptcy Code, including, but not limited to, sections 1114 and 1129(a)(13) thereof);

2.	all employee equity or equity based incentive plans;

3.	Compensation and Benefits Programs listed in the Plan Supplement as executory contracts to be rejected;

4.	Compensation and Benefits Programs that have previously been rejected; and

5.	Compensation and Benefits Programs that, as of the entry of the Confirmation Order, are the subject of pending rejection procedures or a motion to reject, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.
     B. Any assumption of Compensation and Benefits Programs pursuant to Article V.F of the Plan shall be deemed effected without regard to the occurrence of the assumption, Effective Date or consummation of any transaction contemplated hereby, and without triggering any applicable change of control immediate vesting on termination, or similar provisions therein (unless a Compensation and Benefits Program counterparty timely objects to the assumption contemplated by Article V.F.2 of the Plan, in which case any such Compensation and Benefits Program shall be deemed rejected as of immediately prior to the Petition Date). No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to Article V.F of the Plan other than those applicable immediately prior to such assumption.
     C. Notwithstanding anything to the contrary in Article V.F of the Plan, the Reorganized Debtors’ obligations, if any, to pay all “retiree benefits” (as that term is defined in section 1114(a) of the Bankruptcy Code) shall continue unless, and to the extent that, any such retiree benefits have been modified in accordance with section 1114 of the Bankruptcy Code.
     D. The Plan Supplement will contain a non-exclusive list of Compensation and Benefits Programs to be assumed pursuant to Article V.F. of the Plan.
(g) COLLECTIVE BARGAINING AGREEMENTS
     All unexpired collective bargaining agreements shall be treated as executory contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for collective bargaining agreements: (1) specifically assumed and assigned pursuant to an order of the Bankruptcy Court; (2) as of the entry of the Confirmation Order, are the subject of pending assumption or rejection procedures or a motion to assume or reject; or (3) as of the entry of the Confirmation Order, are the subject of pending settlement proceedings or a motion to authorize a settlement.
(h) WORKERS’ COMPENSATION PROGRAMS
     As of the Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations under: (1) all applicable workers’ compensation laws in states in which the Reorganized Debtors operate; and (2) the Debtors’ written contracts, agreements, agreements of indemnity, self insurer workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. All proofs of claim on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided, however, that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, causes of action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs, and plans; provided, however, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law.

19.
PROVISIONS GOVERNING DISTRIBUTIONS
(a) DISTRIBUTIONS FOR CLAIMS ALLOWED AS OF THE EFFECTIVE DATE
     Except as otherwise provided in the Plan or as may be ordered by the Bankruptcy Court, the Debtors or the Reorganized Debtors, as the case may be, shall make distributions on the Effective Date or as soon as reasonably practicable thereafter on account of all Allowed Claims that are entitled to receive distributions under the Plan, and shall make further distributions to holders of Claims that subsequently are determined to be Allowed Claims. For purposes of determining the accrual of interest or rights in respect of any other payment from and after the Effective Date, the New Common Stock to be issued under the Plan shall be deemed issued as of the Effective Date regardless of the date on which they are actually dated, authenticated or distributed.
(b) DELIVERY OF DISTRIBUTIONS
     (i) New Common Stock
     New Common Stock to be distributed under the Plan shall be transferred to the Depository Trust Company on behalf of each applicable recipient, and thereafter shall be subject to those restrictions on holding and transferring New Common Stock set forth in the Stockholders’ Agreement.
     (ii) Other Distributions
     Distributions other than New Common Stock to holders of Allowed Claims shall be made at the address of the holder of such Claim as of the Effective Date; provided, however, that the manner of such distributions shall be determined at the reasonable discretion of the Debtors or Reorganized Debtors, as the case may be.
     (iii) Address of Record
     The address of the holder of a Claim shall be, for purposes of distributions made pursuant to the Plan, the address set forth in any proof of Claim filed by such holder, or, in the absence of such a proof of Claim, the address set forth in the Debtors’ or Reorganized Debtors’ books and records.
     (iv) Undeliverable Distributions
          (A) Holding of Certain Undeliverable Distributions
     If any distribution to a holder of an Allowed Claim is returned to the Reorganized Debtors as undeliverable, no further distributions shall be made to such holder unless and until the Reorganized Debtors are notified in writing of such holder’s then current address. Undeliverable distributions shall remain in the possession of the Reorganized Debtors, subject to Article VI.B.4(b), until such time as any such distributions become deliverable. Undeliverable Cash shall not be entitled to any interest, dividends or other accruals of any kind. As soon as reasonably practicable, the Reorganized Debtors shall make all distributions that become deliverable.
          (B) Failure to Claim Undeliverable Distributions
     In an effort to ensure that all holders of Allowed Claims receive their allocated distributions, the Reorganized Debtors will file with the Bankruptcy Court sixty (60) days after the Effective Date a listing of the holders of undeliverable distributions. This list will be maintained for as long as the bankruptcy case stays open. Any holder of an Allowed Claim, irrespective of when a Claim became an Allowed Claim, that does not assert a Claim pursuant hereto for an undeliverable distribution (regardless of when not deliverable) within the later of (i) one (1) year after the Effective Date, and (ii) sixty (60) days after the date such Claim becomes an Allowed Claim, shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtors or their property. In such cases: (i) any Cash held for distribution on account of such Claims shall be property of the Reorganized Debtors, free of any restrictions thereon; and (ii) any New Common Stock reserved for issuance on account of such Claims shall be canceled and of no further force or effect. Nothing contained herein shall require the Reorganized Debtors to attempt to locate any holder of an Allowed Claim.
     (v) Compliance with Tax Requirements/Allocations
     In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. For tax purposes, distributions received by holders in full or partial satisfaction of Allowed Claims will be allocated first to unpaid interest that accrued on such Claims, with any excess allocated to the principal amount of Allowed Claims.
(c) TIMING OF DISTRIBUTIONS
     Distributions shall be made on the dates set forth in Article II, Article III and Article VII of the Plan.
(d) MINIMUM DISTRIBUTION
     Any other provision of the Plan notwithstanding, the Debtors or Reorganized Debtors, as the case may be, will not be required to make distributions of Cash less than $50 in value or of New Common Stock less than $1000 in value, and each such Claim to which this limitation applies shall be discharged pursuant to Article IX.E of the Plan, and its holder forever barred pursuant to Article IX.F of the Plan from asserting that Claim against the Reorganized Debtors or their property.
(e) SETOFFS
     The Debtors and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the holder of any such Allowed Claim; provided that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such equity interests, rights and causes of action that the Debtors or the Reorganized Debtors may possess against any such holder, except as specifically provided in the Plan.
20.
PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT
AND UNLIQUIDATED CLAIMS OR EQUITY INTERESTS
(a) RESOLUTION OF DISPUTED CLAIMS
     (i) Prosecution of Claims Objections
     The Debtors, prior to the Effective Date, and thereafter the Reorganized Debtors, shall have the exclusive authority to file objections on or before the Claims Objection Bar Date, settle, compromise, withdraw or litigate to judgment objections to any and all Claims, regardless of whether classified or otherwise, and to seek subordination of any Claim pursuant to section 510 of the Bankruptcy Code or any other authority. From and after the Effective Date, the Reorganized Debtors may settle or compromise any cause of action or Claim without any further notice to or approval of the Bankruptcy Court.
     (ii) Claims Estimation
     The Debtors or Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims and objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.
     (iii) Payments and Distributions on Disputed Claims
     Except as otherwise agreed by the Reorganized Debtors in their sole discretion, no partial payments and no partial distributions will be made with respect to a disputed Claim until the resolution of any such disputes by settlement or final order of the Bankruptcy Court. On the date or, if such date is not a Business Day, on the next successive Business Day that is twenty (20) calendar days after the end of the calendar quarter in which a disputed Claim becomes an Allowed Claim, the holder of such Allowed Claim will receive all payments and distributions to which that holder is then entitled under the Plan. Notwithstanding the foregoing, any holder of both an Allowed Claim and a disputed Claim in the same class of Claims will not receive payment or distribution in satisfaction of any such Allowed Claim, except as otherwise agreed by the Reorganized Debtors in their sole discretion or ordered by the Bankruptcy Court, until all such disputed Claims are resolved by settlement or final order of the Bankruptcy Court. In the event that there are Claims that require adjudication or other resolution, the Debtors and Reorganized Debtors reserve the right to, or shall upon an order of the Bankruptcy Court, establish appropriate reserves for potential payment of any such Claims.
(b) CLAIMS ALLOWANCE
     Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim shall be deemed Allowed unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a final order (including the Confirmation Order) in the Chapter 11 Cases allowing such Claim. Except as expressly provided in the Plan or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors will have and shall retain after the Effective Date any and all rights and defenses that the Debtors had with respect to any Claim as of the Petition Date. All Claims of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed disallowed as of the Effective Date unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as the case may be.
(c) ALLOWED CLAIMS
     Entry of the Confirmation Order shall deem, for all purposes in the Chapter 11 Cases: (1) DIP Facility Claims to be Allowed DIP Facility Claims in the then outstanding amount, pursuant to the Final DIP Order, as of the Effective Date; (2) Second Lien Facility Claims to be Allowed Second Lien Facility Claims in the amount of $225,000,000, plus outstanding interest, fees and expenses payable pursuant to the Final DIP Order, but not otherwise paid, as of the Effective Date; (3) Senior Notes Claims to be Allowed Senior Notes Claims in the amount of $418,687,500; (4) Subordinated Notes Claims to be Allowed Subordinated Notes Claims in the amount of $560,718,785; and (5) Convertible Subordinated Debentures Claims to be Allowed Convertible Subordinated Debentures Claims in the amount of $58,336,856.
21.
CONDITIONS PRECEDENT TO
EFFECTIVE DATE OF THE PLAN
(a) CONDITIONS PRECEDENT TO EFFECTIVE DATE OF THE PLAN
     The following are conditions precedent to the Effective Date that must be satisfied or waived in accordance with Article VIII.B of the Plan.

     A. The New Organizational Documents shall have been, as applicable: (a) delivered or tendered for delivery; (b) executed; (c) consummated; and/or (d) filed.
     B. The New Board shall have been appointed.
     C. The Exit Credit Facility shall have been consummated.
     D. The Rights Offering shall have been consummated.
     E. The Debtors shall have paid the Backstop Party the “Backstop Commitment Approval Fee” (as that term is defined in the Backstop Rights Purchase Agreement)
     F. If holders of Senior Notes Claims do not purchase all of the Rights Offering Shares as part of the Rights Offering, the Backstop Party’s obligation to purchase remaining Rights Offering Shares under the Backstop Rights Purchase Agreement shall have been triggered.
     G. The Canadian Recognition Order shall have been issued; provided, however, that entry of the Canadian Recognition Order shall only be a condition to the Effective Date with regard to those Debtors incorporated, formed or otherwise organized under Canadian law.
(b) WAIVER OF CONDITIONS
     The Debtors may, at any time, subject to Article IV.H.3 of the Plan and their obligations under the Backstop Rights Purchase Agreement, waive any of the conditions to the Effective Date set forth in Article VIII.A of the Plan without notice to or order of the Bankruptcy Court.
(c) NON OCCURRENCE OF CONDITIONS
     If the Effective Date does not occur on or before January 31, 2008, or such other later date as the Debtors may determine upon notice to the Bankruptcy Court the Plan shall be null and void in all respects, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any cause of action or Claim; (2) constitute an admission, acknowledgment, offer or undertaking in any respect by any party, including the Debtors; or (3) otherwise prejudice in any manner the rights of any party, including the Debtors.
22.
RELEASE, INJUNCTIVE AND RELATED PROVISIONS
(a) COMPROMISE AND SETTLEMENT
     Pursuant to section 363 of the Bankruptcy Code and Rule 9019 of the Bankruptcy Rules, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims and Equity Interests. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all Claims and Equity Interests, as well, as a finding by the Bankruptcy Court that such compromise or settlement fair, equitable, reasonable, and is in the best interests of the Debtors, estates, and holders of Claims and Equity Interests.
(b) RELEASES
     A. Releases by the Debtors. Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, for the good and valuable consideration provided by each of the Releases, including, but not limited to: (a) the discharge of debt and all other good and valuable consideration paid pursuant to the Plan or otherwise; and (b) the services of the Debtors’ present and former officers and directors in facilitating the expeditious implementation of the restructuring contemplated by the Plan, and in view of the indemnification pursuant to Article V.D of the Plan; each of the Debtors shall provide a full discharge and release to the Releasees (and each such Releasee so released shall be deemed released and discharged by the Debtors) and their respective properties from any and all causes of action and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law, at equity, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors, including, without limitation, those that any of the Debtors or the Reorganized Debtors would have been legally entitled to assert (whether individually or collectively) or that any holder of a Claim or Equity Interest or other Entity would have been legally entitled to assert for or on behalf of any of the Debtors or estates and further including those in any way related to the Rights Offering, New Organizational Documents, Chapter 11 Cases, or the Plan; provided, however, that the foregoing release by the Debtors shall not operate to waive or release from any causes of action expressly set forth in and preserved by the Plan or Plan Supplement; provided, further, that the foregoing release by the Debtors shall not operate to waive or release any causes of action accrued by the Debtors in the ordinary course of business against holders of Other General Unsecured Claims.
     B. Third-Party Release. Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, the Releasing Parties shall provide a full discharge and release (and each Entity so released shall be deemed released by the Releasing Parties) to the Debtors, Reorganized Debtors, each of their respective Representatives (each of the foregoing in its individual capacity as such), and their respective property from any and all Claims, causes of action and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law, at equity, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors, including those in any way related to formulating, negotiating, preparing, disseminating, implementing, administering, confirming or consummating the Plan, Disclosure Statement, Backstop Rights Purchase Agreement, Rights Offering, New Organizational Documents or any other contract, instrument, release or other agreement or document created or entered into in connection with the Plan, Rights Offering or any other postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors; provided, however, that the foregoing third-party release shall not operate to waive or release any of the causes of action expressly set forth in and preserved by the Plan or Plan Supplement or any defenses to causes of action retained by the Debtors, provided, further, that the provisions of Article IX.B.2 of the Plan shall not operate to waive or release any Allowed Claims of Releasing Parties treated under the Plan.
     C. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the foregoing release by the Debtors and foregoing third-party release pursuant to Rule 9019 of the Bankruptcy Rules, and its finding that they are: (a) in exchange for good and valuable consideration, representing a good faith settlement and compromise of the Claims and causes of action thereby released; (b) in the best interests of the Debtors and all holders of Claims; (c) fair, equitable, and reasonable; (d) approved after due notice and opportunity for hearing; and (e) a bar to any of the Debtors, Reorganized Debtors or Releasing Parties asserting any Claim or cause of action thereby released.
(c) EXCULPATION
     Notwithstanding anything contained in the Plan to the contrary, Exculpated Parties (as that term is defined in the Plan) shall neither have nor incur any liability to any Entity for any and all claims and causes of action arising on or after the Petition Date, including any act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or consummating the Plan, this Disclosure Statement, Backstop Rights Purchase Agreement, Rights Offering, New Organizational Documents, or any other contract, instrument, release or other agreement or document created or entered into in connection with the Plan, Rights Offering or any other postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors; provided, however, that the provisions of Article IX.C of the Plan shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a final order of the Bankruptcy Court to have constituted gross negligence or willful misconduct; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its duties pursuant to, or in connection with, the above referenced documents; provided, further, that the foregoing exculpation provisions shall not apply to any acts or omissions expressly set forth in and preserved by the Plan or Plan Supplement.

(d) PRESERVATION OF RIGHTS OF ACTION
     (i) Vesting of Causes of Action
     Except as otherwise provided in the Plan or Confirmation Order, in accordance with section 1123(b)(3) of the Bankruptcy Code, any causes of action that the Debtors may hold against any Entity shall vest upon the Effective Date in the Reorganized Debtors.
     Except as otherwise provided in the Plan or Confirmation Order, after the Effective Date, the Reorganized Debtors shall have the exclusive right to institute, prosecute, abandon, settle, or compromise any causes of action, in their sole discretion and without further order of the Bankruptcy Court, in any court or other tribunal, including, without limitation, in an adversary proceeding filed in one or more of the Chapter 11 Cases.
     Causes of action and any recoveries therefrom shall remain the sole property of the Debtors and Reorganized Debtors, as the case may be, and holders of Claims shall have no right to any such recovery.
     (ii) Preservation of All Causes of Action Not Expressly Settled or Released
     Unless a cause of action against a holder or other Entity is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order (including the Confirmation Order), the Debtors expressly reserve such cause of action for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, causes of action not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances which may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such causes of action upon or after the entry of the Confirmation Order or Effective Date based on this Disclosure Statement, the Plan or the Confirmation Order, except where such causes of action have been released in the Plan (including, without limitation, and for the avoidance of doubt, the release by the Debtors contained in Article IX.B.1 of the Plan) or any other final order of the Bankruptcy Court (including the Confirmation Order). In addition, the Debtors and Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which the Debtors are a defendant or an interested party, against any Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.
     Subject to the immediately preceding paragraph, any Entity to whom the Debtors have incurred an obligation (whether on account of services, purchase or sale of goods or otherwise), or who has received services from the Debtors or a transfer of money or property of the Debtors, or who has transacted business with the Debtors, or leased equipment or property from the Debtors should assume that any such obligation, transfer, or transaction may be reviewed by the Reorganized Debtors subsequent to the Effective Date and may be the subject of an action after the Effective Date, regardless of whether: (i) such Entity has filed a proof of claim against the Debtors in the Chapter 11 Cases; (ii) the Debtors or Reorganized Debtors have objected to any such Entity’s proof of claim; (iii) any such Entity’s Claim was included in the Debtors’ Schedules; (iv) the Debtors or Reorganized Debtors have objected to any such Entity’s scheduled Claim; or (v) any such Entity’s scheduled Claim has been identified by the Debtors or Reorganized Debtors as disputed, contingent, or unliquidated.
     (iii) Second Lien Litigation
     After the date of entry of the Confirmation Order (unless revoked), the Debtors and Reorganized Debtors may not pursue the Second Lien Litigation, and after the Effective Date, any cause of action arising from or related to the Second Lien Litigation shall be relinquished, released and discharged. No other Entity, including, but not limited to, the Creditors’ Committee, Senior Notes Indenture Trustee, indenture trustees under the Subordinated Notes Indentures, and any holders of Claims, may maintain any action based on the Second Lien Litigation.

(e) DISCHARGE OF CLAIMS AND TERMINATION OF EQUITY INTERESTS
     Except as otherwise provided herein, and irrespective of any prior orders of this or any other court of competent jurisdiction, on the Effective Date, and effective as of the Effective Date: (1) the rights afforded in the Plan and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors and Debtors in Possession, or any of their assets, property or Estates; (2) the Plan shall bind all holders of Claims and Equity Interests, regardless of whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; and (3) all Claims against and Equity Interests in the Debtors and Debtors in Possession shall be satisfied, discharged and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including, without limitation, any liability of the kind specified under section 502(g) of the Bankruptcy Code; provided, however, that nothing in this Plan shall discharge any liabilities of the Debtors, or Reorganized Debtors, as the case may be, arising after the entry of the Confirmation Order or that is not otherwise a claim within the meaning of section 101(5) of the Bankruptcy Code, nor shall the Plan preclude a governmental entity from asserting any such liabilities against the Reorganized Debtors; and provided, further, that nothing in the Plan shall discharge any liability to a governmental entity under applicable environmental laws that a Reorganized Debtor or any other Entity may have as the owner or operator of real property on and after the entry of the Confirmation Order.
(f) INJUNCTION
     A. From and after the Effective Date, all Entities are permanently enjoined from commencing or continuing in any manner against the Debtors or Reorganized Debtors, their successors and assigns, and their assets and properties, as the case may be, any suit, action or other proceeding, on account of or respecting any Claim, demand, liability, obligation, debt, right, Cause of Action, interest or remedy released or to be released pursuant to the Plan or the Confirmation Order.
     B. Except as otherwise expressly provided for in the Plan or in obligations issued pursuant to the Plan, from and after the Effective Date, all Entities shall be precluded from asserting against the Debtors, Debtors in Possession, Estates, Reorganized Debtors, their successors and assigns, and their assets and properties, any other Claims or Equity Interests based upon any documents, instruments, or any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.
     C. The rights afforded in the Plan and the treatment of all Claims and Equity Interests in the Plan shall be in exchange for and in complete satisfaction of Claims and Equity Interests of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, against the Debtors or any of their assets or properties. On the Effective Date, all such Claims against, and Equity Interests in, the Debtors shall be satisfied and released in full.
     D. Except as otherwise expressly provided for in the Plan or in obligations issued pursuant to the Plan, all Parties and Entities are permanently enjoined, on and after the Effective Date, on account of any Claim or Equity Interest satisfied and released hereby, from:
1.	commencing or continuing in any manner any action or other proceeding of any kind against any Debtor or any Reorganized Debtor, their successors and assigns, and their assets and properties;

2.	enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against any Debtor or any Reorganized Debtor, their successors and assigns, and their assets and properties;

3.	creating, perfecting, or enforcing any encumbrance of any kind against any Debtor or any Reorganized Debtor or the property or estate of any Debtor or any Reorganized Debtor;

4.	asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Debtor or any Reorganized Debtor or against the property or estate of any the Debtor or any of Reorganized Debtor, except to the extent a right to setoff, recoupment or subrogation is asserted with respect to a timely filed proof of claim; or
5.	commencing or continuing in any manner any action or other proceeding of any kind in respect of any Claim or Equity Interest or cause of action released or settled hereunder.
23.
RETENTION OF JURISDICTION
     Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain such jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and the Plan as is legally permissible, including, but not limited to, jurisdiction to
     A. allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;
     B. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;
     C. resolve any matters related to the assumption, assignment or rejection of any executory contract or unexpired lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom including those matters related to any amendment to the Plan after the Effective Date pursuant to Article XI.E of the Plan adding executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be assumed;
     D. ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;
     E. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving a Debtor that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date, provided, however, that the Reorganized Debtors shall reserve the right to commence actions in all appropriate jurisdictions;
     F. enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan, the New Organizational Documents and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with the Plan, Plan Supplement or the Disclosure Statement;
     G. resolve any cases, controversies, suits or disputes that may arise in connection with the Effective Date, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;
     H. issue injunctions, enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with the Effective Date or enforcement of the Plan, except as otherwise provided in the Plan;
     I. enforce the “Compromise and Settlement” provision set forth in Article IX.A of the Plan, the “Third-Party Release” provision set forth in Article IX.B.2 of the Plan, and the “Exculpation” provision set forth in Article IX.C of the Plan;
     J. enforce the Injunction set forth in Article IX.F of the Plan;

     K. resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article IX the Plan, and enter such orders as may be necessary or appropriate to implement or enforce all such releases, injunctions and other provisions;
     L. enter and implement such orders as necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;
     M. resolve any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document adopted in connection with the Plan or the Disclosure Statement; and
     N. enter an order and/or a final decree as contemplated in Rule 3022 of the Bankruptcy Rules concluding the Chapter 11 Cases.
24.
MISCELLANEOUS PROVISIONS
(a) EFFECTUATING DOCUMENTS, FURTHER TRANSACTIONS AND CORPORATE ACTION
     The Debtors and the Reorganized Debtors are authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions hereof and the securities issued pursuant hereto.
     Prior to, on or after the Effective Date, as applicable, all matters provided for hereunder that would otherwise require approval of the shareholders or directors of the Debtors or the Reorganized Debtors shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date, as applicable, pursuant to applicable state law, including the general corporation law of the state of Delaware, without any requirement of further action by the shareholders, directors, managers or partners of the Debtors or the Reorganized Debtors.
(b) DISSOLUTION OF CREDITORS’ COMMITTEE
     On the Effective Date, the Creditors’ Committee shall dissolve and the members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases; provided, however, that after the entry of the Confirmation Order, the Creditors’ Committee’s functions shall be restricted to, and the Creditors’ Committee shall not be heard on any issue except obtaining a final order of the Bankruptcy Court authorizing or approving the professional fees for the Creditors’ Committee’s retained professionals.
(c) POST-CONFIRMATION, PRE-EFFECTIVE DATE PROFESSIONALS’ FEES AND FINAL FEE APPLICATIONS
     The Debtors or Reorganized Debtors, as the case may be, may pay reasonable, documented fees of any retained professionals incurred after the entry of the Confirmation Order, and prior to the Effective Date, without further order of the Bankruptcy Court.
     The deadline for submission by any retained professionals of applications for Bankruptcy Court approval of Accrued Professional Compensation (as that term is defined in the Plan) shall be sixty (60) days after the Effective Date, and all such applications shall be subject, to the extent applicable, to the procedures set forth in the Fee Auditor Order, dated December 22, 2006.
(d) PAYMENT OF STATUTORY FEES
     All fees payable pursuant to section 1930 of title 28 of the United States Code after the Effective Date, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid prior to the closing of the Chapter 11 Cases on the earlier of when due or the Effective Date, or as soon thereafter as practicable.
(e) MODIFICATION OF PLAN
     Subject to the limitations contained in the Plan: (1) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; and (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.
(f) REVOCATION OF PLAN
     The Debtors reserve the right to revoke or withdraw the Plan prior to the entry of the Confirmation Order and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if entry of the Confirmation Order or the Effective Date does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant hereto shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any claims by or against, or any Equity Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission of any sort by the Debtors or any other Entity.
(g) SUCCESSORS AND ASSIGNS
     The rights, benefits and obligations of any Entity named or referred to herein shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.
(h) GOVERNING LAW
     Except to the extent that the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the state of Delaware, without giving effect to the principles of conflict of laws thereof.
(i) RESERVATION OF RIGHTS
     Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. Neither the filing of the Plan, any statement or provision contained herein, nor the taking of any action by a Debtor or any Entity with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) any Debtor with respect to the holders of Claims or Equity Interests or other parties in interest; or (2) any holder of a Claim or other party in interest prior to the Effective Date.
(j) SECTION 1145 EXEMPTION
     The shares of New Common Stock comprising the Unsecured Creditor Equity Distribution, as issued pursuant to the Plan, are exempt from registration under the Securities Act to the maximum extent permitted by section 1145 of the Bankruptcy Code and other applicable law.
     The Rights Offering Shares and shares of New Common Stock reserved for the Management Equity Program will be exempt from registration under the Securities Act by virtue of section 4(2) thereof or Regulation D promulgated thereunder, (as well as, to the extent applicable), section 1145 of the Bankruptcy Code.

(k) SECTION 1146 EXEMPTION
     Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment.
(l) SECTION 1125(E) GOOD FAITH COMPLIANCE
     The Debtors, Reorganized Debtors, Backstop Party, holders of Senior Notes Claims that purchase Rights Offering Shares through the Rights Offering, Creditors’ Committee, Canadian Information Officer and each of their respective Representatives, shall be deemed to have acted in “good faith” under section 1125(e) of the Bankruptcy Code.
(m) FURTHER ASSURANCES
     The Debtors, Reorganized Debtors, all holders of Claims receiving distributions hereunder and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.
(n) FILING OF ADDITIONAL DOCUMENTS
     On or before the Effective Date, the Debtors may file with the Bankruptcy Court all agreements and other documents that may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.
(o) NO STAY OF CONFIRMATION ORDER
     The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Rules 3020(e) and 7062 of the Bankruptcy Rules.
(p) AID AND RECOGNITION
     The Debtors or Reorganized Debtors, as the case may be, shall, as needed to effect the terms hereof, request the aid and recognition of any court or judicial, regulatory or administrative body in any province or territory of Canada or any other nation or state.
25.
SUMMARY OF EXIT FINANCING AND SECURITIES
TO BE ISSUED IN CONNECTION WITH THE PLAN
(a) EXIT CREDIT FACILITY
     On the Effective Date, or as soon as practicable thereafter, the Reorganized Debtors will enter into definitive documentation with respect to an Exit Credit Facility of an amount up to $400 million, which shall comprise approximately $275 million of term loan(s) and up to $125 million in the form of revolving credit and letter of credit facilities. The principal terms and conditions with respect to such financing arrangements will be filed with the Bankruptcy Court by the Debtors as part of the Plan Supplement.
     The Debtors shall ensure that the Exit Credit Facility is the result of a competitive process, wherein the Debtors pursue potential commitments from not less than three potential lenders, and consult with the Backstop party and the Creditors’ Committee as to the solicitation and final selection process.

     Although the Debtors believe that they will be able to obtain such exit financing on terms reasonably acceptable to them, there can be no assurance that they will ultimately be able to do so. For example, the required financing may not be available in an adequate amount, it may not be available on terms reasonably acceptable to the Debtors, or it may not be available in an acceptable timeframe as determined by the terms of the Plan and the Backstop Rights Purchase Agreement. Therefore, there can be no guarantee that the required Exit Credit Facility Amount will have been determined prior to the commencement of the Confirmation Hearing (with such a determination is a condition precedent to Confirmation), nor can there be any guarantee that the Exit Credit Facility and all required supporting documentation will have been executed prior to the date contemplated to be the Effective Date.
(b) DESCRIPTION OF THE SECURITIES TO BE ISSUED
     (i) New Common Stock
     The principal terms of the New Common Stock to be issued by Reorganized Debtors under the Plan shall be reflect in the New Organizational Document.
     The New Organizational Documents will be in the Plan Supplement, and will contain all corporate documents necessary to effectuate the issuance of the New Common Stock.
26.
VOTING PROCEDURES
(a) SOLICITATION PACKAGE
     Kurtzman Carson Consultants LLC (“KCC”), the Debtors’ claims and solicitation agent, will facilitate the solicitation process. Financial Balloting Group (“FBG”) will assist KCC as special voting agent with respect to the solicitation of votes of, and communication with, holders of Claims and Equity Interests arising from publicly traded securities, including Senior Notes Claims in Class 3. FBG will also be the subscription agent for the Rights Offering.
     The following materials constitute the Solicitation Package:
•	notice of the Confirmation Hearing;

•	one or more Ballots and a return envelope, which are provided only to the holders of Senior Notes Claims in Class 3 and Other General Unsecured Claims in Class 5, together with voting instructions;

•	Subscription Documents related to the Rights Offering which are provided only to the holders of Senior Notes Claims in Class 3 (and may be sent with the Solicitation Package or contemporaneously therewith);

•	the Disclosure Statement with all exhibits including the Plan;

•	forms of letters to the holders in each of the voting classes (tailored to each class) urging them to vote to accept the Plan (the forms of which are attached hereto as Exhibit D); and

•	the Disclosure Statement Order, which, among other things: (a) approves this Disclosure Statement as containing “adequate information” in accordance with section 1125 of the Bankruptcy Code; (b) establishes the procedures for voting on the Plan; (c) schedules a hearing to consider confirmation of the Plan; and (d) sets the deadline for voting on and for objecting to confirmation of the Plan.
     The Solicitation Package (excluding the Subscription Documents) is being distributed to holders of Other General Unsecured Claims as of the Voting Record Date. The Solicitation Package (including the Subscription Documents) is being distributed to holders of Senior Notes Claims as of the Voting Record Date.

     In addition, the Solicitation Package (excluding Ballots and the Subscription Documents) is being distributed to holders of Subordinated Notes Claims and Convertible Subordinated Debentures Claims as of the Voting Record Date out of an abundance of caution, and notwithstanding that such classes are not entitled to vote to accept or reject the Plan. Holders of Subordinated Notes Claims and Convertible Subordinated Debenture Claims also will receive a notice of non-voting status in lieu of a Ballot. Notices of non-voting status will likewise be distributed to holders of Section 510 Subordinated Claims and Equity Interests.
     The Solicitation Package (except for Ballots, Master Ballots and Subscription Documents) may also be obtained by accessing the Debtors’ website at http://www.kccllc.com/dura or by requesting a copy from the KCC by writing to Dura Automotive Systems, Inc., c/o Kurtzman Carson Consultants LLC, 2335 Alaska Avenue, El Segundo, CA 90245 or calling (800) 820-0985 (United States) or (248) 844-1600 (International) or by sending an e-mail to durainfo@kccllc.com.
(b) VOTING INSTRUCTIONS
     Only the holders as of the Voting Record Date of Senior Notes Claims in Class 3 and Other General Unsecured Claims in Class 5 are entitled to vote to accept or reject the Plan, and they may do so by completing the appropriate Ballot or Master Ballots and returning it to KCC or FBG in the self-addressed postage-paid envelope provided, as the case maybe, by the Voting Deadline. Voting instructions are attached to each Ballot.
     THE BALLOTS AND THE PRE-ADDRESSED POSTAGE PRE-PAID ENVELOPES ACCOMPANYING THE BALLOTS WILL CLEARLY INDICATE WHETHER THE BALLOT MUST BE RETURNED TO KCC, FBG, OR THE HOLDERS’ NOMINEES AND WILL CLEARLY INDICATE THE APPROPRIATE RETURN ADDRESS. IT IS IMPORTANT TO FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED ON EACH BALLOT.
Class 5 Other General Unsecured Claims
     Holders of Other General Unsecured Claims in Class 5 should contact KCC for answers to any questions regarding the procedures and requirements for voting to accept or reject the Plan and for objecting to the Plan. KCC will also provide additional copies of all materials, and oversee the voting tabulation for Class 5. KCC will also answer questions from holders of Claims in classes not entitled to vote.
     BALLOTS CAST BY HOLDERS OF OTHER GENERAL UNSECURED CLAIMS IN CLASS 5 ENTITLED TO VOTE MUST BE RECEIVED BY KCC BY THE VOTING DEADLINE, AT THE ADDRESS LISTED ON THE APPLICABLE BALLOT, WHETHER BY FIRST CLASS MAIL, OVERNIGHT COURIER OR PERSONAL DELIVERY.
Class 3 Senior Notes Claims
     The Senior Notes Indenture Trustee will not vote on behalf of the holders of Senior Notes. Holders of Senior Notes must submit their own Ballots.
(i)	Voting Instructions For Beneficial Holders
(A)	Voting Instructions for Beneficial Owners Directly Holding Senior Notes
     A beneficial owner (a “Beneficial Owner”) holding Allowed Senior Notes Claims as record holder in its own name should vote on the Plan by completing and signing the enclosed Ballot and returning it directly to FBG so as to be received by the Voting Deadline using the enclosed self-addressed, postage-paid envelope.
(B)	Voting Instructions for Beneficial Holders Holding Senior Notes through Record Holders
     A Beneficial Owner holding Allowed Senior Notes Claims in “street name” through a bank, brokerage firm or other nominee (a “Nominee”) should vote on the Plan by one of the following two methods (as selected by such Beneficial Owner’s Nominee):

•	Complete and sign the enclosed Ballot. Return the Ballot to your Nominee as promptly as possible and in sufficient time to allow your Nominee to process the Ballot and return a Master Ballot to FBG by the Voting Deadline. If no self addressed, postage-paid envelope was enclosed for this purpose, contact your Nominee for instructions; or

•	Complete and sign the pre-validated Ballot (as described below) provided to you by your Nominee. Return the pre-validated Ballot to FBG by the Voting Deadline using the return envelope provided in the solicitation package.
(C)	General Voting Instructions for Senior Notes Holders
     Any Ballot returned to a Nominee by a Beneficial Owner will not be counted for purposes of acceptance or rejection of the Plan until such Nominee properly completes and delivers to FBG a Master Ballot that reflects the vote of such Beneficial Owner. The Debtors assume no responsibility for a Nominee’s failure to timely and accurately transmit to FBG a Beneficial Owner’s instructions.
     If any Beneficial Owner owns Allowed Senior Notes Claims in more than one account, such Beneficial Owner may receive multiple mailings containing Ballots. The Beneficial Owner should execute a separate Ballot for each block of Allowed Senior Notes Claims that it holds through any particular Nominee and return each Ballot to the respective Nominee in the return envelope provided therewith. Beneficial Owners who execute multiple Ballots with respect to Allowed Senior Notes Claims held through more than one Nominee must indicate on each Ballot the names of ALL such other Nominees and the additional amounts of such Allowed Senior Notes Claims so held and voted, and must vote all Ballots in the same fashion (i.e., all “Accepts” or “Rejects”). If a Beneficial Owner holds a portion of the Allowed Senior Notes Claims through a Nominee and other portion as a record holder, the Beneficial Owner should follow the procedures described in subparagraph (1)(a) above to vote the portion held of record and the procedures described in subparagraph (1)(b) above to vote the portion held through a Nominee or Nominees.
     All Beneficial Owners should carefully review and follow the instructions appended to the Ballot before returning their completed Ballots to their Nominees.
(ii)	Voting Instructions for Nominees
     A Nominee that on the Voting Record Date is the registered holder of Allowed Senior Notes Claims for a Beneficial Owner can obtain the votes of the Beneficial Owners of such Allowed Senior Notes Claims consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:
(A)	Pre-Validated Ballots
     The Nominee may “pre-validate” a Ballot by (i) signing the Ballot; (ii) indicating on the Ballot the name of the Nominee, the amount of Allowed Senior Notes Claims the Nominee holds for the Beneficial Owner and the account numbers for the accounts in which the Nominee holds those Allowed Senior Notes Claims; and (iii) forwarding such Ballot, together with the Disclosure Statement, return envelope provided in the Solicitation Package and other materials requested to be forwarded, to the Beneficial Owner for voting. The Beneficial Owner must then complete the information requested in the Ballot, review the certifications contained in the Ballot, and return the Ballot directly to FBG in the pre-addressed, postage-paid envelope so that it is RECEIVED by FBG on or before the Voting Deadline. Nominees should maintain for inspection for at least one year from the Voting Deadline a list of the Beneficial Owners to whom “pre-validated” Ballots were delivered.
(B)	Master Ballots
     If the Nominee elects not to pre-validate Ballots, the Nominee may obtain the votes of Beneficial Owners by forwarding to the Beneficial Owners the unsigned Ballots, together with the Disclosure Statement, a return envelope provided by, and addressed to, the Nominee and other materials requested to be forwarded. Each such Beneficial Owner must then: (a) review the certifications contained in the Ballot; (b) complete the information requested in the Ballot; (c) indicate its vote on the Ballot; (d) execute the Ballot; and (e) return the Ballot to the Nominee. After collecting the Ballots, the Nominee should, in turn, complete a Master Ballot, and deliver the Master Ballot to FBG so that it is RECEIVED by FBG on or before the Voting Deadline. Nominees are required to retain Ballots for inspection by the Court for one year following the Voting Deadline. EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL OWNERS TO RETURN THEIR BALLOTS TO THE NOMINEE BY A DATE THAT NOMINEE SETS TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO FBG SO THAT FBG RECEIVES IT ON OR BEFORE THE VOTING DEADLINE.
     No fees, commissions or other remuneration will be payable to any Nominee in connection with this solicitation. Upon written request, however, the Debtors will reimburse Nominees for reasonable and customary out-of-pocket expenses incurred in forwarding Solicitation Materials to Beneficial Owners.
     All Nominees should carefully review and follow the instructions appended to the Master Ballot before returning their completed Master Ballots to FBG.
     (iii) Miscellaneous
     For purposes of voting to accept or reject the Plan, the Beneficial Owners of Allowed Senior Notes Claims will be deemed to be the “holders” of these Claims. Unless otherwise ordered by the Bankruptcy Court, Ballots or Master Ballots that are signed, dated and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. The Plan Proponents may request FBG attempt to contact such voters to cure any such defects in the Ballots or Master Ballots.
     In the event of a dispute with respect to any Allowed Senior Notes Claims, FBG will not count, unless the Bankruptcy Court orders otherwise, any vote to accept or reject the Plan cast with respect to any such Claim for purposes of determining whether the Plan has been accepted or rejected.
ADDITIONAL INSTRUCTIONS
     TO OBTAIN ANSWERS TO ANY QUESTIONS REGARDING SOLICITATION PROCEDURES, PARTIES SHOULD CALL KCC TOLL FREE AT (800) 820-0985 (UNITED STATES); (248) 844-1600 (INTERNATIONAL).
     THOSE HOLDERS OF CLASS 3 SENIOR NOTES CLAIMS MAY CONTACT FBG DIRECTLY, AT (646) 282-1800, WITH ANY QUESTIONS RELATED TO THE SOLICITATION PROCEDURES APPLICABLE TO SECURITY-BASED CLAIMS AND EQUITY INTERESTS.
     TO BE COUNTED, KCC MUST RECEIVE CLASS 5 BALLOTS INDICATING ACCEPTANCE OR REJECTION OF THE PLAN CAST BY HOLDERS ENTITLED TO VOTE, NO LATER THAN THE VOTING DEADLINE OF 5:00 P.M., P.T., [___], 2007.
     TO BE COUNTED, CLASS 3 PREVALIDATED BALLOTS AND MASTER BALLOTS CAST ON BEHALF OF HOLDERS OF CLAIMS ENTITLED TO VOTE INDICATING ACCEPTANCE OR REJECTION OF THE PLAN, MUST BE RECEIVED BY FBG NO LATER THAN THE VOTING DEADLINE OF 5:00 P.M., P.T., [___], 2007.
     HOLDERS MUST CAST THEIR BALLOTS (OR MASTER BALLOTS, AS APPLICABLE) IN ACCORDANCE WITH THE SOLICITATION PROCEDURES DESCRIBED IN FURTHER DETAIL IN ARTICLE XV OF THIS DISCLOSURE STATEMENT. ANY BALLOT RECEIVED AFTER THE VOTING DEADLINE SHALL NOT BE COUNTED.
     KCC AND FBG SHALL NOT COUNT ANY BALLOT THAT IS PROPERLY EXECUTED BY THE HOLDER OF A CLAIM, BUT WHICH DOES NOT CLEARLY INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN OR WHICH INDICATES BOTH AN ACCEPTANCE AND A REJECTION OF THE PLAN.

     CLAIMS HOLDERS MAY CAST ONLY ONE BALLOT FOR EACH CLAIM HELD. BY SIGNING AND RETURNING A BALLOT, EACH CLAIM HOLDER WILL CERTIFY TO THE BANKRUPTCY COURT AND THE DEBTORS THAT THE HOLDER WAS NOT CAST ANY OTHER BALLOTS WITH RESPECT TO SUCH CLAIM OR, IF IT HAS CAST AN EARLIER BALLOT THEN THAT EARLIER BALLOT IS THEREBY SUPERSEDED AND REVOKED.
     ALL BALLOTS ARE ACCOMPANIED BY SELF-ADDRESSED, POSTAGE PRE-PAID RETURN ENVELOPES. IT IS IMPORTANT TO FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED ON EACH BALLOT.
Rights Offering Subscription
     In addition to being entitled to vote to accept or reject the Plan, holders of Senior Notes Claims (Rights Offering Participants) are, through the Plan, being offered the opportunity to subscribe for the Rights Offering Shares on a pro rata basis in exchange for a cash payment. The Subscription Documents will be included in the Solicitation Package that is mailed to Rights Offering Participants, or be sent contemporaneously therewith.
     Rights Offering Participants who wish to participate in the Rights Offering are required to complete and execute the Subscription Form or otherwise follow the instructions of their Nominee so that their subscription may be effected by the Voting Deadline. Any holders of Senior Notes whose notes are held in the name of their Nominee and wishes to subscribe must arrange to have their subscription effected by their Nominee by the Voting Deadline.
     If FBG for any reason does not receive prior to the Voting Deadline from a Rights Offering Participant (or DTC): (a) a duly completed Subscription Form (or equivalent instructions from DTC) by the Voting Deadline; and (b) immediately available funds in an amount equal to that Rights Offering Participant’s subscription price (or payment from DTC), then that Rights Offering Participant’s subscription rights shall expire. The Backstop Party shall, pursuant to its obligations under the Backstop Rights Purchase Agreement (attached hereto as Exhibit C) purchase any Rights Offering Shares remaining unpurchased after the Voting Deadline.
The Confirmation Hearing
     Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan. Section 1128(b) of the Bankruptcy Code provides that any party-in-interest may object to confirmation of the Plan.
     The Bankruptcy Court has scheduled the Confirmation Hearing for [___], 2007, to take place at [___] E.T., before the Honorable Kevin J. Carey, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, located at Marine Midland Building, 824 North Market Street, 5th Floor, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.
     Objections to confirmation of the Plan must be filed and served on the Debtors, and certain other parties, by no later than [___], 2007, at 4:00 p.m. E.T., in accordance with the Disclosure Statement Order that accompanies this Disclosure Statement. THE BANKRUPTCY COURT MAY NOT CONSIDER OBJECTIONS TO CONFIRMATION OF THE PLAN IF ANY SUCH OBJECTIONS HAVE NOT BEEN NOT TIMELY SERVED AND FILED IN COMPLIANCE WITH THE DISCLOSURE STATEMENT ORDER.
     The Confirmation Hearing Notice will contain, among other things, the Plan Objection Deadline, the Voting Deadline, and Confirmation Hearing Date. The Debtors will publish the Confirmation Notice in the following publications in order to provide notification to those persons who may not receive notice by mail; The New York Times (National Edition), The Wall Street Journal (National Edition), The Detroit Free Press, The Automotive News (National Edition), The Globe and Mail, and The National Post.

Risk Factors
     Prior to deciding whether and how to vote on the Plan, each holder in a voting class should consider carefully all of the information in this Disclosure Statement, especially the Risk Factors described in Article XVIII hereof.
(c) RIGHTS OFFERING SUBSCRIPTION
     In addition to being entitled to vote to accept or reject the Plan, Senior Notes Holders (Rights Offering Participants) are, through the Plan, being offered the opportunity to subscribe for the Rights Offering Shares on a pro rata basis in exchange for a cash payment. The Subscription Documents will be included in the Solicitation Package that is mailed to Rights Offering Participants, or be sent contemporaneously therewith.
     Rights Offering Participants who wish to participate in the Rights Offering are required to complete and execute the Subscription Form or otherwise follow the instructions of their Nominee so that their subscription may be effected by the Voting Deadline. Any holders of Senior Notes whose notes are held in the name of their Nominee and wishes to subscribe must arrange to have their subscription effected by their Nominee by the Voting Deadline.
     If FBG for any reason does not receive prior to the Voting Deadline from a Rights Offering Participant (or DTC): (a) a duly completed Subscription Form (or equivalent instructions from DTC) by the Voting Deadline; and (b) immediately available funds in an amount equal to that Rights Offering Participant’s subscription price (or payment from DTC), then that Rights Offering Participant’s subscription rights shall expire. The Backstop Party, under the Backstop Rights Purchase Agreement, shall, pursuant to its obligations under the Amended Backstop Agreement purchase any Rights Offering Shares remaining unpurchased after the Voting Deadline.
(d) VOTING TABULATION
     To ensure that a vote is counted, the holders of Claims in Classes 3 and 5 should: (a) complete a Ballot; (b) indicate the holder’s decision to accept or reject the Plan in the boxes provided in the Ballot; and (c) sign and timely return the Ballot to the address set forth on the enclosed prepaid envelope by the Voting Deadline. A holder with Claims in more than one class may receive more than one Ballot and each such Ballot will be coded for the particular class. The Ballot may not be used for any purpose other than to vote to accept or reject the Plan. Accordingly, at the time the Ballot is transmitted, claimants should not surrender certificates, instruments, or other documents representing or evidencing their Claims.
(i)	Ballots
     The Ballot does not constitute, and shall not be deemed to be, a Proof of Claim or an assertion or admission of a Claim. Only the following holders of claims in voting classes shall be entitled to vote with regard to such claims:
(a)	Holders of claims for which proofs of claim have been timely filed, as reflected on the official claims register, as of the close of business on the Voting Record Date, with the exception of those claims subject to a pending objection filed before the Voting Deadline, unless such claims are allowed for voting purposes pursuant to a Resolution Event [19] outlined in Paragraphs D.4-D.5 of the Solicitation Procedures attached to the Disclosure Statement Order (the “Solicitation Procedures”); provided, however, to the extent that the

[19]	A resolution event occurs if, prior to the Voting Deadline: (a) an order is entered by the Bankruptcy Court temporarily allowing such disputed claim for voting purposes only pursuant to Bankruptcy Rule 3018(a), after notice and a hearing; (b) a stipulation or other agreement is executed between the holder of the disputed Claim or disputed Equity Interest and the Debtors temporarily allowing the holder of the disputed Claim or disputed Interest to vote its claim or interest in an agreed upon amount; or (c) the pending objection to the disputed Claim or disputed Equity Interest is voluntarily withdrawn by the Debtors (each, a “Resolution Event”).

Debtors have reached a settlement on a claim for which a proof of claim has been timely filed, the terms of such settlement shall govern for purposes of determining the holder of the claim and the amount of the claim;

(b)	Holders of scheduled claims that are listed in the Debtors’ Schedules, with the exception of those scheduled claims that are listed as contingent, unliquidated or disputed claims (excluding such scheduled claims that have been superseded by a timely-filed proof of claim); and

(c)	Holders of claims arising pursuant to an agreement or settlement with the Debtors executed prior to the close of business on the Voting Record Date, as reflected in a court pleading, stipulation, term sheet, agreement, or other document filed with the Bankruptcy Court, in an Order entered by the Bankruptcy Court, or in a document executed by the Debtors pursuant to authority granted by the Bankruptcy Court regardless of whether a proof of claim has been filed.
(ii)	Transferred Claims
     The assignee of a transferred and assigned claim (whether a timely-filed or scheduled claim) shall be permitted to vote such claim only if the appropriate transfer/assignment form has been fully effectuated pursuant to the procedures dictated by Rule 3001(e) of the Bankruptcy Rules and such transfer is reflected on the claims register on the Voting Record Date.
(iii)	Computing the Claim Amount
     In tabulating votes, the following hierarchy shall be used to determine the Claim amount associated with each creditor’s vote:
(a)	The claim amount settled and/or agreed upon by the Debtors prior to the Voting Record Date, as reflected in the Plan Term Sheet, a court pleading, stipulation, term sheet, agreement or other document filed with the Bankruptcy Court, in an Order entered by the Bankruptcy Court, or in a document executed by the Debtors pursuant to authority granted by the Bankruptcy Court.

(b)	The claim amount allowed (temporarily or otherwise) pursuant to a Resolution Event under the procedures set forth in Procedures Paragraphs D.4-D.5 of the Solicitation Procedures;

(c)	The claim amount contained on a proof of claim that has been timely filed by the relevant bar date (or deemed timely filed by the Bankruptcy Court under applicable law), except:
•	Proofs of claim timely filed in liquidated or unknown amount will count towards the numerosity requirement and count as one dollar ($1.00) for purposes of satisfying the dollar amount provisions of section 1126(c) of the bankruptcy code; and

•	the claim amount set forth in a court pleading, stipulation, term sheet, agreement, or other document filed with the Bankruptcy Court as referenced in D.2.a of the Solicitation Procedures, controls over a claim amount contained in a proof of claim;
(d)	The claim amount listed in the Debtors’ Schedules, provided that such claim is not scheduled as contingent, disputed or unliquidated; and

(e)	In the absence of any of the foregoing, zero.
     The claim amount established pursuant to Paragraph D.2 in the Solicitation Procedures shall control for voting purposes only, and shall not constitute the Allowed amount of any Claim. The general tabulation procedures are set forth in Paragraph D.3 of the Solicitation Procedures.

     Ballots received after the Voting Deadline in connection with the Debtors’ request for Confirmation of the Plan may not be counted. The method of delivery of the Ballots to be sent to KCC or FBG is at the election and risk of each holder of a Claim. Except as otherwise provided in the Solicitation Procedures, a Ballot will be deemed delivered only when KCC or FBG actually receives the original executed Ballot. In all cases, sufficient time should be allowed to assure timely delivery. Delivery of a Ballot by facsimile, e-mail or any other electronic means will not be accepted. No Ballot should be sent to any of the Debtors, any indenture trustee, or the Debtors’ financial or legal advisors. The Debtors expressly reserve the right to amend, at any time and from time to time, the terms of the Plan (subject to compliance with the requirements of section 1127 of the Bankruptcy Code). If the Debtors materially change the terms of the Plan or if they waive a material condition thereto that adversely affects a creditors’ interest under Bankruptcy Rule 3019 they will disseminate additional solicitation materials to such creditor and that, as necessary, extend the solicitation to the extent required by law.
     If multiple Ballots are received from a holder of an Allowed Claim with respect to the same Claim prior to the Voting Deadline, the last Ballot timely received will supersede and revoke any earlier received Ballot(s). Creditors must vote all of their Allowed Claims within a particular class either to accept or reject the Plan and may not split their votes.
     A person signing a Ballot in its capacity as a trustee, executor, administrator, guardian, attorney in fact, officer of corporations, or otherwise acting in a fiduciary or representative capacity should indicate such capacity when signing and, unless otherwise determined by the Debtors, must submit proper evidence to so act on behalf of a beneficial holder.
     In the event a designation is requested under section 1126(e) of the Bankruptcy Code, the Court will determine whether any vote to accept and/or reject the Plan cast with respect to that Claim will be counted for purposes of determining whether the Plan has been accepted and/or rejected.
     Neither the Debtors nor any other person or Entity will be under any duty to provide notification of defects or irregularities with respect to execution or deliveries of Ballots nor will any of them incur any liabilities for failure to provide such notification.
     The Debtors will file with the Bankruptcy Court, not less than five (5) calendar days prior to the Confirmation Hearing, a voting report (the “Voting Report”). The Voting Report shall, among other things, delineate every Ballot that does not conform to the Voting Instructions or that contains any form of irregularity (each an “Irregular Ballot”) including, but not limited to, those Ballots that are late or (in whole or in material part) illegible, unidentifiable, lacking signatures or lacking necessary information, received via facsimile or electronic mail or damaged. The Voting Report also shall indicate the Debtors’ intentions with regard to such Irregular Ballots.
27.
VALUATION ANALYSIS AND FINANCIAL PROJECTIONS
(a) VALUATION OF THE REORGANIZED DEBTORS.
     (i) Introduction.
     In conjunction with formulating the Plan, the Debtors have determined that it is appropriate to estimate the Reorganized Debtors’ going concern value post-confirmation. The Debtors have directed Miller Buckfire to prepare such a valuation.
     (ii) Valuation.
     Miller Buckfire estimates the total enterprise value of the Reorganized Debtors to be between approximately $540 million and $660 million, with a mid-point of approximately $600 million, as of an assumed Effective Date of November 1, 2007. The values are based upon information available to, and analyses undertaken by, Miller Buckfire as of August 2007. This estimated total enterprise value reflects, among other factors discussed below, the Debtors’ income statements and balance sheets, current financial market conditions and the inherent uncertainty today as to the achievement of the Debtors’ financial projections prepared by the Debtors and AlixPartners and more fully set forth in Article XVI.B of this Disclosure Statement and Exhibit H attached hereto.
     The foregoing valuation also reflects a number of assumptions, including a successful reorganization of the Debtors’ businesses and finances in a timely manner, achieving the forecasts reflected in the financial projections, the amount of available cash, market conditions and the Plan becoming effective in accordance with its terms on a basis consistent with the estimates and other assumptions discussed herein. The estimates of value represent hypothetical enterprise values of the Reorganized Debtors as the continuing operator of its business and assets, and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. Such estimates were developed solely for purposes of formulation and negotiation of the Plan and analysis of implied relative recoveries to creditors thereunder. The value of an operating business such as the Debtors’ business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial condition and prospects of such a business.
     In preparing the estimated total enterprise value, Miller Buckfire: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) met with certain members of senior management of the Debtors to discuss the Debtors’ operations and future prospects; (c) reviewed publicly available financial data and considered the market values of public companies deemed generally comparable to the operating businesses of the Debtors; (d) considered certain economic and industry information relevant to the Debtors’ operating businesses; (e) reviewed certain analyses prepared by other firms retained by the Debtors; and (f) conducted such other analyses as Miller Buckfire deemed appropriate. Although Miller Buckfire conducted a review and analysis of the Debtors’ businesses, operating assets and liabilities, and business plans, Miller Buckfire relied on the accuracy and completeness of all: (a) financial and other information furnished to it by the Debtors and by other firms retained by the Debtors and (b) publicly available information. No independent evaluations or appraisals of the Debtors’ assets were sought or were obtained in connection therewith.
     In performing its analysis, Miller Buckfire used the discounted cash flow and comparable public companies trading multiples methodologies. The valuation multiples and discount rates used by Miller Buckfire to arrive at the going concern value of the Debtors’ business were based on the public market valuation of selected public companies deemed generally comparable to the operating businesses of the Debtors and general capital market conditions. In selecting such comparable companies, Miller Buckfire considered factors such as the nature of the comparable companies’ businesses, assets and capital structures, as well as such companies’ current and projected operating performance relative to the Debtors.
     An estimate of total enterprise value is not entirely mathematical, but rather involves complex considerations and judgments concerning various factors that could affect the value of an operating business. Moreover, the value of an operating business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. As a result, the estimate of total enterprise value set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, neither the Debtors, Miller Buckfire, nor any other person assumes responsibility for their accuracy. Depending on the results of the Debtors’ operations or changes in the financial markets, Miller Buckfire’s valuation analysis as of the Effective Date may differ from that disclosed herein.
     In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates; conditions in the financial markets; the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long term basis; and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Chapter 11 Cases or by other factors not possible to predict. Accordingly, the total enterprise value estimated by Miller Buckfire does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The total enterprise value ascribed in the analysis does not purport to be an estimate of the post reorganization market trading value. Such trading value may be materially different from the total enterprise value ranges associated with Miller Buckfire’s valuation analysis. Indeed, there can be no assurance that a trading market will develop for the New Common Stock.
     Furthermore, in the event that the actual distributions in these Chapter 11 Cases differ from those the Debtors assumed in their recovery analysis, impaired classes claims holders actual recoveries could be significantly higher or lower than estimated by the Debtors.
(b) FINANCIAL PROJECTIONS
     The Debtors have developed a set of financial projections, which are summarized in Exhibit H hereto. The Debtors prepared the projections in good faith, based upon estimates and assumptions made by the Debtors’ management.
     The estimates and assumptions in the projections may not be realized, and are inherently subject to uncertainties and contingencies. They also are based on factors such as industry performance, general business, economic, competitive, regulatory, market and financial conditions, all of which are difficult to predict and generally beyond the Debtors’ control. Because future events and circumstances may well differ from those assumed and unanticipated events or circumstances may occur, the Debtors expect that the actual and projected results will differ and the actual results may be materially greater or less than those contained in the projections. The Debtors cannot make any representations concerning the accuracy of the projections or the Reorganized Debtors’ ability to achieve the projected results. Therefore, creditors may not rely upon the projections as a guaranty or other assurance of the actual results. Creditors also should not regard the inclusion of projection in this Disclosure Statement as an indication that the Debtors considered or consider the projections to reliably predict future performance. The projections are subjective in many respects, and thus are susceptible to interpretations and periodic revisions based on actual experience and recent developments. The Debtors do not intend to update or otherwise revise the projections to reflect the occurrence of future events, even in the event that assumptions underlying the projections are not borne out. The projections should be read in conjunction with the assumptions and qualifications set forth herein.
     THE DEBTORS DID NOT PREPARE THE PROJECTIONS WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE DEBTORS’ INDEPENDENT AUDITOR HAS NEITHER COMPILED NOR EXAMINED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.
     THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF THEIR ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, NEITHER THE DEBTORS NOR THE REORGANIZED DEBTORS INTEND TO, AND EACH DISCLAIMS ANY OBLIGATION TO: (A) FURNISH UPDATED PROJECTIONS TO HOLDERS OF ALLOWED CLAIMS OR EQUITY INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF NEW NOTES, NEW COMMON STOCK OR TO ANY OTHER PARTY AFTER THE EFFECTIVE DATE; (B) INCLUDE ANY SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC; OR (C) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.
     (i) Effective Date and Plan Terms
     The projections assume that the Plan will be consummated in accordance with its terms and that all transactions contemplated by the Plan will be consummated by the assumed Effective Date. Any significant delay in the assumed Effective Date of the Plan may have a significant negative impact on the operations and financial performance of the Debtors including, but not limited to, an increased risk of inability to meet sales forecasts and higher reorganization expenses.

     (ii) Total Revenue
     The projections assume that total revenue will be approximately $1,548.0 million in the year ending December 31, 2008. Total revenue for the years from 2009 through 2011 is expected to increase or decrease approximately 0.3% in 2009, 2.3% in 2010, and (1.1%) in 2011. The assumed amounts are based on JD Powers estimates of light vehicle build volumes, the Company’s ability to win and retain content on current and next generation customer platforms and product pricing.

2009	2010	2011
$1,553.2	$1,588.2	$1,570.9
(iii) Direct Manufacturing Costs
     The projections assume that direct manufacturing costs (direct manufacturing, labor and material costs) as a percentage of total revenue are 63.5% in the year ending 2008. Direct manufacturing costs for the years 2009 through 2011 as a percentage of total revenue are expected to be:

2009	2010	2011
61.7%	61.8%	62.0%
     (iv) Manufacturing Overhead and Selling, General & Administrative Expense
     The projections assume that manufacturing overhead and selling, general and administrative expense (excluding depreciation of non rental assets and amortization) as a percentage of total revenue is 28.5% in the year ending 2008. Manufacturing overhead and selling, general and administrative expenses for the years 2009 through 2011 as a percentage of total revenue are expected to be:

2009	2010	2011
29.3%	28.6%	28.4%
     (v) Interest Expense
     The projections assume the Debtors will enter into an Exit Credit Facility as described in section XIV(A). Interest expense for the years 2008 through 2011 are expected to be (in millions):

2008	2009	2010	2011
$24.4	$23.4	$23.9	$24.5
     (vi) Income Taxes
     Due to the Company’s global operating locations the income expense assumed in the projections are based on regional and country specific statutory income tax rates.
     (vii) Net Capital Expenditures
     Net capital expenditures for the years 2008 through 2011 are expected to be (in millions):

2008	2009	2010	2011
$76.0	$70.2	$62.5	$59.2
     (viii) Working Capital
     Receivables, payables and other working capital accounts are projected according to historical levels with respect to total revenue except for the year 2009. In 2009 the projection assumes the current European factoring agreement expires and is not replaced causing an increase in accounts receivable reflected on the balance sheet.

     (ix) Post Reorganization Debt
     The projections assume that funded debt at emergence under the Exit Credit Facility will be approximately $275 million as of the Effective Date.
     (x) Balance Sheet Adjustments
     The projections assume all debt (excluding capital leases), unsecured claims and preferred equity items are extinguished. In addition, the projections assume the Company will issue $160 million in equity through the Rights Offering and will obtain an Exit Credit Facility which is assumed to have a funded balance of $275 million at the time of emergence.
     The projections do not estimate the impact of “fresh start” accounting.
28.
CONFIRMATION PROCEDURES
(a) THE CONFIRMATION HEARING
     Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan (the “Confirmation Hearing”). Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of the Plan.
     The Bankruptcy Court has scheduled the Confirmation Hearing for [___], 2007, at [___] [_].m., E.T., before the Honorable Kevin J. Carey, United States Bankruptcy Judge, in the United States Bankruptcy Court for the District of Delaware, 824 Market Street, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the Confirmation Hearing or any adjournment thereof.
     Objections to confirmation of the Plan must be Filed with the Bankruptcy Court and served on or before 4:00 p.m., E.T., [___], 2007, in accordance with the Notice accompanying this Disclosure Statement. THE BANKRUPTCY COURT WILL NOT CONSIDER OBJECTIONS TO CONFIRMATION UNLESS THEY ARE TIMELY SERVED AND FILED IN COMPLIANCE WITH THE APPROVAL ORDER. Objections to confirmation of the Plan must be served on:
Counsel to the Debtors
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attn: Marc Kieselstein, P.C.
          Roger J. Higgins
(b) STATUTORY REQUIREMENTS FOR CONFIRMATION OF THE PLAN
     At the Confirmation Hearing, the Bankruptcy Court shall determine whether the requirements of section 1129 of the Bankruptcy Code have been satisfied. If so, the Bankruptcy Court shall enter the Confirmation Order. The Debtors believe that the Plan satisfies or will satisfy the applicable requirements, as follows:
•	The Plan complies with the applicable provisions of the Bankruptcy Code.

•	The Debtors, as Plan proponents, will have complied with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good faith and not by any means forbidden by law.

•	Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the case, has been disclosed to the Bankruptcy Court, and any such payment: (a) made before the Confirmation of the Plan is reasonable; or (b) subject to the approval of the Bankruptcy Court as reasonable if it is to be fixed after the Confirmation of the Plan.

•	Either each holder of an impaired claim or Equity Interest has accepted the Plan, or will receive or retain under the Plan on account of that claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that the holder would receive or retain if the Debtors were liquidated on that date under chapter 7 of the Bankruptcy Code.

•	Each class of claims that is entitled to vote on the Plan has either accepted the Plan or is not Impaired under the Plan, or the Plan can be confirmed without the approval of each voting class pursuant to section 1129(b) of the Bankruptcy Code.

•	Except to the extent that the holder of a particular claim will agree to a different treatment of its claim, the Plan provides that Administrative Claims, Priority Tax Claims, Other Priority Claims and Other Secured Claims will be paid in full on the Effective Date, or as soon thereafter as practicable.

•	At least one class of impaired claims will accept the Plan, determined without including any acceptance of the Plan by any insider holding a claim of that class.

•	Confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors or any successors thereto under the Plan unless such a liquidation or reorganization is proposed in the Plan.

•	All fees of the type described in 28 U.S.C. § 1930, including the fees of the United States Trustee, will be paid as of the Effective Date.
     The Debtors believe that: (a) the Plan satisfies or will satisfy all of the statutory requirements of chapter 11 of the Bankruptcy Code; (b) it has complied or will have complied with all of the requirements of chapter 11; and (c) the Plan has been proposed in good faith.
     (i) Best Interests of Creditors Test/Liquidation Analysis
     Before the Plan may be confirmed, the Bankruptcy Court must find (with certain exceptions) that the Plan provides, with respect to each Class, that each holder of a Claim or Equity Interest in such Class either: (a) has accepted the Plan; or (b) will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such person would receive or retain if Debtors liquidated under chapter 7 of the Bankruptcy Code.
     In chapter 7 liquidation cases, unsecured creditors and interest holders of a debtor are paid from available assets generally in the following order, with no junior Class receiving any payments until all amounts due to senior Classes have been paid fully or any such payment is provided for:
•	Secured creditors (to the extent of the value of their collateral);

•	Administrative and other priority creditors;

•	Unsecured creditors;

•	Debt expressly subordinated by its terms or by order of the Bankruptcy Court; and

•	Equity Interest holders.
     As described in more detail in the Liquidation Analysis set forth in Exhibit I hereto, the Debtors believe that the value of any distributions in a chapter 7 case would be less than the value of distributions under the Plan because, among other reasons, distributions in a chapter 7 case may not occur for a longer period of time, thereby reducing the present value of such distributions. In this regard, it is possible that distribution of the proceeds of a liquidation could be delayed for a period in order for a chapter 7 trustee and its professionals to become knowledgeable about the chapter 11 cases and the Claims against the Debtors. In addition, proceeds received in a chapter 7 liquidation are likely to be significantly discounted due to the distressed nature of the sale, and the fees and expenses of a chapter 7 trustee would likely exceed those of the Professionals retained by the Debtors (thereby further reducing Cash available for distribution).
     (ii) Feasibility
     The Bankruptcy Code requires the Bankruptcy Court to find, as a condition to confirmation, that confirmation is not likely to be followed by a debtor’s liquidation or the need for further financial reorganization, unless that liquidation or reorganization is contemplated by the Plan. For purposes of showing that the Plan meets this feasibility standard, the Debtors have analyzed the Reorganized Debtors’ ability to meet their obligations under the Plan and to retain sufficient liquidity and capital resources to conduct their businesses.
     The Debtors believe that, with a significantly deleveraged capital structure, their businesses will be able to return to viability. The decrease in the amount of debt on the Debtors’ balance sheet will substantially reduce their interest expense, thus improving their cash flow.
     The projections indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations and to fund their operations. Accordingly, the Debtors believe that the Plan complies with the financial feasibility standard of section 1129(a)(11) of the Bankruptcy Code.
     (iii) Acceptance by Impaired Classes
     The Bankruptcy Code requires, as a condition to confirmation, that, except as described in the following section, each class of Claims or Equity Interests that is impaired under the Plan accept the Plan. A class that is not “impaired” under a plan of reorganization is deemed to have accepted the plan and, therefore, solicitation of acceptances with respect to such class is not required. A class is “Impaired” unless the plan: (a) leaves unaltered the legal, equitable and contractual rights to which the Claim or Equity Interest entitles the holder of that Claim or Equity Interest; (b) cures any default and reinstates the original terms of the obligation; or (c) provides that, on the consummation date, the holder of the Claim or Equity Interest receives cash equal to the Allowed amount of that Claim or, with respect to any interest, any fixed liquidation preference to which the Equity Interest holder is entitled or any fixed price at which the Debtors may redeem the security.
     (iv) Confirmation Without Acceptance by All Impaired Classes
     Section 1129(b) of the Bankruptcy Code allows a Bankruptcy Court to confirm a plan, even if all impaired classes entitled to vote on the plan have not accepted it, provided that the plan has been accepted by at least one impaired Class. Holders of Subordinated Notes Claims, Convertible Subordinated Debentures Claims, Section 510 Subordinated Claims, and Equity Interests in Classes 4, 6, 7 and 8, respectively, are deemed to reject the Plan and, therefore, the Debtors intend to confirm the plan pursuant to section 1129(b) of the Bankruptcy Code.
     Section 1129(b) of the Bankruptcy Code states that, notwithstanding an impaired class’s failure to accept a plan of reorganization, the plan shall be confirmed, at the plan proponent’s request, in a procedure commonly known as “cram down,” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of Claims or Equity Interests that is impaired under, and has not accepted, the plan.
     Courts will take into account a number of factors in determining whether a plan discriminates unfairly, including the effect of applicable subordination agreements between parties. Accordingly, a plan could treat two classes of unsecured creditors differently without unfairly discriminating against either class.
     The condition that a plan be “fair and equitable” to a non-accepting class of secured claims includes the requirements that: (a) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by Debtors or transferred to another entity under the plan; and (b) each holder of a secured claim in the class receives deferred cash payments totaling at least the allowed amount of such claim with a present value, as of the effective date of the plan, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the liens.
     The condition that a plan be “fair and equitable” with respect to a non-accepting class of unsecured claims includes the following requirement that either: (a) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (b) the holder of any claim or equity interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or equity interest any property.
     The condition that a plan be “fair and equitable” to a non accepting class of equity interests includes the requirements that either: (a) the plan provides that each holder of an equity interest in that class receives or retains under the plan, on account of that entity interest, property of a value, as of the effective date of the plan, equal to the greater of (i) the allowed amount of any fixed liquidation preference to which such holder is entitled, (ii) any fixed redemption price to which such holder is entitled or (iii) the value of such interest; or (b) if the class does not receive such an amount as required under (a), no class of equity interests junior to the non-accepting class may receive a distribution under the plan.
     The Plan provides that if any impaired class rejects the Plan, the Debtors reserve the right to seek to confirm the Plan utilizing the “cram down” provisions of section 1129(b) of the Bankruptcy Code. To the extent that any impaired class rejects the Plan or is deemed to have rejected the Plan, the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code. The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan or any Plan Exhibit or Schedule, including to amend or modify it to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.
(c) IDENTITY OF PERSONS TO CONTACT FOR MORE INFORMATION
     Any interested party desiring further information about the Plan should contact: Counsel for the Debtors: Kirkland & Ellis LLP, 200 East Randolph Street, Chicago, Illinois 60601, via e-mail at Durainquiries@kirkland.com.
29.
CERTAIN RISK FACTORS AFFECTING THE DEBTORS
     PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN, ALL IMPAIRED HOLDERS OF CLAIMS SHOULD READ AND CAREFULLY CONSIDER THE FACTORS SET FORTH BELOW, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT. THESE FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.
(a) CERTAIN BANKRUPTCY LAW CONSIDERATIONS
     (i) Undue Delay In Confirmation May Significantly Disrupt Operations of the Debtors
     The Debtors cannot accurately predict or quantify the impact on their business operations of prolonging the Chapter 11 Cases. Since the commencement of the Chapter 11 Cases, the Debtors have not suffered significant disruptions in or any adverse impact on their operations.
     Nonetheless, continuing the Chapter 11 Cases, particularly if the Plan is not approved or confirmed in the currently contemplated time frame, could further adversely affect operations and relationships with the Debtors’ customers, vendors, employees, regulators and program partners. If Plan confirmation and consummation do not occur expeditiously, the Chapter 11 Cases could result in, among other things, increased costs for professional fees and similar expenses. In addition, prolonged Chapter 11 Cases may make it more difficult to retain and attract management and other key personnel and would require senior management to spend a significant amount of time and effort dealing with the Debtors’ financial reorganization instead of focusing on the operation of the Debtors’ businesses. If the Chapter 11 Cases continue beyond December 31, 2007, the Debtors will need to seek a new debtor-in-possession financing facility, since the current DIP Facility is set to expire on December 31, 2007, and there may not be enough time to negotiate a new agreement.
     Prolonging the Chapter 11 Cases could adversely affect the Debtors’ ability to attract new business and retain existing business. So long as the Chapter 11 Cases continue, the Debtors’ senior management will be required to spend a significant amount of time and effort dealing with the Debtors’ reorganization instead of focusing exclusively on developing future business opportunities for the Debtors. In addition, the longer the Chapter 11 Cases continue, the more likely it is that the Debtors’ customers, suppliers, distributors and agents will lose confidence in the Debtors’ ability to successfully reorganize their businesses and will seek to establish alternative commercial relationships. The Debtors believe that concluding the Chapter 11 Cases by expeditiously consummating the Plan will have only a minimal adverse impact on the Debtors’ relationships with their customers, employees and suppliers.
     (ii) The Debtors May Not Be Able To Obtain Confirmation of the Plan
     The Debtors cannot ensure they will receive the requisite acceptances to confirm the Plan. But, even if the Debtors do receive the requisite acceptances, there can be no assurance that the Bankruptcy Court will confirm the Plan. The Bankruptcy Court could still decline to confirm the Plan if it were to determine that any of the statutory requirements for confirmation had not been met, including a determination that the terms of the Plan are not fair and equitable to non accepting Classes. Therefore, there can be no assurance that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes.
     (iii) Risk of Non-Occurrence of the Effective Date
     Although the Debtors believe that the Effective Date may occur within in less than (10) Business Days following the Confirmation Date, there can be no assurance as to such timing. Moreover, under the terms of the Backstop Agreement, if the conditions precedent to the Effective Date have not occurred or have been waived by the Debtors and the Backstop Party on or before January 8, 2008, then upon motion of the Debtors, the Confirmation Order may be vacated by the Bankruptcy Court. If that were to occur, the Plan would be deemed null and void and the Debtors could propose and solicit votes on an alternative plan of reorganization that may not be as favorable to parties in interest as the Plan.
(b) FINANCIAL INFORMATION; DISCLAIMER
(i)	Information Presented Is Based On The Debtors’ Books And Records, And No Audit Was Performed
     While the Debtors have endeavored to present information fairly in this Disclosure Statement, because of the complexity of Debtors’ financial matters, the Debtors’ books and records upon which this Disclosure Statement is based might be incomplete or inaccurate. The financial information contained herein, unless otherwise expressly indicated, is unaudited.
(ii)	Financial Projections And Other Forward Looking Statements Are Not Assured, And Actual Results May Vary
     Certain of the information contained in this Disclosure Statement is, by nature, forward looking, and contains estimates and assumptions which might ultimately prove to be incorrect, and contains projections which may be materially different from actual future experiences. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various classes that might be allowed.
     While the Debtors believe that their financial projections are reasonable, there can be no assurance that they will be realized, resulting in recoveries that could be significantly less than projected.

     The Plan’s fundamental premise is de-leveraging the Debtors and implementing the Debtors’ business plan, and achieving the results set forth therein, as reflected in the financial projections contained in this Disclosure Statement. The Projections reflect numerous assumptions concerning the anticipated future performance of Reorganized Debtors, some of which may not materialize. Such assumptions include, among other items, assumptions concerning the general economy, the ability to make necessary capital expenditures, the ability to maintain market strength, consumer preferences and the ability to increase gross margins and control future operating expenses. The Debtors believe that the assumptions underlying the Projections are reasonable. However, unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of the Reorganized Debtors. Therefore, the actual results achieved throughout the periods covered by the Projections necessarily will vary from the projected results and such variations may be material and adverse.
(c) FACTORS AFFECTING THE VALUE OF THE SECURITIES TO BE ISSUED UNDER THE PLAN
(i)	The Debtors’ Financial Projections Are Subject To Inherent Uncertainty Due To The Numerous Assumptions Upon Which They Are Based
     The Debtors projected financial results are based on numerous assumptions including, without limitation: the timing, confirmation and consummation of the Plan in accordance with its terms; the anticipated future performance of the Reorganized Debtors; automotive industry performance; general business and economic conditions; and other matters, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize. In addition, unanticipated events and circumstances occurring subsequent to the date that this Disclosure Statement was approved by the Bankruptcy Court may affect the actual financial results of the Reorganized Debtors’ operations. These variations may be material and may adversely affect the ability of the Reorganized Debtors to make payments with respect to indebtedness following the consummation of the Plan. This Disclosure Statement does not reflect any events that may occur subsequent to the date hereof. Such events may have a material impact on the information contained in this Disclosure Statement.
(ii)	The Reorganized Debtors May Not be Able to Achieve Projected Financial Results
     The Reorganized Debtors may not be able to meet their projected financial results or achieve the revenue or cash flow that they have assumed in projecting future business prospects. If the Reorganized Debtors do not achieve these projected revenue or cash flow levels, they may lack sufficient liquidity to continue operating as planned after the Effective Date. The Debtors’ financial projections represent management’s view based on current known facts and hypothetical assumptions about the Reorganized Debtors’ future operations. However, the Projections set forth herein do not guarantee the Reorganized Debtors’ future financial performance.
(iii)	The Reorganized Debtors May Not be Able to Meet Post-Reorganization Debt Obligations and Finance All Operating Expenses, Working Capital Needs and Capital Expenditures
     To the extent the Reorganized Debtors are unable to meet their projected financial results or achieve projected revenues and cash flows, the Reorganized Debtors may be unable to service their debt obligations as they come due or to meet the Reorganized Debtors’ operational needs. Such a failure may preclude the Reorganized Debtors from developing or enhancing their products, taking advantage of future opportunities, growing its business or responding to competitive pressures.
(iv)	The New Common Stock May Be Illiquid
     The liquidity of the New Common Stock will depend, among other things, on the number of holders of the New Common Stock, the Reorganized Debtors’ financial performance, none of which can be determined or predicted with certainty. Additionally, there are substantial liquidity constraints on the New Common Stock. Among other things, the Reorganized Debtors will be a private company. The Stockholders’ Agreement provides that the Backstop Party has a right of first offer that allows them to purchase any New Common Stock offered for sale. Further, the New Common Stock will not be registered pursuant to the Exchange Act of 1934 and therefore not listed on a public exchange.

(v)	The Estimated Valuation of the Reorganized Debtors and the New Common Stock and the Estimated Recoveries to Holders of Claims, Are Not Intended to Represent the Private Sale Values of the New Common Stock
     The Debtors’ estimated recoveries to holders of Senior Notes Claims and Other General Unsecured Claims are not intended to represent the private sale values of the Reorganized Debtors’ securities. The estimated recoveries are based on numerous assumptions (the realization of many of which is beyond the control of the Reorganized Debtors), including, among other things, the successful reorganization of the Debtors, an assumed Effective Date of November 1, 2007,20 the Debtors’ ability to achieve the operating and financial results included in the projections, the Debtors’ ability to maintain adequate liquidity to fund operations and the assumption that capital and equity markets remain consistent with current conditions. Even if the Reorganized Debtors were to achieve results forecast by the projections, a lack of liquidity could depress its private sale values for the New Common Stock. The lack of institutional research coverage and concentrated selling by holders receiving New Common Stock could also depress private sale values of the New Common Stock.
(vi)	The Actual Allowed Amounts Of Claims May Differ From The Estimated Claims And Adversely Affect The Percentage Recovery On Unsecured Claims
     The claims estimates set forth in this Disclosure Statement are based on various assumptions. The actual allowed claims amounts may differ significantly from those estimates should one or more of those underlying assumptions prove to be incorrect. Such differences may materially and adversely affect the percentage recovery to holders of such Claims under the Plan.
(vii)	A Small Number Of Holders May Control The Reorganized Debtors
     Plan confirmation and consummation may result in a small number of holders owning a significant percentage of the shares of outstanding New Common Stock. Those holders may therefore exercise a controlling influence over the businesses and affairs of the Reorganized Debtors, have the power to elect directors, approve significant mergers, or the sale of all or substantially all of the assets of the Reorganized Debtors pursuant to the Stockholders’ Agreement.
(viii)	Certain Voting Blocks May, in the Future, Control the Equity of the Reorganized Debtors
     Although the Debtors do not anticipate that any one person or Entity will have a majority of shares of New Common Stock, it is possible that such a person or Entity may acquire sufficient New Common Stock to exercise voting control over decisions such as selecting members of the Reorganized Debtors’ board of directors.
(ix)	The Exercise Or Conversion of Equity Interests Will Cause Dilution to the Ownership Percentage of the New Common Stock
     If the terms of the Plan allow for the holders to exercise the right to convert the securities into common stock, such conversions would dilute the ownership percentage represented by the New Common Stock distributed under the Plan. In addition, if other equity interests are distributed to management or employees as discussed elsewhere in this Disclosure Statement, such distributions also will dilute the ownership percentage represented by the New Common Stock distributed under the Plan.
(x)	The Reorganized Debtors Do not Expect to Pay Any Dividends on the New Common Stock for the Foreseeable Future
     The Debtors do not expect the Reorganized Debtors to declare dividends in the foreseeable future with respect to the New Common Stock. The lack of dividends may adversely affect the market for and value of the New Common Stock.

[20]	The actual Effective Date may be later.

(xi)	Certain Tax Implications of the Debtors’ Bankruptcy and Reorganization May Increase the Tax Liability of the Reorganized Debtors
     Holders of Claims should carefully review Article XX hereof, –”CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN – Certain U.S. Federal Income Tax Consequences to the Reorganized Debtors,” to determine how the tax implications of the Plan and these Chapter 11 Cases may adversely affect the Reorganized Debtors.
(xii)	Impact of Interest Rates
     Changes in interest rates and foreign exchange rates may affect the fair market value of the Debtors’ assets. Specifically, decreases in interest rates will positively impact the value of the Debtors’ assets and the strengthening of the dollar will negatively impact the value of their net foreign assets, although the value of such foreign assets is very small in relation to the value of the Debtors’ operations as a whole.
(d) RISK FACTORS ASSOCIATED WITH THE DEBTORS’ BUSINESSES
(i)	The Debtors’ Businesses are Affected by the U.S. Economy and the Varying Economic and Business Cycles of Their Customers
     The Debtors’ businesses are vulnerable to the U.S. economy and the varying economic and business cycles of their customers. Demand for the Debtors’ products is directly related to automotive vehicle production. Automotive sales and production can be affected by general economic conditions, such as employment levels and trends, fuel prices and interest rates, labor relations issues, regulatory requirements, trade agreements and other factors. Automotive industry conditions in North America continue to be challenging. In North America, the domestic automotive industry is characterized by significant overcapacity, fierce competition, high fixed cost structures and significant employee pension and health care obligations for the domestic automakers. Several of the Debtors’ key North American customers also face significant business challenges due to increased competitive conditions and recent changes in consumer demand.
     Domestic automakers continue to report market share loss to other vehicle manufacturers resulting in lower annual production volumes and the need to address further their production capacity and cost structure. Any decline in automotive production levels of their current and future customers could reduce the Reorganized Debtors’ sales and could have a material adverse effect on the Reorganized Debtors’ results of operations and financial conditions.
     In operating their business, the Debtors depend on the ability of their customers to timely pay the amounts they have billed them for tools and products. Any disruption in their customers’ ability to pay us in a timely manner because of financial difficulty or otherwise would have a negative impact on the Debtors’ ability to finance their operations. In addition, because of the challenging conditions within the U.S. automotive industry, many automotive suppliers have filed for bankruptcy. In light of these conditions, the Debtors’ suppliers could impose restrictive payment terms on the Reorganized Debtors that could have a material adverse effect on the Reorganized Debtors’ results of operations and financial conditions.
(ii)	The Debtors Have Incurred Significant Losses In Recent Years
     The weakness in the North American OEM automotive market adversely affected the Debtors’ operating results in 2006, and the weakness is expected to continue for some time. In addition, because the Debtors have significant fixed production costs, relatively modest declines in their customers’ production levels can have significant adverse impact in the Debtors’ profitability.
     There can be no assurance that the Reorganized Debtors will be profitable in the future.
(iii)	Effect of Competition Within the Automotive Industry
     Certain of the Debtors’ principal competitors may be better able to withstand market conditions within the automobile industry.

     The automotive component supply industry is highly competitive. Some of the Debtors competitors are companies, or divisions or subsidiaries of companies, that are larger and have greater financial and other resources than the Debtors. In addition, with respect to certain of their products, the Debtors compete with divisions of their OEM customers. There can be no assurance that the Debtors’ products will be able to compete successfully with the products of these other companies, which could result in the loss of customers and, as a result, decrease revenues and profitability.
     The Debtors principally compete for new business both at the beginning of the development of new models and upon the redesign of existing models by our major customers. New model development generally begins two to five years prior to the marketing of such models to the public. The failure to obtain new business on new models or to retain or increase business on redesigned existing models could adversely affect their business and financial results. In addition, as a result of the relatively long lead times required for many of their complex structural components, it may be difficult in the short term for the Debtors to obtain new sales to replace any unexpected decline in the sale of existing products. the Debtors may incur significant expense in preparing to meet anticipated customer requirements which may not be recovered.
     The Debtors generally compete on the basis of, among other things: (a) quality and breadth of service; (b) expertise; (c) reliability; and (d) price. There can be no assurance that the Debtors will not encounter increased competition in the future, which could have a material adverse effect on their business, financial condition and results of operations. In addition, certain of the Debtors’ competitors may attempt to use these Chapter 11 Cases and rumors concerning the Debtors’ financial condition to their advantage. These discussions and rumors may adversely affect relations with the Debtors’ customers, vendors and employees.
(iv)	Reliance on Key Personnel
     The Debtors’ success and future prospects depend on the continued contributions of their senior management. The Debtors current financial position makes it difficult for it to retain key employees. There can be no assurances that the Debtors would be able to find qualified replacements for these individuals if their services were no longer available. The loss of services of one or more members of the senior management team could have a material adverse effect on the Debtors’ business, financial condition and results of operations.
(v)	Loss of Key Customers
     If some of the Debtors’ existing customers ceased doing business with the Company, or if the Debtors were unable to generate new customers, they could experience an adverse impact on their business, financial condition and results of operations. The Debtors cannot be certain that any given customer in any given year will continue to use the Debtors’ services in subsequent years. As noted previously, the Debtor’s business with GM, Ford and Chrysler aggregate over 39% of sales. There is significant risk in concentrating its sales with these customers, including but not limited to, potential customer insolvency, work stoppage, or other adverse circumstances.
(vi)	Ability to Refinance Certain Indebtedness
     Following the Effective Date, the Reorganized Debtors anticipate that they will fund working capital borrowings and letter of credit requirements under the Exit Credit Facility. This facility is expected to contain customary financial and other covenants. If the Reorganized Debtors cannot meet these covenants, events of default would arise. There also can be no assurance that the Reorganized Debtors, upon expiration of the Exit Credit Facility, will be able to obtain replacement financing to fund future seasonal borrowings and letters of credit, or that such replacement financing, if obtained, will be on terms equally favorable to the Reorganized Debtors.
(vii)	Ability to Accomplish the Restructuring Initiatives and Workforce Realignments
     The Debtors’ anticipate that their 50-Cubed and 510 restructuring programs (collectively, “Restructuring Plan”) will be completed in 2008. The Restructuring Plan is expected to impact over 50% of the Debtors’ worldwide operations either through product movement or facility closures.

     The Debtors have already reduced their indirect workforce by 510 individuals. The rationale for this workforce reduction is to more appropriately align the Debtors’ indirect workforce with the current sales volumes. Any failure to obtain substantial completion of any of the Restructuring Plans may result in the Debtors not reaching a sufficient profitability level to enable the Debtors to emerge from chapter 11 or continue as a going concern.
(viii)	The Debtors Depend Heavily on Their Largest Customers and on Selected Vehicle Programs
     The Debtors are dependent on Ford, Volkswagen, GM and Chrysler as their largest customers. The Debtors’ revenues from Ford, Volkswagen, GM and Chrysler represented approximately 22%, 10%, 9%, and 8% , respectively, of their revenues for 2006. The loss of Ford, Volkswagen, GM and Daimler Chrysler or any other significant customer could have a material adverse effect on the Debtors. The contracts typically entered into with many of their customers, including Ford, GM, Daimler Chrysler and Volkswagen, provide for supplying the customers’ requirements for a particular model, rather than for manufacturing a specific quantity of products. Such contracts range from one year to the life of the platform or model, usually three to seven years, and do not require the purchase by the customer of any minimum number of parts. Therefore, the loss of any one of such customers or a significant reduction in demand for certain other key models or a group of related models sold by any of our major customers could have a material adverse effect on the Debtors existing and future revenues and net income. In 2006, two of the Debtors’ key customers, General Motors and Ford, lost market share in North America above historical levels and, as a result, significantly reduced their production volumes. From time to time, the Debtors are involved in product liability and pricing claims with certain of their significant customers. As a result of these claims, it is possible that the Debtors’ relationship with these customers could be adversely affected.
(ix)	Ability to Obtain Raw Materials at Favorable Prices
     Numerous raw materials are used in the manufacture of the Debtors’ products. The principal raw materials include (a) coil steel and resin in mechanism production, (b) metal wire and resin in cable production, and (c) glass in window systems. The types of steel purchased by the Debtors include hot and cold rolled, galvanized, organically coated and aluminized steel. Overall, steel accounted for the most significant component of our raw material costs in 2006, and 2005. Steel prices have been volatile over the last few years. Additionally, the prices of aluminum and resin have substantially increased. These raw materials cost increases had negatively impact the Debtors’ gross profit in 2004, 2005 and 2006. To the extent the Debtors are not able to obtain raw materials at favorable prices or otherwise able to offset these increased operating costs, operations and financial condition will continue to be adversely affected. Moreover, the Debtors may be materially and adversely affected by the failure of their suppliers to perform as expected.
(x)	Ability to Reduce Costs or Increase Prices
     There is substantial continuing pressure from the major OEMs to reduce costs, including the cost of products purchased from outside suppliers. Since the Debtors’ business has a substantial fixed cost base, their profitability is dependent, in part, on their ability to spread fixed production costs over increasing product sales. If the Debtors are unable to generate sufficient production cost savings in the future to offset price reductions and any reduction in consumer demand for automobiles resulting in decreased sales, the Debtors’ gross margin and profitability would be adversely affected. In addition, the Debtors’ customers often times require engineering, design or production changes. In some circumstances, the Debtors may not be able to achieve price increases in amounts sufficient to cover the costs of these changes.
(xi)	Cyclicality and Seasonality in the Automotive, Recreation and Specialty Vehicle Markets
     The automotive, recreation and specialty vehicle markets are highly cyclical and both markets are dependent on general economic conditions and other factors, including consumer spending preferences and the attractiveness of incentives offered by OEMs, if any. The Debtors’ business is also somewhat seasonal. The Debtors typically experience decreased revenues and operating income during the third calendar quarter of each year due to the impact of scheduled OEM plant shutdowns in July and August for vacations and new model changeovers. In addition, automotive production and sales can be affected by labor relations issues, regulatory requirements, trade agreements and other factors. Economic factors adversely affecting automotive production and consumer spending could adversely impact their revenues and net income. The volume of automotive production in North America,

Europe and the rest of the world has fluctuated, sometimes significantly, from year to year, and such fluctuations give rise to fluctuations in demand for the Debtors’ products.
(xii)	Certain Risks Associated with the Debtors’ Foreign Operations
     The Debtors have significant operations in Europe, Canada, Asia and Latin America. Certain risks are inherent in international operations, including: (a) difficulty of enforcing agreements and collecting receivables through certain foreign legal systems; (b) foreign customers may have longer payment cycles than customers in the United States; (c) tax rates in certain foreign countries may exceed those in the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions; (d) currency fluctuations and devaluations; (e) general economic conditions, political unrest and terrorist attacks against American interests in countries where the Debtors operate may have an adverse effect on their operations in those countries; (f) exposure to possible expropriation or other governmental actions; (f) difficulties associated with managing a large organization spread throughout various countries; and (h) required compliance with a variety of foreign laws and regulations.
     As the Debtors continue to expand their business globally, their success will be dependent, in part, on their ability to anticipate and effectively manage these and other risks. The Debtors cannot assure that these and other factors will not have a material adverse effect on their international operations or their business, results of operations and financial condition as a whole.
(xiii)	Currency Exchange Rate Fluctuations Could Adversely Affect the Debtors’ Revenues and Financial Results
     The Debtors generate a significant portion of our revenues and incur a significant portion of their expenses in currencies other than U.S. dollars. To the extent that their are unable to match revenues received in foreign currencies with costs paid in the same currency, exchange rate fluctuations in any such currency could have an adverse effect on our revenues and financial results. During times of a strengthening U.S. dollar, the Debtors reported sales and earnings from their international operations will be reduced because the applicable local currency will be translated into fewer U.S. dollars. The strengthening of the foreign currencies in relation to the U.S. dollar had a positive impact on their 2006 revenues of approximately $31.0 million.
(xiv)	Work Stoppages and Other Labor Unrest May Disrupt the Debtors’ Business Operations
     Many OEMs and their suppliers have unionized work forces. Work stoppages or slow downs experienced by OEMs or their suppliers could result in slow downs or closures of assembly plants where their products are included in assembled vehicles. In the event that one or more of their customers experiences a material work stoppage, such work stoppage could have a material adverse effect on their business.
     As of December 31, 2006, a substantial number of the Debtors’ employees were unionized. The Debtors have collective bargaining agreements with several unions including the United Auto Workers, the Canadian Auto Workers, the International Brotherhood of Teamsters and the International Association of Machinists and Aerospace Workers. Virtually all of the Debtors unionized facilities in the United States and Canada have separate local contracts with the union which represents the workers employed there, with each such contract having an expiration date independent of other labor contracts. The majority of the Debtors non U.S. and Canadian employees are members of industrial trade union organizations and confederations within their respective countries. Many of these organizations and confederations operate under national contracts which are not specific to any one employer. As a result, the Debtors may encounter strikes, further unionization efforts or other types of conflicts with labor unions or their employees, any of which could have an adverse effect on operations or may limit their flexibility in dealing with their workforce. Any interruption in the delivery of the Reorganized Debtors’ products would reduce demand for the Reorganized Debtors’ products.
(xv)	The Debtors May Be Adversely Affected By Product Liability Exposure Claims
     The Debtors face an inherent business risk of exposure to product liability claims in the event that the failure of their products to perform to specifications results, or is alleged to result, in property damage, bodily injury and/or death. The Debtors cannot assure that their will not incur significant costs to defend these claims or that their will not experience any material product liability losses in the future. In addition, if any Dura designed products are, or are alleged to be defective, the Debtors may be required to participate in a recall involving those products.
     Each OEM has its own policy regarding product recalls and other product liability actions relating to its suppliers. However, as suppliers become more integrally involved in the vehicle design process and assume more vehicle assembly functions, OEMs are increasingly looking to their suppliers for contribution when faced with product recalls, product liability or warranty claims. The Debtors cannot assure you that the future costs associated with providing product warranties will not be material. A successful product liability claim brought against the Debtors in excess of available insurance coverage or a requirement to participate in any product recall may have a material adverse effect on their results of operations or financial condition. In addition, OEMs are also increasingly requiring their outside suppliers to guarantee or warrant their products and bear the costs of repair and replacement of such products under new vehicle warranties. Depending on the terms under which the Debtors supply products to an OEM, an OEM may hold their responsible for some or all of the repair or replacement costs of defective products under new vehicle warranties, when the product supplied did not perform as represented.
     Over the past five years, the Debtors have been involved in a number of product warranty matters. In the aggregate, the Debtors incurred charges of $9.8 million, $2.8 million and $2.1 million in 2006, 2005 and 2004, respectively, in connection with product warranty matters.
     The Debtors carry insurance for certain legal matters including product liability; however, they do not carry insurance for warranty or recall matters, as the cost and availability for such insurance, in the opinion of management, is cost prohibitive or not available. The Debtors have established reserves for matters that are probable and estimable in amounts management believes are adequate to cover reasonable adverse judgments not covered by insurance; however, they cannot assure you that these reserves will be adequate to cover all warranty matters that could possibly arise. The outcome of the various legal actions and claims that are discussed above or other legal actions and claims that are incidental to the Debtors’ business may have a material adverse impact on our consolidated financial position, results of operations or cash flows.
(xvi)	The Debtors’ Products are Subject to Changing Technology, Which Could Place the Debtors at a Competitive Disadvantage Relative to Alternative Products Introduced By Competitors
     The Debtors believe that their customers rigorously evaluate their suppliers on the basis of product quality, price competitiveness, technical expertise and development capability, new product innovation, reliability and timeliness of delivery, product design capability, manufacturing expertise, operational flexibility, customer service and overall management. The Reorganized Debtors’ success will depend on their ability to continue to meet customers’ changing specifications with respect to these criteria. The Reorganized Debtors may, therefore, require significant ongoing and recurring additional capital expenditures and investment in research and development, manufacturing and other areas to remain competitive. If the Reorganized Debtors are unable to meet their customers’ changing specifications or make the necessary additional capital expenditures, they could have a material adverse effect on the Reorganized Debtors’ results of operations and financial conditions.
(xvii)	Access to Financing and Trade Terms
     The Debtors’ operations depend on the availability and cost of working capital financing and trade terms provided by vendors and may be adversely affected by any shortage or increased cost of such financing and trade vendor support. The Debtors’ postpetition operations have been financed from operating cash flow and borrowings pursuant to the DIP Facility. The Debtors believe that substantially all of their needs for funds necessary to consummate the Plan and for post-Effective Date working capital financing will be met by projected operating cash flow, the Exit Financing Facility trade terms supplied by vendors. However, if the Reorganized Debtors require working capital and trade financing greater than that provided by such sources, they may be required either to: (a) obtain other sources of financing; or (b) curtail their operations.
     No assurance can be given, however, that any additional financing will be available, if at all, on terms that are favorable or acceptable to the Reorganized Debtors. The Debtors believe that it is important to their going-forward business plan that their performance meet projected results in order to ensure continued support from vendors and factors. There are risks to the Reorganized Debtors in the event such support erodes after emergence from Chapter 11 that could be alleviated by remaining in Chapter 11. Chapter 11 affords a debtor the opportunity to close facilities and liquidate assets relatively expeditiously, tools that will not be available to the Reorganized Debtors upon emergence. However, the Debtors believe that the benefits of emergence from Chapter 11 at this time outweigh the potential costs of remaining in Chapter 11, and that emergence at this time is in the long-term operational best interests of the Debtors and their creditors.
(xviii)	Capital Requirements
     The business of the Reorganized Debtors is expected to have substantial capital expenditure needs. While the Debtors’ projections assume that operations will generate sufficient funds to meet capital expenditure needs for the foreseeable future, the Reorganized Debtors’ ability to gain access to additional capital, if needed, cannot be assured, particularly in view of competitive factors and industry conditions.
(xix)	Disruption of Operations
     The commencement and pendency of the Debtors’ Chapter 11 Cases could adversely affect the Debtors’ relationships with their customers and vendors, as well as the Debtors’ ability to retain or attract high quality employees. In such event, weakened operating results may occur that could give rise to variances from the Debtors’ projections.
(e) FACTORS AFFECTING THE REORGANIZED DEBTORS
(i)	The Debtors Have No Duty To Update
     The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Court.
(ii)	No Representations Outside The Disclosure Statement Are Authorized
     No representations concerning or related to the Debtors, the Chapter 11 Cases or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance, or rejection, of the Plan that are other than as contained in, or included with, this Disclosure Statement should not be relied upon by you in arriving at your decision. You should promptly report unauthorized representations or inducements to Debtors’ counsel, Creditors’ Committee counsel, and the Office of the United States Trustee.
(iii)	All Information Was Provided by Debtors and Was Relied Upon By Professionals
     Counsel for and other professionals retained by the Debtors have relied upon information provided by the Debtors in connection with preparation of this Disclosure Statement. Although counsel for and other professionals retained by the Debtors have performed certain limited due diligence in connection with preparing this Disclosure Statement, but they have not verified independently the information contained herein.
(iv)	This Disclosure Statement Was Not Approved By The Securities And Exchange Commission
     Although a copy of this Disclosure Statement was served on the SEC, and the SEC was given an opportunity to object to the adequacy of this Disclosure Statement before the Bankruptcy Court approved it, this Disclosure Statement was not registered under the Securities Act or applicable state securities laws. Neither the SEC nor any state regulatory authority or Canadian Securities Administrator has passed upon the accuracy or adequacy of this Disclosure Statement, or the exhibits or the statements contained herein, and any representation to the contrary is unlawful.

(v)	No Legal Or Tax Advice Is Provided To You By This Disclosure Statement
     The contents of this Disclosure Statement should not be construed as legal, business or tax advice. Each creditor or holder of Equity Interest should consult his, her or its own legal counsel and accountant as to legal, tax and other matters concerning his, her, or its Claim or equity interest.
     This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.
(vi)	No Admissions Made
     Nothing contained herein shall constitute an admission of any fact or liability by any party (including, without limitation, the Debtors) or to be deemed evidence of the tax or other legal effects of the Plan on the Debtors or on holders of Claims or Equity Interests.
(vii)	No Waiver Of Right To Object Or Right To Recover Transfers And Estate Assets
     A creditor’s vote for or against the Plan does not constitute a waiver or release of any Claims or rights of the Debtors (or any party in interest, as the case may be) to object to that creditor’s Claim, or recover any preferential, fraudulent or other voidable transfer or estate assets, regardless of whether any Claims of the Debtors or their respective estates are specifically or generally identified herein.
(viii)	The Projected Value of Estate Assets Might Not Be Realized
     In the Best Interests Analysis, the Debtors project the value of the Estates’ Assets which would be available for payment of expenses and distributions to holders of Allowed Claims, as set forth in the Plan. The Debtors have made certain assumptions, as described in the notes to the Liquidation Analysis contained in Exhibit I hereto, and which should be read carefully.
(ix)	Environmental Liability Factors
     The Debtors are subject to the requirements of federal, state, local and foreign environmental and occupational health and safety laws and regulations, including laws and regulations governing petroleum storage, waste water discharge, underground storage tanks, hazardous chemical reporting, and hazardous waste disposal. Some of the Debtors’ operations generate hazardous substances and some facilities have a history of manufacturing operations by prior operators. Applicable law dictates that, if a hazardous substance release occurs or has occurred at or from any current or former properties or at a location where the Debtors have disposed of wastes, the Debtors may be held liable for the contamination, and the resulting changes may be material.
     The Debtors have identified the following environmental matters for which they have established environmental reserves or may have significant expenditures as detailed below:
(A)	Mancelona Michigan.
     The Debtors own and operate an automotive brake, hinge and latch component manufacturing facility located at 310 Palmer Park Road, Mancelona, Antrim Country, Michigan. The facility is located in a mixed industrial/commercial/residential land use area. The site was first developed in 1947 by Mt. Clemens Metal Products (“Mt. Clemens Metals”), which used the site for various steel parts production operations. In 1967, Gulf and Western acquired the facility from Mt. Clemens Metals and thereafter operated the facility until 1985. Wickes Manufacturing Company (“Wickes”) acquired the site in 1985 from Gulf and Western. In 1990, the Debtors acquired the facility from Wickes.
     The Michigan Department of Environmental Quality (“MDEQ”) is investigating contamination at the Debtors’ facility in Mancelona, Michigan. The investigation stems from the discovery in the mid-1990s of trichloroethylene (“TCE”) in on-site and off-site groundwater at the Mancelona facility, related to possible historical TCE usage by the site’s former operators.

     Before the extent of the plume was defined, and before the MDEQ made a determination regarding the parties it considered responsible for the contamination, the Company arranged and paid for the sampling, and in some cases, the replacement of several residential drinking water wells in the area.
     MDEQ subsequently indicated that Mt. Clemens Metals, a former operator not related to the Debtors, was the only known user of TCE on the site, and that it does not consider the Debtors to be a responsible party for the contamination under the Michigan environmental statutes. Neither the Debtors nor Wickes have been named a liable party for the contamination under Michigan’s Part 201 environmental statutes. As a result, the MDEQ has not requested that the Debtors contribute to the costs for MDEQ-funded investigations of their site and the downgradient plume, or the costs of a public water system that the MDEQ installed for the affected residential properties in that area. However, the Debtors have been cooperating with the MDEQ, and have implemented MDEQ’s due care requirements with respect to the contamination. The Debtors also continue to maintain a $1.5 million accounting reserve that it established several years ago for contingent liabilities associated with this matter.
     Even though the MDEQ has not asked the Debtors to finance the investigation costs or the costs associated with the installation of the public water system, MDEQ filed a claim in connection with the chapter 11 filing for $9.3 million relating to past response costs for the Mancelona groundwater contamination. The Debtors did not receive any prior notice from MDEQ concerning such claim. The Debtors intend to vigorously object to this bankruptcy claim, as they were not responsible for the contamination and the MDEQ’s response actions and costs were not conducted in accordance with the National Contingency Plan. While the Debtors believe that they will be successful, but no guarantee as to the ultimate outcome can be given.
     Additionally, as part of the 1990 transaction from Wickes, the Mancelona groundwater contamination matter is subject to an indemnity from Wickes with respect to certain environmental liabilities up to a $2.5 million cap (of which approximately $100,000 to $200,000 remains) including those liabilities arising from pre-1990 conditions at this site. The Debtors will be obligated to indemnify Wickes with respect to any liabilities above such cap. Wickes had been paying indemnification claims relating to the Mancelona matter, subject to a reservation of rights. On May 17, 2005, Collins & Aikman, an affiliate of Wickes, filed a petition for reorganization under Chapter 11 of the Bankruptcy Code, and subsequently confirmed its chapter 11 plan of liquidation. Wickes may seek to discharge its remaining indemnity obligation to the Debtors in connection with that chapter 11 case.
     The Debtors may also have rights under insurance coverage that was issued other former operators of this site, including Wickes and Gulf and Western.
     The Debtors are in the process of selling the Mancelona facility as part of their latch and hinge business.
(B)	Butler, Indiana
     The Debtors own and operate an automotive jack and peripherals manufacturing facility located at 100 Commerce Street in Butler, Indiana. This facility is located in a mixed land use area. Soil at the Butler facility exhibited contamination by TCE and other compounds related to the former usage and storage of chlorinated solvents, paint waste, and plating waste by former operators of the site. In the 1950s, Universal Tool and Stamping (“UTS”) developed the site for metal fabrication. Acme Metals acquired UTS in 1987, and operated the site under the name of UTS until the Debtors acquired the site from Acme Metals in 1998.
     The Indiana Department of Environmental Management (“IDEM”) identified four source areas to be closed. As part of the 1998 sale transaction, Acme Metals agreed to continue the clean up and closure of the four source areas and indemnify the Debtors for environmental liabilities arising from the operation of the facility prior to the acquisition. Acme Metals filed for bankruptcy in late 1998.
     The site is currently not the subject of scrutiny directed toward soil or ground water conditions, nor is it the subject of regulatory enforcement action. The TCE-contaminated soil has since been removed from the site, and the four identified source areas have been granted closed status by the IDEM. Although the IDEM considers the remediation of those four source areas to be complete, the Debtors continue to maintain a $768,000 accounting reserve they established several years ago for costs associated with this matter.

(C)	Lake Calumet Superfund Site.
     The Debtors were named as one of several hundred PRPs for cleanup costs at the Lake Calumet Cluster Sites in Indiana. The Debtors estimate that the Debtors have a less than 1% PRP allocation, and that the Debtors’ total share of the costs are likely to be less than $50,000.
Atwood Facilities
     The Debtors intend to sell the following facilities as part of the sale of the assets of their Atwood business. However, certain pre-sale liabilities relating to environmental laws, and in particular, the Main Street Well Field National Priority List Site, are excluded from the sale and will not be assumed by the purchaser of these assets. In conjunction with the proposed sale, in June, 2007, the Debtors retained ENVIRON International Corporation (“ENVIRON”) to conduct a Phase I environmental site assessment of the following Atwood facilities to identify recognized environmental conditions. The Debtors have identified the following environmental matters for which they may have potential liability as detailed below:
(D)	Antwerp Ohio
     The Debtors operate an automotive tempered glass window manufacturing facility located at 5406 U.S. Route 24, in Antwerp, Paulding County, Ohio. This 12-acre parcel, originally used for agricultural purposes, was developed in 1965 for metal fabrication and welding. In 1980, Tempered Glass Specialists purchased this site for the manufacturing of tempered glass and has since been occupied by different entities for the same purpose. In 2000, Atwood purchased the site.
     ENVIRON identified two de minimis concerns related to soil and ground water conditions. These de minimis issues consist of the presence of (i)a contaminated property adjacent to, but not impacting, the site; and (ii) a historical septic system.
     Based on its review, ENVIRON does not expect that any of these issues, on an individual basis, are reasonably likely to result in costs in excess of $50,000, although it is possible that aggregate costs for identified issues could exceed $50,000.
(E)	Elkhart, Indiana — 53061 ADA Drive
     The Debtors lease and operate a recreational vehicle window and door systems manufacturing facility located at 53061 Adam Drive in Elkhart, Elkhart County, Indiana. This 6.6-acre parcel, originally used as farmland, was developed in 1977.
     ENVIRON identified four de minimis concerns related soil and underground conditions. These de minimis issues consist of the presence of (i) two former underground storage tanks removed from the site in November 1988; (ii) three former septic systems used for sanitary waste water; (iii) formerly stained soil and oil spills identified at the site in 1994, with impacted soils excavated and disposed off-site; and (iv) a historical spill event, where in January 2006, approximately 60-gallons of hydraulic oil were released to a storm water drainage ditch located on the north side of the site when a truck hydraulic line burst.
     With respect to the January 2006 oil spill, the oil was contained and collected and 60 yards of impacted soil were excavated and disposed off-site. According to internal memorandums, city and state inspectors concluded that the release did not trigger reporting requirements. ENVIRON characterizes this oil spill as de minimis since the release has been remediated and there appears to be no further regulatory impetus to investigate the matter.
     Based on its review, ENVIRON does not expect that any of these issues, on an individual basis, are reasonably likely to result in costs in excess of $50,000, although it is possible that aggregate costs for identified issues could exceed $50,000.

(F)	Elkhart, Indiana — 57912 Charlotte Avenue
     The Debtors own and operate a recreational vehicle seating system and door manufacturing facility located at 57912 Charlotte Avenue in Elkhart, Elkhart County, Indiana. This facility is located in a mixed industrial/residential land use area, and before it was developed in 1986, consisted of agricultural land.
     ENVIRON identified a former septic system present at the site from 1986 until sometime prior to 1992 as a noteworthy business risk not expected to result in expenditures in excess of the materiality threshold of $50,000,, but could not rule out the possibility that historical incidental releases may have affected soil or ground water in the vicinity of the septic system. ENVIRON identified two de minimis concerns related to soil and ground water conditions. These de minimis issues consist of (i) historic waste burning of paint filters on a previously unpaved area of this site; and (ii) the presence of minor amounts of surficial pavement and soil contamination by petroleum compounds due to oil drippage from out-of-service equipment and from a hydraulic leak.
     Based on its review, ENVIRON does not expect that any of these issues, on an individual basis, are reasonably likely to result in costs in excess of $50,000, although it is possible that aggregate costs for identified issues could exceed $50,000.
(G)	Main Street Well Field Site, Elkhart, Indiana
     Excel Corporation, an affiliate of the Debtors, was identified a potentially responsible party at the Main Street Well Field Site in Elkhart, Indiana, where TCE was detected in a municipal well field in 1981. In 1992, the United States Environmental Protection Agency (“EPA”) issued to Excel Corporation and others a Unilateral Administrative Order (“UAO”), and in 1998, Excel Corporation entered into a partial consent decree to settle its liability for past costs at this site.
     Under the UAO directing them to undertake certain remedial action in connection with this site, the Debtors have a continuing payment obligation for (a) operation and maintenance of the air stripping water treatment system at the city well field; (b) continued annual ground water monitoring of certain wells located at the city well field, the 1120 Main Street property, and the property immediately to the south; and (c) reimbursement of EPA’s oversight costs. This obligation will likely continue for many years. The annual contribution of the Debtors for these costs has been approximately $50,000 per year, and the Debtors believe that an estimate of $50,000 per year is reasonable to address future costs. There are no current regulatory requirements to perform additional investigations at the site other than to continue the annual ground water monitoring.
     Under the UAO, the Debtors’ obligations are joint and several with the other respondents. However, there are two cost-sharing agreements to which the Debtors are parties, under which (1) the Debtors and Dana Corporation (also in bankruptcy) are liable for only 40% of the air stripper operation and maintenance and ground water monitoring costs at the city well field, with the other 60% being the responsibility of the so-called West Side Parties; and (2) the Debtors are responsible for only 75% of the costs to be borne by the so-called East Side Parties (the Debtors and Dana), with Dana having responsibility for the other 25% of those costs. Several of the parties to these agreements, though, have gone bankrupt, which may affect the scope of the Debtors’ liability in the future, if that has not happened already.
(H)	Greenbriar, Tennessee
     The Debtors own and operate a cooking appliance and water heater manufacturing facility located at 6320 Kelly Willis Road in Greenbrier, Robertson County, Tennessee. This facility is located in a mixed land use area, consisted of agricultural land and a residence until it was developed in 1963.
     During a June 5, 2007, site visit, ENVIRON observed compressor condensate discharged from an above surface tank onto adjacent pavement and soil. Standing pools of compressor condensate, which typically contains a small amount of oil were observed on the soil in the vicinity of the above the ground tank. Considering that only a small quantity of oil is likely to have been present in the discharge and that any impact would likely be surficial, it is unlikely that significant petroleum contamination is present.

     ENVIRON identified three de minimis concerns related to soil and ground water conditions. These de minimis issues consist of (i) historical compressor oil releases and associated staining; (ii) an underground storage tank reported by O’Brien & Gere to have been removed in 1991 with confirmatory soil testing; and (iii) a historical release from an BFI-owned trash compactor hydraulic line.
     Based on its review, ENVIRON does not expect that any of these issues, on an individual basis, are reasonably likely to result in costs in excess of $50,000, although it is possible that aggregate costs for identified issues could exceed $50,000.
(I)	Salt Lake City, Utah,
     The Debtors operate a recreational vehicle furnace manufacturing facility located at 1874 South Pioneer Road, and a reliability test lab and distribution center located at 2090 South Pioneer Road, in Salt Lake City, Salt Lake County, Utah where it manufactures recreational vehicle furnaces, door handles, and paddle handles. The approximately 4.0-acre 1874 South Pioneer Road site is situated on two owned parcels and portions of two leased parcels from the Utah Power & Light Company and the Salt Lake City Corporation. The 2.4-acre 2090 South Pioneer Road site is owned by Atwood. Historical activities conducted at this site included the use of these properties by the U.S. Government for military purposes including munitions manufacturing.
     ENVIRON identified four recognized environmental conditions at the 1874 South Pioneer Road site and the 2090 South Pioneer Road site associated with historical activities: (i) on-site ground water contamination associated with the former septic system at the 1874 South Pioneer Road Site; (ii) on-site solid contamination from former wastewater discharges at the 1874 South Pioneer Road Site; (iii) potential impacts from historical operations of a former munitions facility at the 1874 South Pioneer Road Site; and (iv) potential impacts from historic operations of a former munitions facility and former light fixture manufacturer at the 2090 South Pioneer Road Site. The Debtors are aware of no regulatory requirements to investigate these matters.
(J)	West Union, Iowa
     Prior to the Atwood sale, the Debtors owned and operated an automotive hinge and recreational vehicle accessory manufacturing facility located at 800 Highway 150 South in West Union, Fayette County, Iowa. The 29-acre parcel was first developed for industrial use in 1976 on agricultural land. Initial site manufacturing operations reportedly involved gas shock production and assembly. Subsequent site operations have included powder coat painting (early 1980s to 200), wet painting (1992 to 2004), and vibratory tumbler deburring (1990 to present). Metal stamping and welding operations have existed since the facility opened in 1976.
     ENVIRON identified the past use of chlorinated solvents at the facility to be a recognized environmental condition. Previous environmental reports indicate that Atwood used chlorinated solvents in the past at the site including methylene chloride, which was stored in a bulk storage tank, and 1,1,1-trichloroethane or trichloroethene, in a wash process.
     The Debtors are also subject to liability for the investigation and remediation of environmental contamination, including contamination caused by other parties, at the property the Debtors own or operate and at other properties where the Debtors or their predecessors have arranged for the disposal of hazardous substances. The amount of such liability could have a material adverse effect on the Debtors’ business, financial condition and results of operations.
     Other than as stated above, the Debtors are not aware of any property owned or leased by them that poses or is alleged to pose a threat of imminent and identifiable harm to the public health and safety. Moreover, these Chapter 11 Cases have not resulted in any change of Debtors’ ongoing compliance with respect to their activities. The enactment of more stringent laws or regulations or stricter interpretation of existing laws and regulations could require additional expenditures by the Company, which could have a material adverse effect on its business, financial condition and results of operations.

(x)	Pending Litigation or Demands Asserting Prepetition Liability
     As of the date of this Disclosure Statement, there were no pending demands or litigation asserting prepetition liability which the Debtors believe may have a material adverse effect on the operations or financial position of the Debtors or the Reorganized Debtors. The Debtors are currently involved in various legal proceedings arising in the ordinary course of business operations, including personal injury claims, employment matters and contractual disputes. To the extent claims arise, and are ultimately allowed, they will be Class 5C Other General Unsecured Claims and receive New Consumer Stock pursuant to the Plan. The Debtors’ major pending prepetition litigation includes the following matters:
(A)	Thomas E. Fagan, Special Administrator of the Estate of Thomas F. Fagan, Jr., a Deceased Minor v. Daimler Chrysler Corporation, et al, Case No. 05-L 11395 (Circuit Court of Cook County, IL)
     This case is a wrongful death action arising from an alleged failure of a seat component. On August 1, 2007, the Bankruptcy Court denied the plaintiff’s the motion to lift the automatic stay for a period of sixty-days from the date of the order.
     On August 17, 2007, the Debtors filed an adversary complaint against the insurers, seeking a declaratory judgment that insurance coverage will be available.
(B)	Frank J. Lunney and Maureen Lunney, individually and on behalf of Gage Lunney, a minor child v. A&M RV Center, et al, Case No. 3AN-03-12618 CI (Superior Court for the State of Alaska)
     This case is a personal injury action for damages related to injuries allegedly caused by an Atwood furnace in the plaintiffs’ recreational vehicle. The automatic stay has been lifted. The Lunney plaintiffs have waived any claims against the Debtors’ estates.
(C)	Dura Automotive Systems, Inc. (Atwood Mobile Products) and Kerry L. Ford-El, EEOC Case No. 470-2006-03675
     This is a discrimination action. There has been no action by the EEOC since the Debtors submitted a position paper. The EEOC claim was dismissed. The plaintiff proceeded to file suit and the debtor filed its notice of bankruptcy. The automatic stay is in place. This action is subject to the automatic stay.
(D)	Dura Automotive Systems, Inc. and Kathy L. Wimpee, EEOC Case No. 230-2006-00074
     This is a discrimination action. There has been no action by the EEOC since the Debtors submitted a position paper. The charge of discrimination is still pending, however there has been no action by the EEOC for over one year.
(E)	Tammy Layman, Frankie D. Bowman, Susie D. Holland, et al v. Dura Automotive Systems, Inc., Docket No. 4043 (Circuit Court of Bledsoe County).
     This action is the consolidated appeal of the following two cases from the Twelfth Judicial District of Tennessee General Sessions Court of Bledsoe County arising from claims for vacation pay and policy interpretation dispute, with the following captions:
Rachel Kerley, Elijah Lee Murphy, et al v. Dura Automotive Systems, Inc. (Case No. 7334-B-498)
Tammy Layman, Frankie D. Bowman, Susie D. Holland, et al v. Dura Automotive Systems, Inc. (Case No. 7351-9-6)
     These actions are subject to the automatic stay.

THESE RISK FACTORS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTORS, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, CURRENCY EXCHANGE RATE FLUCTUATIONS, TERRORIST ACTIONS OR ACTS OF WAR, OPERATING EFFICIENCIES, LABOR RELATIONS, ACTIONS OF GOVERNMENTAL BODIES AND OTHER MARKET AND COMPETITIVE CONDITIONS. HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE CAUTIONED THAT THE FORWARD LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD LOOKING STATEMENTS AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.
30.
ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN
     If the Plan is not confirmed and consummated, the alternatives to the Plan include: (a) liquidation of the Debtors under chapter 7 of the Bankruptcy Code; and (b) an alternative plan of reorganization.
(a) LIQUIDATION UNDER CHAPTER 7
     If no plan can be confirmed, the Debtors’ Chapter 11 Cases may be converted to a case (or cases) under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recoveries of holders of Claims and Equity Interests and the Debtors’ liquidation analysis is set forth in Article XVII.B.1 above, entitled “CONFIRMATION PROCEDURES Best Interests of Creditor’s Test/Liquidation Analysis,” the Debtors believe that liquidation under chapter 7 would result in (1) smaller distributions being made to creditors than those provided for in the Plan because of: (a) the likelihood that the assets of the Debtors would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time; (b) additional administrative expenses involved in the appointment of a trustee; and (c) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors’ operations; and (2) no distributions being made to any class junior to the Class 4 holders of Allowed Secured Second Lien Claims.
(b) ALTERNATIVE PLAN OF REORGANIZATION
     If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of their assets. With respect to an alternative plan, the Debtors have explored various alternatives in connection with the formulation and development of the Plan. The Debtors believe that the Plan, as described herein, enables creditors to realize the most value under the circumstances. In a liquidation under chapter 11, the Debtors’ assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater (but indeterminate) recoveries than would be obtained in chapter 7. Further, if a trustee were not appointed, because such appointment is not required in a chapter 11 case, the expenses for professional fees would most likely be lower than those incurred in a chapter 7 case. Although preferable to a chapter 7 liquidation, the Debtors believe that any alternative liquidation under chapter 11 is a much less attractive alternative to creditors and Equity Interest holders than the Plan because of the greater return provided by the Plan.

31.
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
     The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and the Reorganized Debtors and certain holders of Claims. The following summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder (the “Regulations”), judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.
     The federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested and will not request a ruling from the Internal Revenue Service or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the Internal Revenue Service will adopt. In addition, this summary does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the federal income tax consequences of the Plan to special classes of taxpayers (such as Persons who are related to the Debtors within the meaning of the Tax Code, foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax exempt organizations, investors in pass-through entities and holders of Claims who are themselves in bankruptcy). Furthermore, this discussion assumes that holders of Claims hold only Claims in a single Class. Holders of Claims should consult their own tax advisors as to the effect such ownership may have on the federal income tax consequences described below.
     This discussion assumes that the various debt and other arrangements to which the Debtors are a party will be respected for federal income tax purposes in accordance with their form.
     ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.
     INTERNAL REVENUE SERVICE CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE UNITED STATE INTERNAL REVENUE SERVICE, ANY TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX-RELATED PENALTIES UNDER THE TAX CODE. TAX ADVICE CONTAINED IN THIS DISCLOSURE STATEMENT (INCLUDING ANY ATTACHMENTS) IS NOT WRITTEN TO SUPPORT THE PROMOTION, MARKETING OR PROMOTION OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THE DISCLOSURE STATEMENT. EACH TAXPAYER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
(a)	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS AND THE REORGANIZED DEBTORS
     The Debtors expect to report consolidated net operating loss (“NOL”) carryforwards for U.S. federal income tax purposes of approximately $260 million as of the Petition Date. As discussed below, the amount of the Debtors’ NOL carryforwards may be significantly reduced or eliminated upon implementation of the Plan. In addition, the Reorganized Debtors’ subsequent utilization of any losses and NOL carryforwards remaining and possibly certain other tax attributes may be restricted as a result of and upon the implementation of the Plan.

(i)	Reduction of NOLs
     The Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes, such as NOL carryforwards, current year NOLs, tax credits and tax basis in assets, by the amount of any cancellation of indebtedness (“COD”) realized upon consummation of the Plan. COD is the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefor, subject to certain statutory or judicial exceptions that can apply to limit the amount of COD (such as where the payment of the canceled debt would have given rise to a tax deduction).
     As a result of Consummation of the Plan, and in particular the cancellation of some Claims and exchange of other Claims for Cash, New Common Stock, and opportunities to participate in the Rights Offering of the Reorganized Debtors, the Debtors expect to realize substantial COD. The extent of such COD and resulting tax attribute reduction will depend significantly on both the value of the New Common Stock and stock rights distributed and the amount of Cash distributed. Based on the estimated reorganization value of the Reorganized Debtors, it is anticipated that there will be material reductions in the consolidated NOL carryforwards and current year NOLs of the Reorganized Debtors. Indeed, it may be that the amount of COD will exceed the amount of the NOLs thereby eliminating the NOLs and also reducing the Reorganized Debtors’ tax basis in their assets.
(ii)	Limitation on NOL Carryforwards And Other Tax Attributes
     Following the implementation of the Plan, the Debtors anticipate that any remaining NOL and tax credit carryforwards and, possibly, certain other tax attributes of the Reorganized Debtors allocable to periods prior to the Effective Date (collectively, “Pre Change Losses”) may be subject to limitation under section 382 of the Tax Code as a result of an “ownership change” of the Reorganized Debtors by reason of the transactions pursuant to the Plan.
     Under section 382 of the Tax Code, if a corporation undergoes an “ownership change,” the amount of its Pre Change Losses that may be utilized to offset future taxable income generally is subject to an annual limitation. As discussed more fully herein, although the Debtors have taken steps to ensure that an “ownership change” will not occur prior to the implementation of the Plan, the Debtors anticipate that the issuance of the New Common Stock pursuant to the Plan will result in an “ownership change” of the Reorganized Debtors for these purposes, and that the Debtors’ use of their NOL carryforwards, if any, will be subject to limitation unless an exception to the general rules of section 382 of the Tax Code applies.
(iii)	Pre Confirmation Measures
     To ensure that no “ownership change” occurred prior to the confirmation of the Plan, on November 21, 2006, the Court entered an order restricting trading in the common stock of Dura Automotive Systems, Inc. by certain “substantial” shareholders who hold 4.5% or more of the stock. Those restrictions will become irrelevant once the Plan is confirmed and the equity interests are canceled.
(iv)	General Section 382 Annual Limitation
     In general, the amount of the annual limitation to which a corporation that undergoes an ownership change would be subject is equal to the product of (a) the fair market value of the stock of the loss corporation immediately before the ownership change (with certain adjustments) multiplied by (b) the “long-term tax-exempt rate” in effect for the month in which the ownership change occurs (currently, approximately 4.50%). Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year.
(v)	Special Bankruptcy Exceptions
     An exception to the foregoing annual limitation rules generally applies when so called “qualified creditors” of a company in bankruptcy receive, in respect of their claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan (the “382(l)(5) Exception”). Under the 382(l)(5) Exception, a debtor’s Pre Change Losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the Effective Date, and during the part of the taxable year prior to and including the plan of reorganization, in respect of all debt converted into stock in the reorganization. If the 382(l)(5) Exception applies and the Reorganized Debtors undergo another ownership change within two years after Consummation of the Plan, then the Reorganized Debtors’ Pre Change Losses would be eliminated in their entirety.
     Where the 382(l)(5) Exception is not applicable (either because the debtor company does not qualify for it or the debtor company otherwise elects not to utilize the 382(l)(5) Exception), a second special rule will generally apply (the “382(l)(6) Exception”). When the 382(l)(6) Exception applies, a corporation in bankruptcy that undergoes an “ownership change” generally is permitted to determine the fair market value of its stock after taking into account the increase in value resulting from any surrender or cancellation of creditors’ claims in the bankruptcy. This differs from the ordinary rule that requires the fair market value of a corporation that undergoes an ownership change to be determined before the events giving rise to the change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that under it the Reorganized Debtors are not required to reduce their NOLs by the amount of interest deductions claimed within the prior three year period and the Reorganized Debtors may undergo a change of ownership within two years without triggering the elimination of their NOLs.
     While it is not certain, it is doubtful at this point that the Reorganized Debtors will elect to utilize the 382(l)(5) Exception. In the event that the Reorganized Debtors do not use the 382(l)(5) Exception, the Debtors expect that the Reorganized Debtors’ use of the NOLs after the Effective Date will be subject to limitation based on the rules discussed above, but taking into account the 382(l)(6) Exception.
(b) CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF CLASS 1 AND CLASS 2 CLAIMS
     Pursuant to the Plan, holders of Allowed Class 1 Other Secured Claims whose claims are not reinstated and holders of Allowed Class 2 Second Lien Facility Claims will receive cash in full payment of their Claims. A holder who receives cash in exchange for its Claim pursuant to the Plan generally will recognize income, gain or loss for federal income tax purposes in an amount equal to the difference between (1) the amount of cash received in exchange for its Claim and (2) the holder’s adjusted tax basis in its Claim. The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder’s hands, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim was purchased at a discount and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claim. See discussions of accrued interest and markets discount below.
(c) CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE HOLDERS OF CLASS 3 AND CLASS 5 CLAIMS
     Pursuant to the Plan, in full satisfaction and discharge of their Claims, holders of Allowed Class 3 Senior Notes Claims will receive New Common Stock and the right to participate in the Rights Offering (the “Stock Rights”), while the holders of Allowed Class 5 Other General Unsecured Claims will receive either New Common Stock or Cash. The U.S. federal income tax consequences of the Plan to such holders of Claims will depend, in part, on whether the Claims surrendered constitute a “security” for U.S. federal income tax purposes.
     Whether a debt instrument constitutes a “security” is determined based on all the facts and circumstances, but most authorities have held that the length of the term of a debt instrument at initial issuance is an important factor in determining whether such instrument is a security for federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof with respect to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent and whether such payments are made on a current basis or accrued. The Senior Notes have a term of approximately 10 years. The Debtors expect that they will take the position that the Senior Notes are “securities.”

     If a holder’s Claims are treated as securities, the exchange of such Claims for New Common Stock and/or Stock Rights should be treated as a recapitalization and therefore a tax free reorganization under the Tax Code. In general, this means that a holder will not recognize loss with respect to the exchange and will not recognize gain except with respect to accrued but unpaid interest on the Claims. A holder should obtain a tax basis in the New Common Stock and Stock Rights equal to the tax basis of the Claims exchanged therefore, and allocated according to the fair market value of the New Common Stock and Stock Rights as of the Effective Date. A holder should have a holding period for the New Common Stock and/or Stock Rights that includes the holding period for the Claims; provided that the tax basis of any share of New Common Stock or Stock Right treated as received in satisfaction of accrued interest should equal the amount of such accrued interest, and the holding period for such share of New Common Stock or Stock Right should not include the holding period of the Claims.
     If a holder’s Claims are not treated as “securities” for federal income tax purposes, a holder should be treated as exchanging its Claims for New Common Stock and/or Stock Rights in a fully taxable exchange. In that case, the holder should recognize gain or loss equal to the difference between (1) the fair market value as of the Effective Date of the New Common Stock and Stock Rights received that is not allocable to accrued interest and (2) the holder’s tax basis in the Claims surrendered by the holder. Such gain or loss should be capital in nature (subject to the “market discount” rules described below) and should be long term capital gain or loss if the Claims were held for more than one year by the holder. To the extent that a portion of the New Common Stock and Stock Rights received in the exchange is allocable to accrued interest, the holder may recognize ordinary income. See the discussion of accrued interest below. A holder’s tax basis in the New Common Stock and Stock Rights should equal their fair market value as of the Effective Date. A holder’s holding period for the New Common Stock and Stock Rights should begin on the day following the Effective Date.
     Regardless of whether a holder’s Claims are treated as “securities” for federal income tax purposes, a holder who receives Cash should recognize gain or loss equal to the difference between (1) the amount of cash received that is not allocable to accrued interest and (2) the holder’s tax basis in the Claims surrendered by the holder. Such gain or loss should be capital in nature (subject to the “market discount” rules described below) and should be long term capital gain or loss if the Claims were held for more than one year by the holder. To the extent that a portion of the cash received in the exchange is allocable to accrued interest, the holder may recognize ordinary income. See the discussion of accrued interest below.
     A recipient of Stock Rights generally should not recognize gain or loss upon the exercise of such rights. The tax basis in the New Common Stock received upon exercise of the Stock Rights should equal the sum of the holder’s tax basis in the Stock Rights and the amount paid for such New Common Stock. The holding period in such New Common Stock received should commence the day following its acquisition. Upon any lapse of Stock Rights received in exchange for Claims, the holder generally should recognize a loss equal to its tax basis in the Stock Rights. In general, such loss should be a capital loss.
(d) ACCRUED INTEREST
     To the extent that any amount received by a holder of a Claim is attributable to accrued interest, such amount should be taxable to the holder as interest income. Conversely, a holder of a Claim may be able to recognize a deductible loss (or, possibly, a write off against a reserve for worthless debts) to the extent that any accrued interest on the Claims was previously included in the holder’s gross income but was not paid in full by the Debtors. Such loss may be ordinary, but the tax law is unclear on this point.
     The extent to which the consideration received by the holder of a Claim will be attributable to accrued interest is unclear. Nevertheless, the Regulations generally treat a payment under a debt instrument first as a payment of accrued and untaxed interest and then as a payment of principal.
(e) MARKET DISCOUNT
     Under the “market discount” provisions of sections 1276 through 1278 of the Tax Code, some or all of the gain realized by a holder of a Claim who exchanges the Claim for New Common Stock and/or Stock Rights on the Effective Date may be treated as ordinary income (instead of capital gain), to the extent of the amount of “market discount” on the Claim. In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (1) the sum of all remaining payments to be made on the debt instrument, excluding “qualified stated interest” or (2) in the case of a debt instrument issued with original issue discount, its adjusted issue price, by at least a de minimis amount (equal to 0.25% of the sum of all remaining payments to be made on the Claim, excluding qualified stated interest, multiplied by the number of remaining whole years to maturity).
     Any gain recognized by a holder on the taxable disposition of Claims that had been acquired with market discount should be treated as ordinary income to the extent of the market discount that accrued thereon while such Claims were considered to be held by the holder (unless the holder elected to include market discount in income as it accrued). To the extent that the surrendered Claims that had been acquired with market discount are deemed to be exchanged for New Common Stock and/or Stock Rights in a tax free reorganization, any market discount that accrued on such debts but was not recognized by the holder may cause any gain recognized on the subsequent sale, exchange, redemption or other disposition of the New Common Stock or Stock Rights to be treated as ordinary income to the extent of the accrued but unrecognized market discount with respect to the exchanged Claim.
     THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX. THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF SUCH HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION. ALL HOLDERS OF CLAIMS OR EQUITY INTERESTS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TRANSACTION CONTEMPLATED BY THE PLAN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF ANY CHANGE IN APPLICABLE TAX LAWS.
32.
CONCLUSION AND RECOMMENDATION
     The Debtors believe the Plan is in the best interests of all holders of Claims, and urge those holders of Claims entitled to vote to accept the Plan and to evidence such acceptance by returning their Ballots so they will be RECEIVED by FBG no later than [ ], 2007. If the Plan is not confirmed, or if holders in those Classes do not vote to accept the Plan, the holders in those classes may not receive a distribution.
Dated August 22, 2007
Respectfully submitted,
Prepared by:
KIRKLAND & ELLIS LLP
Marc Kieselstein, P.C. (admitted pro hac vice)
Paul M. Basta (admitted pro hac vice)
Roger J. Higgins (admitted pro hac vice)
200 East Randolph Drive
Chicago, IL 60601
and
RICHARDS, LAYTON & FINGER, P.A.
Daniel J. DeFranceschi
James M. Madron
One Rodney Square
920 North King Street
Wilmington, DE 19801
Counsel for the Debtors and Debtors-in-Possession